    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1995



                                                       REGISTRATION NO. 33-62451

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 U S WEST, INC.
             (Exact name of registrant as specified in its charter)

                  COLORADO                                       84-0926774
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                      Identification Number)

                             7800 EAST ORCHARD ROAD
                           ENGLEWOOD, COLORADO 80111
                                 (303) 793-6500
      (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

           STEPHEN E. BRILZ, ESQ.               PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
               U S WEST, INC.                               DENNIS J. BLOCK, ESQ.
           7800 EAST ORCHARD ROAD                          WEIL, GOTSHAL & MANGES
         ENGLEWOOD, COLORADO 80111                            767 FIFTH AVENUE
               (303) 793-6626                             NEW YORK, NEW YORK 10153
  (Name, address, including zip code, and                      (212) 310-8000
              telephone number
  of agent for service for the registrant)

                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / __________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             Subject to Completion
                                October 6, 1995
PROSPECTUS SUPPLEMENT                                                     [LOGO]
(To Prospectus Dated October   , 1995)

4,900,000 DECS-SM-
(DEBT EXCHANGEABLE FOR COMMON STOCK-SM-)

U S WEST, INC.
   % EXCHANGEABLE NOTES DUE       , 1998
(SUBJECT TO EXCHANGE INTO SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF ENHANCE FINANCIAL SERVICES GROUP INC.)

The  principal amount of each of the     % Exchangeable Notes Due              ,
1998 (each, a "DECS"), of U S WEST, Inc. ("U S WEST") being offered hereby will be $ (the last sale price of the common stock, par value $0.10 per share (the "Enhance Common Stock"), of Enhance Financial Services Group Inc. ("Enhance") on
        ,  1995, as reported on the New York Stock Exchange Composite Tape) (the
"Initial Price"). The DECS will mature on               , 1998. Interest on  the
DECS,  at  the rate  of      %  of the  principal amount  per annum,  is payable
quarterly on             ,             ,             and             , beginning
            , 1995. DECS are not subject to redemption or any sinking fund prior to maturity.

At maturity (including as a result of acceleration or otherwise), the principal amount of each DECS will be mandatorily exchanged by U S WEST into a number of shares of Enhance Common Stock (or, at U S WEST's option, the cash equivalent) at the Exchange Rate (as defined herein). The Exchange Rate is equal to, subject to certain adjustments, (a) if the Maturity Price per share of Enhance Common
Stock is greater than or equal to $     per share of Enhance Common Stock,
shares of Enhance Common Stock per DECS, (b) if the Maturity Price is less than $ but is greater than the Initial Price, a fractional share of Enhance Common Stock per DECS so that the value thereof at the Maturity Price equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of Enhance Common Stock per DECS. The "Maturity Price" means the average Closing Price (as defined herein) per share of Enhance Common Stock on the 20 Trading Days (as defined herein) immediately prior to maturity, except as otherwise described herein. Accordingly, the value of the Enhance Common Stock to be received by holders of the DECS (or the cash equivalent) at maturity will not necessarily equal the principal amount thereof. The DECS will be unsecured obligations of U S WEST ranking pari passu with all of its other unsecured and unsubordinated indebtedness. Enhance will have no obligations with respect to the DECS. See "Description of the DECS."

SEE "RISK FACTORS RELATING TO DECS" BEGINNING ON PAGE S-3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

Attached hereto as Appendix A and included as part of this Prospectus Supplement is a prospectus of Enhance relating to the shares of Enhance Common Stock that may be received by holders of DECS at maturity. The Enhance Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "EFS".

For a discussion of certain United States federal income tax consequences for holders of DECS, see "Certain United States Federal Income Tax Considerations."

"DECS" and "Debt Exchangeable for Common Stock" are service marks of Salomon Brothers Inc.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING

PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
---------------------------------------------------------------------------------------

                                            PRICE TO    UNDERWRITING   PROCEEDS TO
                                            PUBLIC(1)   DISCOUNT       U S WEST(1)(2)
Per DECS..................................  $           $              $
Total (3).................................  $           $              $
---------------------------------------------------------------------------------------

(1)  Plus  accrued interest, if  any, from                , 1995  to the date of
     delivery.
(2)  Before deducting expenses payable by U S WEST, estimated to be $    .
(3) U S WEST has granted the Underwriter an option, exercisable within 30 days from the date hereof, to purchase up to an additional DECS at the Price to Public, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriter exercises such option in full, the total price to Public, Underwriting Discount, and Proceeds to U S WEST
     will be $         ,  $         and $         ,  respectively. See "Plan  of
     Distribution."

The DECS are offered subject to receipt and acceptance by the Underwriter, to prior sales and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the DECS will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about         , 1995.

--------------------------------------------
SALOMON BROTHERS INC
------------------------------------------------------------

The date of this Prospectus Supplement is             , 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS AND THE ENHANCE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE (WITH RESPECT TO THE ENHANCE COMMON STOCK) IN THE OVER-THE- COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         RISK FACTORS RELATING TO DECS

    As described in more detail below, the trading price of the DECS may vary considerably prior to maturity (including by acceleration or otherwise,
"Maturity") due to, among other things, fluctuations in the market price of Enhance Common Stock and other events that are difficult to predict and beyond U S WEST's control.

COMPARISON TO OTHER DEBT SECURITIES; RELATIONSHIP TO ENHANCE COMMON STOCK

    The terms of the DECS differ from those of ordinary debt securities in that the value of the Enhance Common Stock (or cash equivalent thereof) that a holder of the DECS will receive upon mandatory exchange of the principal amount thereof at Maturity (the "Amount Receivable at Maturity") is not fixed, but is based on the market price of the Enhance Common Stock as specified in the Exchange Rate (as defined under "Description of the DECS"). There can be no assurance that the Amount Receivable at Maturity will be equal to or greater than the principal amount of the DECS. For example, if the Maturity Price of the Enhance Common Stock is less than the Initial Price, the Amount Receivable at Maturity will be less than the principal amount paid for the DECS, in which case an investment in DECS would result in a loss.

    In addition, the opportunity for equity appreciation afforded by an investment in the DECS is less than the opportunity for equity appreciation afforded by an investment in Enhance Common Stock because the Amount Receivable at Maturity will only exceed the principal amount of such DECS if the Maturity Price exceeds the Threshold Appreciation Price (as defined under "Description of the DECS"), which represents an appreciation of % of the Initial Price. Moreover, holders of the DECS will only be entitled to receive upon exchange at Maturity % of any appreciation of the value of Enhance Common Stock in excess of the Threshold Appreciation Price. Because the market price of the Enhance Common Stock is subject to market fluctuations, the Amount Receivable at Maturity may be more or less than the principal amount of the DECS.

    It is impossible to predict whether the price of Enhance Common Stock will rise or fall. Trading prices of Enhance Common Stock will be influenced by Enhance's operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchange on which Enhance Common Stock is traded and the market segment of which Enhance is a part. See the prospectus relating to Enhance and to Enhance Common Stock attached hereto as Appendix A and included as part of this Prospectus Supplement. Trading prices of Enhance Common Stock also may be influenced if U S WEST or another principal shareholder of Enhance hereafter issues securities with terms similar to those of the DECS or otherwise transfers shares of Enhance Common Stock. As of the date hereof, an indirect wholly owned subsidiary of U S WEST held an aggregate of 5,430,800 shares of Enhance Common Stock, 4,900,000 shares of which (5,430,800 shares if the Underwriter's over-allotment option is exercised in full) U S WEST may deliver to holders of the DECS at Maturity.

DILUTION OF ENHANCE COMMON STOCK

    The Amount Receivable at Maturity is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of Enhance that modify its capital structure. See "Description of the DECS -- Dilution Adjustments; Reorganization Events." Such Amount Receivable at Maturity may not be adjusted for other events, such as offerings of Enhance Common Stock for cash or in connection with acquisitions, that may adversely affect the price of Enhance Common Stock and, because of the relationship of such Amount Receivable at Maturity to the price of Enhance Common Stock, such other events may adversely affect the trading price of the DECS. There can be no assurance that Enhance will not make offerings of Enhance Common Stock or take such other action in the future or as to the amount of such offerings, if any. In addition, until such time, if any, as U S WEST shall deliver shares of Enhance Common Stock to holders of the DECS at Maturity thereof, holders of the DECS will not be entitled to any rights with respect to Enhance Common Stock (including, without limitation, voting rights and the rights to receive any dividends or other distributions in respect thereof).

NO OBLIGATION ON THE PART OF ENHANCE WITH RESPECT TO THE DECS

    Enhance has no obligations with respect to the DECS or the Amount Receivable at Maturity, including any obligation to take the needs of U S WEST or of holders of the DECS into consideration for any reason. Enhance will not receive any of the proceeds of the offering of the DECS made hereby and is not responsible for, and has not participated in, the determination of the time of, prices for or quantities of DECS to be issued or the determination or calculation of the Amount Receivable at Maturity. Enhance is not involved with the administration or trading of the DECS and has no obligations with respect to the Amount Receivable at Maturity.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

    It is not possible to predict how the DECS will trade in the secondary market or whether such market will be liquid or illiquid. DECS are novel and innovative securities and there is currently no secondary market for the DECS. The DECs will not be listed or traded on any securities exchange or trading market. Accordingly, pricing information for the DECS may be difficult to obtain and the liquidity of the DECS may be limited. The Underwriter currently intends, but is not obligated, to make a market in the DECS. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the DECS with liquidity or that it will continue for the life of the DECS.

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and multimedia content and services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group").

    The Communications Group provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). Such services include local telephone services, exchange access services and certain long distance services, as well as various new services, including Caller ID, voice messaging and high-speed data networking services. The Communications Group also provides customer premise equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region.

    The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses. The Media Group's cable and telecommunications businesses include domestic cable and telecommunications businesses and investments outside of the Communications Group Region, including U S WEST's cable systems in the Atlanta, Georgia metropolitan area and its interest in Time Warner Entertainment Company, L.P., and international cable and telecommunications investments, including U S WEST's interest in TeleWest plc, the largest provider of combined cable and telecommunications services in the United Kingdom. The Media Group provides domestic wireless communications products and services, including cellular services, to a rapidly growing customer base. U S WEST and AirTouch Communications, Inc. have announced plans to combine their domestic cellular properties and create the third largest cellular company in the United States. The Media Group also provides wireless communications services internationally through Mercury One-2-One, the world's first Personal Communications Service, in the United Kingdom. The Media Group's multimedia content and services businesses develop and package content and information services, including telephone directories, database marketing and other interactive services in domestic and international markets. The Media Group also includes the businesses of U S WEST's capital assets segment, including U S WEST's interest in Enhance.

    U S WEST has announced a plan (the "Recapitalization Plan") to create two classes of common stock that are intended to reflect separately the performance of the Communications Group and the Media Group and to change the state of incorporation of U S WEST from Colorado to Delaware. The Recapitalization Plan will be effected in accordance with the terms of an Agreement and Plan of Merger, dated August 17, 1995, between U S WEST and U S WEST, Inc., a Delaware corporation ("U S WEST Delaware") and wholly-owned subsidiary of U S WEST, pursuant to which (i) U S WEST will be merged with and into U S WEST Delaware, with U S WEST Delaware continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST will be converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share, of U S WEST Delaware, which is intended to reflect separately the performance of the Communications Group, and one share of U S WEST Media Group Common Stock, par value $.01 per share, of U S WEST Delaware, which is intended to reflect separately the performance of the Media Group.

    The Recapitalization Plan will require the approval of U S WEST's shareholders. U S WEST plans to seek such approval at a special meeting of shareholders to be held on October 31, 1995. The Recapitalization Plan will not affect the offer and sale by U S WEST of the DECS. In addition, the Recapitalization Plan will not result in the transfer of any assets from U S WEST or any of its subsidiaries or alter the legal nature of U S WEST's obligations to its creditors, including its obligations under the DECS. Creditors of

U S WEST, including the holders of the DECS, will continue to benefit from the cash flow of the subsidiaries comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries.

    The Recapitalization Plan is not expected to have any adverse impact on U S WEST's credit rating. However, as part of its growth strategy, U S WEST from time to time engages in discussions regarding acquisitions. U S WEST may fund any such acquisitions, if consummated, with internally generated funds, debt or equity. The incurrence of indebtedness to fund such acquisitions and/or the assumption of indebtedness in connection with such acquisitions could result in a downgrading of U S WEST's credit rating and, as a result, have an adverse effect upon the market value of the DECS.

                     ENHANCE FINANCIAL SERVICES GROUP INC.

    Enhance is principally engaged, through its subsidiaries, in the reinsurance of financial guaranties of municipal and asset-backed debt obligations of monoline financial guaranty insurers. In addition, Enhance is engaged in the insurance and reinsurance of various specialty lines of business that utilize Enhance's expertise in performing sophisticated analyses of complex, credit-based risks. Enhance expects that a significant portion of its growth will come from its expanding specialty businesses.

    Monoline financial guaranty insurers guaranty to the holders of debt obligations, primarily those issued by municipalities, the full and timely payment of principal and interest. In conducting its reinsurance business, Enhance assumes a portion of the risk insured, and receives a portion of the premium collected, by the primary insurer. Reinsurance of financial guaranties issued by monoline financial guaranty insurers represented 68.7% and 55.8% of Enhance's gross premiums written for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. During the year ended December 31, 1994, Enhance received 35.5% of the total reinsurance premiums ceded by all monoline financial guaranty insurers.

    Enhance's specialty businesses currently involve the issuance of direct financial guaranties of smaller municipal and multi-family housing-backed debt obligations, trade credit insurance, financial responsibility bonds and excess-SIPC bonds. This area of Enhance's business, measured by gross premiums written, has grown from its inception in 1991 to represent over 44% of Enhance's gross premiums written for the six months ended June 30, 1995. Enhance is continuing to expand these businesses and is diversifying its products and services into other areas that Enhance believes have strong growth potential and in which Enhance's strength in credit analysis can provide a competitive advantage.

    Enhance's business strategy is to concentrate its efforts on the maintenance and growth of its financial guaranty business, both primary and reinsurance, while maintaining its commitment to intensive and prudent credit underwriting and conservative investment policies; to utilize its expertise in underwriting credit risks to expand and develop its specialty businesses; and to accelerate its diversification effort into other areas that Enhance believes have strong profit and growth potential.

    Enhance's aggregate insurance in force as of June 30, 1995 was $52.3 billion, of which $37.2 billion, or 71.1%, was attributable to reinsurance of municipal bond obligations; $9.6 billion, or 18.4%, was attributable to reinsurance of asset-backed debt obligations; and $5.5 billion, or 10.5%, was attributable to specialty businesses.

    For additional information about Enhance, see the Enhance Prospectus attached hereto as Appendix A. A copy of Enhance's 1994 Annual Report to Stockholders and 1994 Annual Report on Form 10-K can be obtained by writing to the Secretary of Enhance, Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017 (telephone number (212) 983-3100).

                   RELATIONSHIP BETWEEN U S WEST AND ENHANCE

    An indirect wholly owned subsidiary of U S WEST currently owns approximately 31.5% (5,430,800 shares) of the outstanding Enhance Common Stock and two of the directors of Enhance are officers of U S WEST or its affiliates. Enhance is operated as a corporation independent from U S WEST, and while U S WEST may have some influence over Enhance, U S WEST does not consider that its ownership of Enhance Common Stock affords it the power to control the management of Enhance. Moreover, because U S WEST is not required to retain its current holdings of shares of Enhance Common Stock in connection with the DECS or otherwise and may sell some or all of such shares from time to time, there can be no assurance that U S WEST will continue to have any influence over the actions and decisions taken and made by Enhance. In connection with the offering of the DECS, Enhance has agreed to indemnify U S WEST against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to pay the expenses of U S WEST incurred in connection therewith. For a description of certain agreements between U S WEST and Enhance, see "Certain Relationships and Related Transactions" in the Enhance Prospectus attached hereto as Appendix A. Enhance has no obligations with respect to the DECS. See "Risk Factors Relating to DECS -- No Obligation on the Part of Enhance with Respect to the DECS."

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of U S WEST at June 30, 1995, and as adjusted to reflect the application of the estimated net proceeds from the sale of the DECS (assuming the Underwriters' over-allotment option is not exercised) and the sale of certain securities by U S WEST and its affiliates subsequent to June 30, 1995. See "Use of Proceeds." The table should be read in conjunction with U S WEST's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                    AT JUNE 30, 1995
                                                               --------------------------
                                                               ACTUAL (1)  AS ADJUSTED (1)
                                                               -------  -----------------
                                                                 (DOLLARS IN MILLIONS)
Short-term borrowings........................................  $4,364        $      (2)
                                                               -------      --------
                                                               -------      --------
Long-term borrowings:
  Debentures, notes and other................................  $4,626        $      (2)
  DECS.......................................................    --
                                                               -------      --------
Total long-term borrowings...................................  $4,626        $      (2)
                                                               -------      --------
Guaranteed minority interest in trust holding subordinated
 debentures of subsidiary....................................  $ --          $
                                                               -------      --------
Preferred stock subject to mandatory redemption..............  $   51        $
                                                               -------      --------
Common shareholders' equity:
    Common shares -- no par, 2,000,000,000 authorized;
     470,722,738 outstanding.................................  $8,123        $
    Cumulative deficit.......................................    (282 )
    LESOP guarantee..........................................    (157 )
    Foreign currency translation adjustment..................      (5 )
                                                               -------      --------
Total common shareholders' equity............................  $7,679        $      (3)
                                                               -------      --------
Total capitalization.........................................  $12,356       $      (2)(3)
                                                               -------      --------
                                                               -------      --------

------------------------
(1) Does not give effect to the shares of common stock, without par value, of U S WEST ("Common Stock"), that may be issued upon exercise of options to purchase 2,021,149 shares of Common Stock that were exercisable at June 30, 1995 under U S WEST's stock option plans or upon conversion of U S WEST's Liquid Yield Option Notes due 2011 ("LYONs") into up to 9,633,826 shares of Common Stock (based on the number of options and LYONs outstanding June 30, 1995).

(2) Gives effect to (i) the issuance by an affiliate of U S WEST on September 11, 1995 of $600 million of 7.96% Trust Originated Preferred Securities (the "Preferred Securities"), (ii) the issuance by U S WEST Communications, Inc. on September 15, 1995 of $250 million of 6 5/8% Notes Due 2005 and $250 million of 7 1/4% Debentures Due 2025 and (iii) the issuance by U S WEST Capital Funding,Inc. on October 6, 1995 of $300 million of 6 3/4% Notes Due October 1, 2005, and the application of the net proceeds thereof to the reduction of short-term borrowings. The Preferred Securities will be shown on U S WEST's consolidated financial statements as a guaranteed minority interest in trust holding subordinated debentures of a subsidiary.

(3) The Recapitalization Plan, if implemented, will not affect the total common shareholders' equity or the total capitalization of U S WEST.

                             SUMMARY FINANCIAL DATA

    The summary financial data below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994 and Form 10-Q for the three months ended June 30, 1995. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary financial data at December 31, 1990, 1991, 1992, 1993 and 1994 and for each of the five years ended December 31, 1994 are derived from the consolidated financial statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts" in the accompanying Prospectus. The summary financial data at June 30, 1994 and 1995 and for the six months ended June 30, 1995 and 1994 are derived from the unaudited consolidated financial statements of U S WEST, which have been prepared on the same basis as U S WEST's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                                                        SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                       JUNE 30,
                                               -----------------------------------------------------  --------------------
                                                 1990        1991      1992        1993      1994       1994       1995
                                               ---------   --------  --------     -------  ---------  ---------  ---------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
FINANCIAL DATA
Sales and other revenues.....................  $   9,369   $  9,528  $  9,823     $10,294     $10,953    $5,349     $5,722
Income from continuing operations (1)........      1,145        840     1,076         476      1,426        699        648
Net income (loss) (2)........................      1,199        553      (614)     (2,806)     1,426        699        648
Total assets.................................  $  22,160   $ 23,375  $ 23,461     $20,680     $23,204    $21,193    $24,193
Total debt (3)...............................      5,147      5,969     5,430       7,199      7,938      7,231      8,990
Shareholders' equity.........................      9,240      9,587     8,268       5,861      7,382      6,597      7,679
Earnings per common share (continuing
 operations) (1).............................       2.97       2.09      2.61        1.13       3.14       1.56       1.37
Earnings (loss) per common share.............       3.11       1.38     (1.49)      (6.69)      3.14       1.56       1.37
Return on common shareholders' equity (4)....       13.7%       5.7%     14.4%      --          21.6%      22.1%      17.0%
Percentage of debt to total capital (3)......       35.8%      38.4%     39.6%       55.1%      51.8%      52.3%      53.9%
Capital expenditures (3).....................  $   2,217   $  2,425  $  2,554     $ 2,441     $2,820     $1,227     $1,365
OPERATING DATA
EBITDA (5)...................................  $   3,889   $  3,920  $  3,963     $ 4,228     $4,559     $2,287     $2,451
Telephone network access lines in service
 (thousands).................................     12,562     12,935    13,345      13,843     14,336     14,009     14,518
Billed access minutes of use (millions)......     38,832     41,701    44,369      48,123     52,275     25,630     28,058
Cellular subscribers.........................    219,000    300,000   415,000     601,000    968,000    738,000  1,165,000
Cable television basic subscribers served....     --          --        --          --       486,000    473,000    509,000
Employees....................................     65,469     65,829    63,707      60,778     61,505     61,320     61,448
Number of common shareholders................    935,530    899,082   867,773     836,328    816,099    831,620    798,009
Weighted average common shares outstanding
 (thousands).................................    386,012    401,332   412,518     419,365    453,316    449,024    469,490
------------------------------
(1)  1993  income  from continuing  operations  was reduced  by  a restructuring charge of  $610  ($1.46  per  share)  and $54  ($.13  per  share)  for  the cumulative effect on deferred taxes of the 1993 federally mandated increase in  income tax rates. 1991 income from continuing operations was reduced by a  restructuring  charge  of  $230  ($.57  per  share).  1994  income  from continuing  operations includes a gain of $105 ($.23 per share) on the sale
     of  24.4  percent  of   U  S  WEST's  joint   venture  interest  in   cable
     television/telephone   operations   in   the   United   Kingdom   (TeleWest
     Communications plc), a  gain of $41  ($.09 per share)  on the sale  of U  S
     WEST's  paging unit  and a  gain of $51  ($.11 per  share) on  the sales of certain rural telephone exchanges. 1995 first six months income includes  a gain  of $49 ($.10  per share) on  the sales of  rural telephone exchanges.
     1994 first six months income includes a gain of $31 ($.07 per share) on the sales of rural telephone exchanges  and a gain of  $41 ($.09 per share)  on the sale of U S WEST's paging unit.
(2)  1992  income  includes  a  charge  of  $1,793  ($4.35  per  share)  for the cumulative effect of change in  accounting principles. 1993 net income  was reduced  by  extraordinary  charges of  $3,123  ($7.45 per  share)  for the discontinuance of Statement of Financial Accounting Standards ("SFAS")  No.
     71  and $77 ($.18 per share) for the early extinguishment of debt. 1993 net income also includes  a charge  of $120  ($.28 per  share) for  U S  WEST's decision  to  discontinue the  operations  of its  capital  assets segment.
     Discontinued operations provided net income (loss) of $54 ($.14 per share),
     $(287) ($.71 per share), $103 ($.25 per share) and $38 ($.09 per share)  in
     1990, 1991, 1992 and 1993, respectively.
(3)  Capital  expenditures, debt  and the  percentage of  debt to  total capital exclude discontinued operations.
(4)  1992  return  on  shareholders'  equity  is  based  on  income  before  the cumulative  effect  of  change  in accounting  principles.  1993  return on shareholders' equity is not presented.  Return on shareholders' equity  for fourth  quarter  1993  was 19.9  percent  based on  income  from continuing operations.
(5)  Earnings before interest, taxes, depreciation and amortization  ("EBITDA").
     EBITDA  excludes gains on sales of  assets, restructuring charges and other income. U S WEST considers EBITDA an important indicator of the operational strength and performance of its businesses. EBITDA, however, should not  be considered  as an alternative to operating or net income as an indicator of the performance of U S WEST's businesses or as an alternative to cash flows from  operating  activities  as  a  measure  of  liquidity,  in  each  case determined in accordance with generally accepted accounting principles.

                        PRICE RANGE AND DIVIDEND HISTORY
                            OF ENHANCE COMMON STOCK

    Enhance Common Stock has been traded on the NYSE under the symbol "EFS" since March 1992. The following table sets forth, the high and low sales prices for the Enhance Common Stock for the calendar quarters indicated as reported on the NYSE consolidated transaction system.

                                                                                          SALES PRICES
                                                                                      --------------------   DIVIDENDS
                                                                                        HIGH        LOW        PAID
                                                                                      ---------  ---------  -----------
1993
  First Quarter.....................................................................  $  24 7/8  $  17 1/2   $    0.07
  Second Quarter....................................................................     23 5/8     19 1/2        0.07
  Third Quarter.....................................................................     23 1/2     17 3/4        0.07
  Fourth Quarter....................................................................         22     18 3/4        0.07
1994
  First Quarter.....................................................................  $  19 7/8  $  18 1/8   $    0.08
  Second Quarter....................................................................     19 3/8     17 3/8        0.08
  Third Quarter.....................................................................     20 5/8     17 3/4        0.08
  Fourth Quarter....................................................................     19 3/8     15 1/2        0.08
1995
  First Quarter.....................................................................  $  18 3/8  $  15 7/8   $    0.09
  Second Quarter....................................................................     19 5/8     16 1/4        0.09
  Third Quarter.....................................................................     20 5/8         18        0.09
  Fourth Quarter (through October 5, 1995)..........................................     20 3/4     20 1/4

    As of September 30, 1995, there were 135 holders of record of Enhance Common Stock and 17,235,625 shares of Enhance Common Stock outstanding.

    For a recent sales price of the Enhance Common Stock, see the cover page of this Prospectus Supplement. See also "Price Range of Common Stock and Dividends" in the Enhance Prospectus attached hereto as Appendix A.

    U S WEST makes no representation as to the amount of dividends, if any, that Enhance will pay in the future. In any event, holders of the DECS will not be entitled to receive any dividends that may be payable on the Enhance Common Stock until such time as U S WEST, if it so elects, delivers Enhance Common Stock at Maturity of the DECS, and then only with respect to dividends having a record date on or after the date of delivery of such Enhance Common Stock. See "Description of the DECS."

                                USE OF PROCEEDS

    The net proceeds to be received by U S WEST from sales of the DECS will be used for general corporate purposes, including the reduction of short-term and long-term borrowings and other business opportunities.

                            DESCRIPTION OF THE DECS

    The following description of the particular terms of the DECS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

    The  DECS are a series of Debt Securities (as defined in the Prospectus), to
be issued under an indenture dated as of             , 1995, as supplemented  by
the  First Supplemental Indenture, dated as of             , 1995 (the indenture
dated as of                   , 1995,  as supplemented  from time  to time,  the
"Indenture"), between U S WEST and The First National Bank of Chicago, as Trustee (the "Trustee").

    The DECS will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of U S WEST. The aggregate number of DECS to be issued will be 4,900,000 plus such additional number of DECS as may be issued pursuant to the over-allotment option granted by U S WEST to the
Underwriter (see "Plan of Distribution"). The DECS will mature on              ,
1998. In the future U S WEST may issue additional Debt Securities or other securities with terms similar to those of the DECS.

    Each DECS, which will be issued with  a principal amount of $        ,  will
bear  interest at the annual rate of     % of the principal amount per annum (or
$     per annum) from                 , 1995, or from  the most recent  Interest
Payment Date (as defined below) to which interest has been paid or provided for until the principal amount thereof is exchanged at Maturity pursuant to the terms of the DECS. Interest on the DECS will be payable quarterly in arrears on
            ,              , and               , commencing              ,  1995
(each, an "Interest Payment Date"), to the persons in whose names the DECS are registered at the close of business on the day of the calendar month immediately preceding such Interest Payment Date, provided that interest payable at Maturity shall be payable to the person to whom the principal is payable. Interest on the DECS will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day (as defined below), the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

    At Maturity (including as a result of acceleration or otherwise), the principal amount of each DECS will be mandatorily exchanged by U S WEST into a number of shares of Enhance Common Stock at the Exchange Rate (as defined below). The "Exchange Rate" is equal to, (a) if the Maturity Price (as defined
below) per share of Enhance Common Stock is greater than or equal to $       per
share of Enhance Common Stock (the "Threshold Appreciation Price"),       shares
of Enhance Common Stock per DECS, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of Enhance Common Stock per DECS so that the value thereof (determined at the Maturity Price) is equal to the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of Enhance Common Stock per DECS. ACCORDINGLY, THE VALUE OF THE ENHANCE COMMON STOCK TO BE RECEIVED BY HOLDERS OF THE DECS (OR, AS DISCUSSED BELOW, THE CASH EQUIVALENT TO BE RECEIVED IN LIEU OF SUCH SHARES) AT MATURITY WILL NOT NECESSARILY EQUAL THE PRINCIPAL AMOUNT OF SUCH DECS. The numbers of shares of Enhance Common Stock per DECS specified in clauses (a) and (c) above of the Exchange Rate definition are hereinafter referred to as the "Share Components". Any shares of Enhance Common Stock delivered by U S WEST to the holders of the DECS that are not affiliated with Enhance shall be free of any transfer restrictions and the holders of the DECS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares. No fractional shares of Enhance Common Stock will be issued at Maturity as provided under "-- Fractional Shares" below. Although it is U S WEST's current intention to deliver shares of Enhance Common Stock at maturity, U S WEST may at its option, in lieu of delivering such shares of Enhance Common Stock, deliver cash in an amount equal to the product of the number of shares of Enhance Common Stock otherwise deliverable on the date of

Maturity multiplied by the Maturity Price. In the event U S WEST elects to deliver cash in lieu of shares at Maturity, it will be obligated to deliver cash with respect to all, but not less than all, of the shares of Enhance Common
Stock that would otherwise be deliverable, except that if U S WEST believes that, upon advice of counsel, the delivery of cash to a holder at Maturity may violate applicable state law, U S WEST may elect to deliver shares to such
holder. On or prior to the seventh Business Day prior to             , 1998, U S
WEST will notify The Depository Trust Company and the Trustee and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each DECS will be exchanged for shares of Enhance Common Stock or cash; provided, however, that if U S WEST intends to deliver cash, U S WEST shall have the right, as a condition to delivery of such cash, to require certification as to the domicile and residency of each beneficial holder of DECS. Notwithstanding the foregoing, (i) in the case of certain dilution events, the Exchange Rate will be subject to adjustment and (ii) in the case of certain reorganization events, the consideration received by holders of DECS at Maturity will be cash or other property. See "-- Dilution Adjustments; Reorganization Events" below.

    The "Maturity Price" is defined as the average Closing Price per share of Enhance Common Stock on the 20 Trading Days immediately prior to (but not including) the date of Maturity; provided, however, that if there are not 20
Trading Days for the Enhance Common Stock  following the           calendar  day
immediately prior to, but not including, the date of maturity, "Maturity Price" shall be defined as the market value per share of Enhance Common Stock as of Maturity as determined by a nationally recognized investment banking firm retained for such purpose by U S WEST. The "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ National Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. A "Trading Day" is defined as a day on which the security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

    For illustrative purposes only, the following chart shows the number of shares of Enhance Common Stock or the amount of cash that a holder of DECS would receive for each DECS at various Maturity Prices. The table assumes that there will be no adjustments to the Exchange Rate described under "-- Dilution Adjustments" below. There can be no assurance that the Maturity Price will be within the range set forth below. Given the Initial Price of $ per DECS and
the  Threshold Appreciation Price  of $        , a DECS  holder would receive at
Maturity the following number of shares of Enhance Common Stock or amount of cash (if U S WEST elects to pay the DECS in cash):

MATURITY PRICE OF   NUMBER OF SHARES OF
     ENHANCE              ENHANCE
  COMMON STOCK         COMMON STOCK        AMOUNT OF CASH
-----------------  ---------------------  ----------------
  $                                         $


    Interest on the DECS will be payable, and delivery of Enhance Common Stock (or, at the option of U S WEST, its cash equivalent) in exchange for the DECS at Maturity will be made upon surrender of such DECS, at the office or agency of U S WEST maintained for such purposes; provided, however, that payment of interest may be made at the option of U S WEST by check mailed to the persons in whose
names the DECS  are registered at  the close  of business on                   ,
            ,  and                 . See "--  Book-Entry System." Initially such
office will be the principal corporate trust office of First Chicago Trust Company of New York, 14 Wall Street, 8th Fl, New York, NY 10005.

    The DECS will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge incidental thereto.

    The Indenture does not contain any restriction on the ability of U S WEST to sell, pledge or convey all or any portion of the Enhance Common Stock held by it or its subsidiaries, and no such shares of Enhance Common Stock will be pledged or otherwise held in escrow for use at Maturity of the DECS. Consequently, in the event of a bankruptcy, insolvency or liquidation of U S WEST or its subsidiaries, the Enhance Common Stock, if any, owned by U S WEST or its subsidiaries will be subject to the claims of the creditors of U S WEST or its subsidiaries, respectively. In addition, as described herein, U S WEST will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange for the principal amount of each DECS at Maturity by delivering to holders of the DECS either the number of shares of Enhance Common Stock specified above or cash in an amount equal to the product of such number of shares multiplied by the Maturity Price. In the event of such a sale, pledge or conveyance, a holder of the DECS may be more likely to receive cash in lieu of Enhance Common Stock. As a result, there can be no assurance that U S WEST will elect at Maturity to deliver Enhance Common Stock or, if it so elects, that it will use all or any portion of its current holdings of Enhance Common Stock to make such delivery. Consequently, holders of the DECS will not be entitled to any rights with respect to Enhance Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as U S WEST shall have delivered shares of Enhance Common Stock to holders of the DECS at Maturity thereof.

DILUTION ADJUSTMENTS; REORGANIZATION EVENTS

    The Exchange Rate is subject to adjustment if Enhance shall (i) pay a stock dividend or make a distribution with respect to Enhance Common Stock in shares of such stock, (ii) subdivide or split its outstanding shares of Enhance Common Stock, (iii) combine its outstanding shares of Enhance Common Stock into a smaller number of shares, (iv) issue by reclassification (other than a reclassification upon a Reorganization Event, described in the following paragraph) of its shares of Enhance Common Stock any shares of common stock of Enhance, (v) issue rights or warrants to all holders of Enhance Common Stock entitling them to subscribe for or purchase shares of Enhance Common Stock at a price per share less than the market price of the Enhance Common Stock (other than rights to purchase Enhance Common Stock pursuant to a plan for the reinvestment of dividends or interest) or (vi) pay a dividend or make a distribution to all holders of Enhance Common Stock of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in clause (i) above, any shares of common stock issued pursuant to a reclassification referred to in clause (iv) above or any cash dividends other than any Extraordinary Cash Dividends (as defined below)) or issue to all holders of Enhance Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Exchange Rate shall be adjusted by adjusting each of the Share Components of the Exchange Rate in effect immediately prior to such event so that a holder of any DECS shall be entitled to receive, upon mandatory exchange of the principal amount of such DECS at Maturity pursuant to either Share Component of the Exchange Rate, the number of shares of Enhance Common Stock (or, in the case of a reclassification referred to in clause (iv) above, the number of shares of other common stock of Enhance issued pursuant thereto) which such holder of such DECS would have owned or been entitled to receive immediately following such event had such DECS been exchanged pursuant to either Share Component of the Exchange Rate immediately prior to such event or any record date with respect thereto. In the case of the event referred to in clause (v) above, the Exchange Rate shall be adjusted by multiplying each of the Share Components of the Exchange Rate in effect immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above, by a fraction, of which the numerator shall be the number of shares of Enhance Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Enhance Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Enhance Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Enhance Common Stock which the aggregate offering price of the total number of shares of Enhance Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the market price (determined as the average Closing Price per share of Enhance Common Stock on the 20 Trading Days immediately prior to the date such rights or warrants are issued), which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such market price. To the extent that shares of Enhance Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Enhance Common Stock actually delivered. In the case of the event referred to in clause (vi) above, the Exchange Rate shall be adjusted by multiplying each of the Share Components of the Exchange Rate in effect on the record date with respect to such dividend or distribution referred to in clause (vi) above, by a fraction of which the numerator shall be the market price per share of the Enhance Common Stock on the record date for the determination of stockholders entitled to receive the dividend or distribution referred to in clause (vi) above (such market price being determined as the average Closing Price per share of Enhance Common Stock on the 20 Trading Days immediately prior to such record date), and of which the denominator shall be such market price per share of Enhance Common Stock less the fair market value (as determined by the Board of Directors of U S WEST, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Enhance Common Stock. An "Extraordinary Cash Dividend" means, with respect to any one-year period, all cash dividends on the Enhance Common Stock during such period to the extent such dividends exceed on a per share basis 10% of the average price of the Enhance Common Stock over such period (less any such dividends for which a prior adjustment to the Exchange Rate was previously made). All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of Enhance Common Stock (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Exchange Rate pursuant to clauses (i), (ii), (iii), (iv), (v) or (vi) above, an adjustment shall also be made to the Maturity Price solely to determine which of clauses (a), (b) or (c) of the Exchange Rate definition will apply at Maturity. The required adjustment to the Maturity Price shall be made at Maturity by multiplying the Maturity Price by the number or fraction determined pursuant to the Exchange Rate adjustment procedure described above. In the case of the reclassification of any shares of Enhance Common Stock into any shares of common stock of Enhance other than Enhance Common Stock, such shares of common stock shall be deemed shares of Enhance Common Stock solely to determine the Maturity Price and to apply the Exchange Rate at Maturity. Each such adjustment to the Exchange Rate and the Maturity Price shall be made successively.

    In the event of (A) any consolidation or merger of Enhance, or any surviving entity or subsequent surviving entity of Enhance (an "Enhance Successor"), with or into another entity (other than a merger or consolidation in which Enhance is the continuing corporation and in which the Enhance Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Enhance or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of Enhance or any Enhance Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of Enhance or any Enhance Successor with another corporation (other than in connection with a merger or acquisition) or
(D) any liquidation, dissolution or winding up of Enhance or any Enhance Successor (any such event, a "Reorganization Event"), each holder of DECS will receive at Maturity, in lieu of shares of Enhance Common Stock, as described above, cash in an amount equal to (a) if the Transaction Value (as defined below) is greater than or equal to the Threshold Appreciation Price, multiplied by the Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Enhance Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value at Maturity of such property received per share of Enhance Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by U S WEST and (iii) for any securities received in any such Reorganization Event, an amount equal to the average Closing Price per share of such securities on the 20 Trading Days immediately prior to Maturity multiplied by the number of such securities received for each share of Enhance Common Stock. Notwithstanding the foregoing, in lieu of delivering cash as provided above, U S WEST may at its option deliver an equivalent value of securities or other property received in such Reorganization Event, determined in accordance with clause (ii) or (iii) above, as applicable. If U S WEST elects to deliver securities or other property, holders of the DECS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such securities or other property. The kind and amount of securities into which the DECS shall be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

    No adjustments will be made for certain other events, such as offerings of Enhance Common Stock by Enhance for cash or in connection with acquisitions.

    U S WEST is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate (or if U S WEST is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate was determined and setting forth the revised Exchange Rate, provided, however, that, in respect of any adjustment to the Maturity Price, such notice will only disclose the factor by which the Maturity Price is to be multiplied in order to determine which clause of the Exchange Rate definition will apply at Maturity.

FRACTIONAL SHARES

    No fractional shares of Enhance Common Stock will be issued if U S WEST exchanges the DECS for shares of Enhance Common Stock. If more than one DECS shall be surrendered for exchange at one time by the same holder, the number of full shares of Enhance Common Stock which shall be delivered upon exchange, in whole or in part, as the case may be, shall be computed on the basis of the aggregate number of DECS so surrendered at maturity. In lieu of any fractional share otherwise issuable in respect of all DECS of any holder which are exchanged at Maturity, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price.

REDEMPTION

    The DECS are not subject to redemption prior to Maturity and do not contain sinking fund or other mandatory redemption provisions. The DECS are not subject to payment prior to the date of Maturity at the option of the holder.

BOOK-ENTRY SYSTEM

    It is expected that the DECS will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary.

    The Depositary has advised U S WEST and the Underwriter as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. Such participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Depositary's book-entry system also is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Upon the issuance of a Global Security, the Depositary or its nominee will credit the respective DECS represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Underwriter. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Securities. Ownership of beneficial interests in such Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the DECS for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have the DECS registered in their names, will not receive or be entitled to receive physical delivery of the DECS in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payment of principal of and any interest on the DECS registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of U S WEST, the Trustee, any Paying Agent or any securities registrar for the DECS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    U S WEST expects that the Depositary, upon receipt of any payment of principal or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. U S WEST also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    A Global Security may not be transferred except as a whole by the Depositary to a nominee or a successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by U S WEST within ninety days, U S WEST will issue DECS in definitive registered form in exchange for the Global Security representing such DECS. In addition, U S WEST may at any time and in its sole discretion determine not to have any DECS represented by one or more Global Securities and, in such event, will issue DECS in definitive form in exchange for all of the Global Securities representing the DECS. Further, if U S WEST so specifies with respect to the DECS, an owner of a beneficial interest in a Global Security representing DECS may, on terms acceptable to U S WEST and the Depositary for such Global Security, receive DECS in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of DECS represented by such Global Security equal in number to that represented by such beneficial interest and to have such DECS registered in its name.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based upon the advice of U S WEST's counsel, Weil, Gotshal & Manges, as to certain of the material U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States and an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source (any of the foregoing, a "U.S. person") who is the beneficial owner of a DECS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the DECS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Prospectus Supplement (or in the case of certain Treasury regulations now in proposed form), all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

    This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the DECS and who will hold the DECS and, if applicable,  Enhance  Common  Stock as  capital  assets. This  summary  does not address all aspects of federal income taxation that may be relevant to a particular holder in light of his or its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the DECS as part of a "straddle", "hedge", "conversion transaction", "synthetic security", or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

    No statutory, judicial or administrative authority directly addresses the characterization of the DECS or instruments similar to the DECS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the DECS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the DECS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE DECS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE DECS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

    Pursuant to the terms of the Indenture, U S WEST and all holders of the DECS will be obligated to treat the DECS as a unit (the "Unit") consisting of (i) an exchange note ("Exchange Note") which is a debt obligation with a fixed principal amount unconditionally payable at Maturity equal to the principal amount of the DECS, bearing interest at the stated interest rate of the DECS, and (ii) a forward purchase contract (the "Purchase Contract") pursuant to which the holder agrees to use the principal payment due on the Exchange Note to purchase at Maturity the Enhance Common Stock which the holder is entitled to receive at that time (subject to U S WEST's right to deliver cash in lieu of the Enhance Common Stock). The Indenture will require that a U.S. Holder include currently in income payments denominated as interest that are made with respect to the DECS, in accordance with such holder's method of accounting.

    Pursuant to the agreement to treat the DECS as a Unit, a holder will be required to allocate the purchase price of the DECS between the two components of the Unit (the Exchange Note and the Purchase Contract) on the basis of their relative fair market values. The purchase price so allocated will generally constitute the tax basis for each component. Pursuant to the terms of the Indenture, U S WEST and the holders agree to allocate the entire purchase price of the DECS to the Exchange Note. Upon the sale or other disposition of a DECS, a U.S. Holder generally will be required to allocate the amount realized between the two components of the DECS on the basis of their then relative fair market values. A U.S. Holder will recognize gain or loss with respect to each component equal to the difference between the amount realized on the sale or other disposition for each such component and the U.S. Holder's tax basis in such component. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the DECS for more than one year at the time of disposition.

    At maturity, pursuant to the agreement to treat the DECS as a Unit, on the repayment of the Exchange Note, a U.S. Holder will recognize long-term capital gain or loss equal to any differences between its tax basis and the principal amount of the Exchange Note. (In general, an initial holder who has allocated all of its purchase price to the Exchange Note should not have gain or loss on repayment because its tax basis will equal the principal amount.) If U S WEST delivers Enhance Common Stock, a U.S. Holder will recognize no additional gain or loss on the exchange, pursuant to the Purchase Contract, of the principal payment due on the Exchange Note for the Enhance Common Stock. However, a U.S. Holder will recognize additional gain or loss (which will be short-term capital gain or loss rather than long-term capital gain or loss) with respect to cash received in lieu of fractional shares. The amount of such gain or loss recognized by a U.S. Holder will be equal to the difference between the cash received and the portion of the principal amount of the Exchange Note allocable to fractional shares. A U.S. Holder will have a tax basis in such stock equal to the principal amount of the Exchange Note less the amount of the portion of the principal amount of the Exchange Note allocable to the fractional shares and will realize capital gain or loss upon the sale or disposition of such stock. Alternatively, at Maturity, if U S WEST pays the DECS in cash, a U.S. Holder will have capital gain or loss equal to any difference between the principal amount of the Exchange Note and the amount of cash received from U S WEST.

    Due to the absence of authority as to the proper characterization of the DECS, no assurance can be given that the IRS will accept or that a court will uphold the characterization and tax treatment described above. Proposed Treasury regulations issued in 1994 with respect to "contingent payment" debt instruments (the "Proposed Regulations") would provide for a different tax result under some circumstances for instruments with characteristics similar to the DECS, but the Proposed Regulations would be effective only for instruments issued 60 days or more after publication as final regulations. Under the Proposed Regulations, the amount of interest included in a holder's taxable income for any year would generally be determined by projecting the amounts of contingent payments and the yield on the instrument. Taxable interest income would be measured with reference to the projected yield, which might be less than or greater than the stated interest rate under the instrument. In the event that the amount of an actual contingent payment differed from the projected amount of that payment, the difference would generally increase or reduce taxable interest income, or create a loss. Because of their prospective effective date, the Proposed Regulations, if finalized in their current form, would not apply to the DECS. In addition, it is unclear whether the IRS would view a single instrument that has "principal" that is entirely contingent as debt for U.S. federal income tax purposes.

    Even in the absence of regulations applicable to the DECS, the DECS may be characterized in a manner that results in tax consequences different from those reflected in the agreement and described above, including treating the DECS as a single instrument or treating the Purchase Contract element of the DECS as itself the combination of a forward contract and one or more options. Under alternative characterizations of the DECS, it is possible, for example, that (i) gain may be treated as ordinary income, instead of capital gain, (ii) a U.S. Holder may be taxable upon the receipt of Enhance Common Stock with a value in excess of the principal amount of the Exchange Note, rather than upon the sale of such stock, or (iii) all or part of the interest income on the Exchange Note may be treated as nontaxable, increasing the gain (or decreasing the loss) at Maturity or disposition of the DECS (or disposition of the Enhance Common Stock).

    The Revenue Reconciliation Act of 1993 added Section 1258 to the Internal Revenue Code, which may require certain holders of the DECS who have entered into hedging transactions or offsetting positions with respect to the DECS to recognize ordinary income rather than capital gain upon the disposition of the DECS. In addition, if the DECS is hedged, or is itself a hedge, the timing of income for the DECS may be affected. Holders should consult their tax advisors regarding the applicability of this legislation to an investment in the DECS.

NON-UNITED STATES PERSONS

    In the case of a holder of the DECS that is not a U.S. person, payments made with respect to the DECS should not be subject to U.S. withholding tax; PROVIDED that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the DECS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A holder of the DECS may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among U S WEST, Enhance and Salomon Brothers Inc, U S WEST has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the number of DECS set forth below:

                                                                                    NUMBER OF
UNDERWRITER                                                                           DECS
---------------------------------------------------------------------------------  -----------
Salomon Brothers Inc.............................................................

    In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the DECS offered hereby if any of the DECS are purchased.

    U S WEST has been advised by the Underwriter that it proposes to offer the DECS directly to the public initially at the public offering price set forth on the cover of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0. per DECS. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $0. per DECS to other dealers. After the initial public offering, such public offering price and such concession and reallowance may be changed.

    U S WEST and Enhance have agreed not to offer for sale, sell or contract to sell, or otherwise dispose of, or announce the offering of, without the prior written consent of the Underwriter, any shares of Enhance Common Stock or any securities convertible into or exchangeable for, or warrants to acquire, Enhance Common Stock for a period of days after the date of this Prospectus Supplement; provided, however, that such restriction shall not affect the ability of (i) U S WEST, Enhance or their respective subsidiaries to take any such actions in connection with the offering of the DECS made hereby or any exchange at Maturity pursuant to the terms of the DECS or (ii) Enhance to take any such actions in connection with any employee stock option plan, stock ownership plan or dividend reinvestment plan of Enhance in effect at the date of this Prospectus Supplement.

    U S WEST has granted to the Underwriter an option, exercisable for the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 530,800 DECS from U S WEST, at the same price per DECS as the initial DECS to be purchased by the Underwriter. The Underwriter may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered hereby.

    The DECS will be a new issue of securities with no established trading market. The DECS will not be listed or traded on any securities exchange or trading market. The Underwriter intends to make a market in the DECS, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given as to the liquidity of such market.

    The Underwriting Agreement provides that U S WEST and Enhance will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof.

    The Underwriter has from time to time performed various investment banking and financial advisory services for U S WEST, Enhance and their affiliates, for which customary compensation has been received.

                                 LEGAL OPINIONS

    The validity of the DECS will be passed upon for U S WEST by Weil, Gotshal & Manges and for the Underwriter by Cleary, Gottlieb, Steen & Hamilton. Certain tax matters with respect to the DECS also will be passed upon by Weil, Gotshal & Manges. Weil, Gotshal & Manges and Cleary, Gottlieb, Steen & Hamilton will rely as to all matters of Colorado law upon the opinion of Stephen E. Brilz, Senior Counsel and Assistant Secretary of U S WEST.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     SUBJECT TO COMPLETION OCTOBER 6, 1995


PROSPECTUS
                                                                       [LOGO]

$500,000,000

U S WEST, INC.

DEBT SECURITIES

U S WEST, Inc. ("U S WEST"), a Colorado corporation, from time to time may offer its notes, debentures, or other debt securities (the "Debt Securities"). The Debt Securities offered pursuant to this Prospectus may be issued in one or more series and will be limited to $500,000,000 aggregate public offering price.

Certain specific terms of the particular series of Debt Securities will be set forth in a supplement to this Prospectus (the "Prospectus Supplement") which will be delivered together with this Prospectus, including, where applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, optional or mandatory redemption and sinking fund provisions, if any, conversion, exercise or exchange provisions, if any, and any other specific terms in respect of the offering and sale of the Debt Securities.

The Debt Securities may be offered and sold through one or more underwriters, directly by U S WEST, or through dealers or agents. The names of any underwriters, dealers or agents involved in the distribution of the Debt
Securities in respect of which this Prospectus is being delivered, and any applicable discounts, commissions or allowances, will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any underwriters, dealers or agents. Unless otherwise provided in the Prospectus Supplement relating thereto, the Debt Securities will not be listed on any securities exchange.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

THE DATE OF THIS PROSPECTUS IS              , 1995.

    The Debt Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities.

    No dealer, salesperson or any other individual has been authorized by U S WEST to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of U S WEST since the date hereof.

                            ------------------------

                             AVAILABLE INFORMATION

    U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which shares of U S WEST's common stock are listed.

    U S WEST has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to the Debt Securities under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the
Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Prospectus or a Prospectus Supplement as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents which have been filed by U S WEST with the Commission (File No. 1-8611) are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1994, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 and (iii) Current Reports on Form 8-K dated January 19, 1995, April 10, 1995, April 18, 1995, May 23, 1995 (as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995), June 20, 1995, July 28, 1995, September 22, 1995 and September 28,
1995.


    All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or in any Prospectus Supplement to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or in any Prospectus Supplement.

    U S WEST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, U S WEST, INC., 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111 (TELEPHONE NUMBER
(303) 793-6500).

                            ------------------------

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and multimedia content and services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). The Communications Group, through U S WEST Communications, Inc., provides regulated communications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). Such services include local telephone services, exchange access services and certain long distance services, as well as various new services, including Caller ID, voice messaging and high-speed data networking services. The Communications Group also provides customer premise equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region. The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses. U S WEST was incorporated in 1983 under the laws of the State of Colorado and has its principal executive offices at 7800 Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

    U S WEST has announced a plan (the "Recapitalization Plan") to create two classes of common stock that are intended to reflect separately the performance of the Communications Group and the Media Group and to change the state of incorporation of U S WEST from Colorado to Delaware. The Recapitalization Plan will be effected in accordance with the terms of an Agreement and Plan of Merger, dated August 17, 1995, between U S WEST and U S WEST, Inc., a Delaware corporation ("U S WEST Delaware") and wholly-owned subsidiary of U S WEST, pursuant to which (i) U S WEST will be merged with and into U S WEST Delaware, with U S WEST Delaware continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST will be converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share, of U S WEST Delaware, which is intended to reflect separately the performance of the Communications Group, and one share of U S WEST Media Group Common Stock, par value $.01 per share, of U S WEST Delaware, which is intended to reflect separately the performance of the Media Group.

    The Recapitalization Plan will require the approval of U S WEST's shareholders. U S WEST plans to seek such approval at a special meeting of shareholders to be held on October 31, 1995. The Recapitalization Plan will not affect the offer and sale by U S WEST of the Debt Securities. In addition, the Recapitalization Plan will not result in the transfer of any assets from U S WEST or any of its subsidiaries or alter the legal nature of U S WEST's obligations to its creditors, including its obligations under the Debt Securities. Creditors of U S WEST, including the holders of the Debt Securities, will continue to benefit from the cash flow of the subsidiaries comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries. The Recapitalization Plan is not expected to have any adverse impact on U S WEST's credit rating.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges from continuing operations of U S WEST for the periods indicated. For the purpose of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness (excluding discontinued operations) and the portion of rentals representative of the interest factor.

                                                         SIX MONTHS ENDED
               YEAR ENDED DECEMBER 31,                       JUNE 30,
-----------------------------------------------------  --------------------
  1990       1991       1992       1993       1994       1994       1995
---------  ---------  ---------  ---------  ---------  ---------  ---------
     4.07       3.11       3.85       2.38       4.85       4.98       4.09

                                USE OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement, U S WEST will apply the net proceeds from the sale of the Debt Securities to its general funds to be used for general corporate purposes, including the reduction of short-term and long-term borrowings and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

    The Debt Securities are to be  issued under an Indenture (the  "Indenture"),
dated  as of           , 1995, between  U S WEST and  The First National Bank of
Chicago, as Trustee (the "Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities and the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder and debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, U S WEST's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series;
(iii) the date or dates on which the principal of the Debt Securities of the series will mature; (iv) the rate or rates (or manner of calculations thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof;
(viii) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities"), and whether, and the terms upon which, bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (ix) whether and under what circumstances U S WEST will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether U S WEST will have the option to redeem such Debt Securities rather than pay such additional amounts; (x) whether the Debt Securities will be denominated or provide for payment in United States dollars or a foreign currency or units of two or more such foreign currencies; (xi) whether the Debt Securities of the series will be convertible into or exchangeable or exercisable for shares of a class of capital stock of U S WEST or any other corporation and the terms and conditions relating thereto; and (xii) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections 2.01 and 2.02.) To the extent not described herein, principal, premium, if any, and interest will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

    Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of U S WEST and will rank on a parity with U S WEST's other indebtedness. However, since U S WEST is a holding company, the right of U S WEST and, hence, the right of creditors of U S WEST (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiaries of U S WEST, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of U S WEST itself as a creditor of a subsidiary may be recognized.

    Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or any political subdivision thereof, or an estate or trust which is subject to United States federal income taxation regardless of its source of income.

    To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of U S WEST located outside of the United States and its possessions. (Section 2.05(c).) U S WEST will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, U S WEST will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.)

    The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly-leveraged transaction, reorganization, merger or similar transaction involving U S WEST that may adversely affect holders of the Debt Securities.

    Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

    If appropriate, federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global securities (each a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangements with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. U S WEST anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit the accounts held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by U S WEST if such Debt Securities are offered and sold directly by U S WEST. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or on the records of participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither U S WEST, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    U S WEST expects that the Depositary for a series of Debt Securities issued in the form of a Global Security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depositary. U S WEST also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by U S WEST within 90 days, U S WEST will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, U S WEST may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Global Security and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities of such series so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

EXCHANGE OF SECURITIES

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto, at an agency of U S WEST maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and, unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

AMENDMENT AND WAIVER

    Subject to certain exceptions, the Indenture may be amended or supplemented by U S WEST and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the fixed maturity of any Debt Security; (iv) change the terms of any Debt Securities so as to adversely affect the terms on which such Debt Securities are convertible into, or exchangeable or exercisable for, shares of a class of capital stock of U S WEST or any other corporation; (v) waive a default in the payment of the principal of or interest on any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture, or the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of U S WEST under the Debt Securities, any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of U S WEST's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Debt Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities endorsed thereon or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; or (vi) to add to the rights of Debt Securityholders. (Section 9.01.)

MERGER

    U S WEST may consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity if the successor entity is a corporation and assumes all the obligations of U S WEST under the Debt Securities and any coupons related thereto and the Indenture and if, after giving effect to such transaction, a Default or Event of Default would not occur or be continuing. Thereafter, all such obligations of U S WEST shall terminate. (Sections 5.01 and 5.02.)

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 90 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) failure by U S WEST for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency of U S WEST. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding

Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

    Securityholders may not enforce the Indenture or the Debt Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    U S WEST and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee. In addition, the Trustee and certain of its affiliates serve as trustee, authenticating agent or paying agent with respect to certain debt securities of U S WEST and its affiliates.

                              PLAN OF DISTRIBUTION

DISTRIBUTION OF SECURITIES

    U S WEST may offer and sell the Debt Securities (i) to or through underwriting syndicates represented by managing underwriters, (ii) to or through underwriters without a syndicate, (iii) through dealers, (iv) through agents or
(v) through a combination of any such methods of sale. The Prospectus Supplement with respect to each series of Debt Securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price and the net proceeds to U S WEST from such sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

    If any underwriters are involved in the offer and sale, the Debt Securities will be acquired by the underwriters and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities described in such Prospectus Supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    The Debt Securities may be offered and sold by U S WEST directly or through an agent or agents designated by U S WEST from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers, at the applicable price to the public set forth in the applicable Prospectus Supplement relating to a particular series of the Securities, who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

    Underwriters, dealers and agents may be entitled, under agreements entered into with U S WEST, to indemnification by U S WEST against certain liabilities, including liabilities under the Securities Act.

    The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement, if appropriate.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the Prospectus Supplement, U S WEST will authorize dealers or other persons acting as U S WEST's agents to solicit offers by certain institutions to purchase Debt Securities from U S WEST pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by U S WEST. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchaser of the Debt Securities shall not at the time of delivery be prohibited from purchasing such securities under the laws of the jurisdiction to which such purchaser is subject and (b) if the Debt Securities are also being sold to underwriters, U S WEST shall have sold to such underwriters the Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

    The validity of the Debt Securities will be passed upon by Stephen E. Brilz, Senior Attorney of U S WEST.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Time Warner Entertainment Company, L.P. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/ A filed on July 12, 1995 and August 24, 1995, are incorporated herein by reference in reliance on the report of Ernst & Young LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.

    The financial statements of Mercury Personal Communications (trading as Mercury One-2-One) as of March 31, 1995, 1994 and 1993 and for each of the three years in the period ended March 31, 1994, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, are incorporated herein by reference in reliance on the report of Arthur Andersen LLP, independent chartered accountants, given upon the authority of that firm as experts in accounting and auditing.

    The combined financial statements of Georgia Cable Holdings Limited Partnership and Subsidiary Partnerships as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Wometco Cable Corp. and subsidiaries as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/ A filed on July 12, 1995 and August 24, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing. The report on the 1993 consolidated financial statements of Wometco Cable Corp. and subsidiaries refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board FASB No. 109 -- Accounting for Income Taxes.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                                      APPENDIX A

                             SUBJECT TO COMPLETION
                                                                     [LOGO]
                                OCTOBER 6, 1995
PROSPECTUS

4,900,000 SHARES

ENHANCE FINANCIAL SERVICES GROUP INC.

COMMON STOCK
($.10 PAR VALUE)

This Prospectus relates to shares of common stock, par value $.10 per share (the "Common Stock"), of Enhance Financial Services Group Inc., a New York corporation ("Enhance Financial" and, together with its consolidated subsidiaries, the "Company"), which may be delivered by U S WEST, Inc., a
Colorado  corporation  ("U S  WEST"), or  an  affiliate thereof,  at U  S WEST's
option, pursuant to the terms of the    % Exchangeable Notes  due              ,
1998 (the "Debt Exchangeable for Common Stock-SM-" or "DECS-SM-") of U S WEST. This Prospectus is Appendix A to a Prospectus Supplement and Prospectus of U S WEST relating to the sale of 4,900,000 DECS (the "DECS Prospectus"). See "Prospectus Summary." Enhance Financial will not receive any of the proceeds from the sale of the DECS or delivery thereunder of shares of Common Stock to which this Prospectus relates.

U S WEST has granted the underwriter of the DECS a 30-day option to purchase up to an additional 530,800 DECS, which may be exchangeable at their maturity for additional shares of Common Stock. Such option has been granted solely to cover over-allotments, if any.

The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "EFS." On October 5, 1995, the last reported sale price of the Common Stock on the NYSE Composite Tape was $20.50 per share. See "Price Range of Common Stock and Dividends."

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is             , 1995.

    ENHANCE FINANCIAL HAS BEEN ADVISED THAT IN CONNECTION WITH THE OFFERING BY U S WEST OF THE DECS, THE UNDERWRITERS OF THE DECS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS OR THE COMMON STOCK OF ENHANCE FINANCIAL AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE (WITH RESPECT TO THE COMMON STOCK ONLY), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    Enhance Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Enhance Financial with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    Enhance Financial has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to Enhance Financial and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Common Stock is listed on the NYSE. Reports, proxy statements, information statements and other information concerning Enhance Financial can be inspected at the offices of the NYSE, 120 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission (Registration No. 1-10967) are hereby incorporated by reference in this Prospectus:

    1. Enhance Financial's Annual Report on Form 10-K for the year ended December 31, 1994;

    2. Enhance Financial's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and

    3. the description of the Common Stock contained in Enhance Financial's registration statement, dated February 12, 1992, on Form 8-A.

    All documents filed by Enhance Financial pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Enhance Financial hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above other than exhibits to such documents. Requests for such copies should be directed to the Secretary of Enhance Financial, Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017, telephone number (212) 983-3100.
                            ------------------------

    "Debt Exchangeable for Common Stock" and "DECS" are service marks of Salomon Brothers Inc.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN. FOR DEFINITIONS OF AND ADDITIONAL INFORMATION CONCERNING CERTAIN TERMS USED HEREIN, SEE "GLOSSARY OF INSURANCE TERMS."

    Enhance Financial Services Group Inc. ("Enhance Financial" and, together with its consolidated subsidiaries, the "Company") is principally engaged, through its subsidiaries, in the reinsurance of financial guaranties of municipal and asset-backed debt obligations of monoline financial guaranty insurers. In addition, the Company is engaged in the insurance and reinsurance of various specialty lines of business that utilize the Company's expertise in performing sophisticated analyses of complex, credit-based risks. The Company expects that a significant portion of its growth will come from its expanding specialty businesses.

    Monoline financial guaranty insurers guaranty to the holders of debt obligations, primarily those issued by municipalities, the full and timely payment of principal and interest. In conducting its reinsurance business, the Company assumes a portion of the risk insured, and receives a portion of the premium collected, by the primary insurer. Reinsurance of financial guaranties issued by monoline financial guaranty insurers represented 68.7% and 55.8% of the Company's gross premiums written for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. During the year ended December 31, 1994, the Company received 35.5% of the total reinsurance premiums ceded by all monoline financial guaranty insurers.

    The Company's specialty businesses currently involve the issuance of direct financial guaranties of smaller municipal and multi-family housing-backed debt obligations, trade credit insurance, financial responsibility bonds and excess-SIPC bonds. This area of the Company's business, measured by gross premiums written, has grown from its inception in 1991 to represent over 44% of the Company's gross premiums written for the six months ended June 30, 1995. The Company is continuing to expand these businesses and is diversifying its products and services into other areas that the Company believes have strong growth potential and in which the Company's strength in credit analysis can provide a competitive advantage.

    The Company's business strategy is to concentrate its efforts on the maintenance and growth of its financial guaranty business, both primary and reinsurance, while maintaining its commitment to intensive and prudent credit underwriting and conservative investment policies; to utilize its expertise in underwriting credit risks to expand and develop its specialty businesses; and to accelerate its diversification effort into other areas that the Company believes have strong profit and growth potential.

    The Company's aggregate insurance in force as of June 30, 1995 was $52.3 billion, of which $37.2 billion, or 71.1%, was attributable to reinsurance of municipal bond obligations; $9.6 billion, or 18.4%, was attributable to reinsurance of asset-backed debt obligations; and $5.5 billion, or 10.5%, was attributable to specialty businesses.

    As of June 30, 1995, the Company had total assets of $820 million and shareholders' equity of $394 million. The Company had net income for the six months ended June 30, 1994 and 1995 of $18.4 million and $21.6 million (representing a 17.0% increase), respectively, and earnings per share for the same respective periods of $1.02 and $1.24 (representing a 21.6% increase).

    Of Enhance Financial's two principal insurance subsidiaries, Enhance Reinsurance Company ("Enhance Re") has triple-A claims-paying ability ratings, the highest rating, from Standard & Poor's Corporation ("Standard & Poor's"), Moody's Investors Service, Inc. ("Moody's") and Duff & Phelps Credit Rating Company ("Duff & Phelps"), and Asset Guaranty Insurance Company ("Asset Guaranty" and, together with Enhance Re, the "Insurance Subsidiaries") has triple-A and double-A claims-paying ability ratings from Duff & Phelps and Standard & Poor's, respectively. The Company's principal executive offices are located at 335 Madison Avenue, New York, New York 10017 and its telephone number is (212) 983-3100.

                            THE OFFERING OF THE DECS

    This Prospectus relates to 4,900,000 shares of Common Stock, plus up to an additional 530,800 shares solely to cover over-allotments, which may be delivered by U S WEST or an affiliate thereof, at U S WEST's option, pursuant to the terms of the DECS, which are being offered by U S WEST pursuant to the DECS Prospectus. Such 5,430,800 shares of Common Stock are owned by U S WEST Financial Services, Inc., an indirect wholly-owned subsidiary of U S WEST ("USWFS"). For a description of the relationship between U S WEST and the Company, see "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                                   SIX MONTHS ENDED JUNE
                                                         YEAR ENDED DECEMBER 31, (1)                        30,
                                            -----------------------------------------------------  ----------------------
                                              1990       1991       1992       1993       1994       1994(1)      1995
                                            ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)          (UNAUDITED)
STATEMENT OF INCOME DATA:
Gross premiums written....................  $  38,680  $  57,619  $  63,655  $  89,788  $  85,112   $  47,122   $  37,739
Net premiums written......................     37,650     55,274     61,428     86,649     80,685      45,526      36,179
Premiums earned...........................     24,758     35,950     45,552     59,629     61,757      28,421      30,160
Net realized gains (losses) on sale of
 investments..............................        131      6,239      7,936     16,649     (5,829)     (1,004)       (539)
Net investment income (2).................     22,176     26,792     29,806     32,214     38,225      18,467      21,165
Total revenues............................     47,359     69,447     84,686    109,693     95,693      46,695      51,538
Income before income taxes................     32,220     40,869     49,449     50,284     32,659      23,542      28,312
Net income................................     25,060     32,436     37,617     37,974     26,565      18,445      21,574
Earnings per share........................       1.60       1.85       2.07       2.09       1.49        1.02        1.24
Dividends per share.......................     --         --           0.24       0.28       0.32        0.16        0.18

SELECTED FINANCIAL RATIOS: (3)
Loss ratio................................        9.1%      14.2%      20.4%      37.0%      37.0%       15.6%       15.5%
Expense ratio.............................       54.0       64.6       56.5       53.8       55.5        56.2        54.8
Combined ratio............................       63.1       78.8       76.9       90.8       92.5        71.8        70.3

                                                                                                      AS OF JUNE
                                                              AS OF DECEMBER 31, (1)                      30,
                                               -----------------------------------------------------  -----------
                                                 1990       1991       1992       1993       1994        1995
                                               ---------  ---------  ---------  ---------  ---------  -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)     (UNAUDITED)
BALANCE SHEET DATA:
Investments (4)..............................  $ 356,170  $ 426,280  $ 490,777  $ 622,303  $ 639,888   $ 705,564
Total assets.................................    429,785    501,853    576,246    725,048    749,388     820,019
Deferred premium revenue.....................    146,717    166,112    181,988    209,008    227,883     233,935
Total liabilities............................    176,501    213,778    244,101    360,581    389,127     426,427
Total shareholders' equity...................    253,284    288,075    332,145    364,467    360,261     393,592
Book value per share.........................      14.46      16.46      18.29      20.14      20.45       22.80

STATUTORY BASIS RESERVES: (5)
Contingency reserves.........................  $  30,321  $  43,269  $  58,494  $  79,404  $  98,554   $ 108,444
Policyholders' surplus.......................    167,158    200,221    219,624    299,984    287,629     293,937
                                               ---------  ---------  ---------  ---------  ---------  -----------
Qualified statutory capital..................    197,479    243,490    278,118    379,388    386,183     402,381
Unearned premiums............................    167,040    190,724    212,613    242,996    269,832     280,585
Losses and LAE reserves......................      2,944      7,995     14,847      5,835     19,535      19,464
                                               ---------  ---------  ---------  ---------  ---------  -----------
Total policyholders' reserves................  $ 367,463  $ 442,209  $ 505,578  $ 628,219  $ 675,550   $ 702,430
                                               ---------  ---------  ---------  ---------  ---------  -----------
                                               ---------  ---------  ---------  ---------  ---------  -----------
Leverage ratio (6)...........................      139:1      134:1      128:1      108:1      124:1       130:1

------------------------------
(1) Certain of the 1994 and prior years' amounts have been reclassified to conform to the 1995 presentation.

(2)  Excludes capital gains and losses.

(3) The loss ratio is derived by dividing losses and loss adjustment expenses incurred by premiums earned. The expense ratio is derived by dividing underwriting and operating expenses by premiums earned. The combined ratio is the sum of the loss and expense ratios. Such ratios have been calculated using amounts determined in accordance with generally accepted accounting principles ("GAAP").

(4)  Excludes investments in affiliates.

(5) Represents the combined statutory financial position of the Insurance Subsidiaries.

(6) Leverage ratio is net insurance in force divided by qualified statutory capital.

                                  RISK FACTORS

CLAIMS-PAYING ABILITY RATINGS

    In the financial guaranty insurance and reinsurance industries, the rating agencies (consisting of Duff & Phelps, Fitch Investors Service, Inc., Moody's and Standard & Poor's), periodically evaluate insurers and reinsurers to confirm that they continue to meet the criteria established by such rating agencies for maintaining their claims-paying ability ratings. Although the Company intends to continue to comply with the criteria of Duff & Phelps, Standard & Poor's and Moody's, the rating agencies which currently rate Enhance Re, and Duff & Phelps and Standard & Poor's, the rating agencies which currently rate Asset Guaranty, no assurance can be given that one or more of such rating agencies will not downgrade or withdraw their claims-paying ability ratings of either Insurance Subsidiary in the future. The Company's ability to compete with other financial guaranty reinsurers, and consequently its results of operations, would be materially adversely affected by any downgrade in either Insurance Subsidiary's ratings. Moreover, several treaties to which either Insurance Subsidiary is a party grant the respective primary insurers the right to recapture business previously ceded to such Insurance Subsidiary should it suffer a downgrade of a specified magnitude in its claims-paying ability rating. Such recapture of previously ceded contracts would materially adversely affect the Company's deferred premium revenue and its recognition of future income therefrom. See "Business -- Rating Agencies."

    The claims-paying ability ratings assigned by the rating agencies to a reinsurance or insurance company are based upon factors relevant to policyholders and are not directed toward the protection of investors. Such a rating is neither a rating of securities nor a recommendation to buy, hold or sell any security.

ADEQUACY OF LOSS RESERVES

    The Insurance Subsidiaries are required to maintain reserves in amounts sufficient to pay their estimated ultimate liability for losses and loss adjustment expenses ("LAE"). Because of the absence of an actuarially significant number of losses in its financial guaranty reinsurance activities, and in the financial guaranty industry generally, the Company does not consider traditional actuarial approaches used in the property/casualty industry applicable to the determination of loss reserves for financial guaranty insurers. The Company establishes reserves for losses and LAE based upon its best estimate of specific and non-specific losses, including expenses associated with the settlement of such losses, on its insured and reinsured obligations. The Company establishes a reserve for losses and related LAE when a provision for such losses and related LAE is reported by a primary insurer or when, in the Company's opinion, an insured risk is in default or a default is probable and the amount of the loss is reasonably estimable based on an analysis of individual insured risks. From the commencement of its operations in 1986 through June 30, 1995, the Company incurred $67.3 million in losses and LAE, of which the Company paid approximately $39.1 million through that date. As of June 30, 1995, the Company's reserves for losses and LAE were $28.2 million, compared to $26.7 million as of December 31, 1994.

    Reserves established by the Company for losses and LAE are necessarily based on estimates, and, although the Company believes its reserves will prove to be adequate, there can be no assurance thereof.

COMPETITION

    In  its financial guaranty  reinsurance business, the  Company is subject to direct competition from only one U.S. company that specializes in the reinsurance of financial guaranties, which, together with the Company, provide most of the reinsurance available for monoline financial guaranty insurers, particularly with respect to facultative reinsurance. However, several foreign insurers and reinsurers compete with the Company on both treaty and facultative bases in providing reinsurance for municipal and asset-backed transactions. Certain of these foreign insurers and reinsurers are companies with which some of the U.S. primary financial guaranty insurers have formed strategic alliances. In addition, the Company also competes to a certain extent with banks, other financial institutions and governmental institutions that issue letters of credit, guaranties and other forms of credit enhancement. In its specialty businesses, Company believes that there are a number of direct competitors, some of which have greater financial and other resources than the Company. Increased competition, either in terms of price or in terms of new entrants into the financial guaranty market or the Company's specialty markets, may have an adverse effect on the Company's results of operations. See "Business -- Competition."

CONCENTRATION OF CLIENTS

    In its principal business of reinsuring financial guaranties issued by monoline financial guaranty insurers, the Company derives substantially all of its premium revenues from seven primary insurer clients. For the year ended December 31, 1994 and for the six months ended June 30, 1995, two primary insurers accounted for 23% and 23% and 20% and 18%, respectively, of the Company's gross premiums written. No other single customer accounted for greater than 10% of the Company's gross premiums written in these periods. A substantial reduction in the amount of insurance ceded by one or more of the Company's principal clients, without a commensurate increase in the amount of insurance ceded by one or more of the Company's other insurer clients, would have a material adverse effect on the Company's gross premiums written. Such reduction could eventually have a material adverse effect on the Company's results of operations. See "Business -- Sources of Premiums."

MARKET AND OTHER FACTORS

    The demand for financial guaranty insurance, and therefore the demand for primary insurance and reinsurance provided by the Company, depends upon many factors, which are generally beyond the control of the Company, including prevailing interest rates, investor concern regarding the credit quality of municipalities and corporations, investor perception of the strength of financial guaranty providers and the guaranty offered, premium rates charged for the insurance and the availability of other forms of credit enhancement.

    Prevailing interest rate levels affect demand for financial guaranty insurance to the extent that lower interest rates are accompanied by narrower spreads between insured and uninsured obligations. The purchase of insurance during periods of relatively narrower interest rate spreads will generally provide lower cost savings to the issuer than during periods of relatively wider spreads. These lower cost savings generally are accompanied by corresponding decreases in the demand for financial guaranty insurance and reinsurance. However, relatively low interest rate levels may encourage the issuance of new, or the refunding of existing, debt securities by companies and municipalities, which may increase the demand for financial guaranty insurance and reinsurance.

    Investor concern regarding municipal and corporate credit quality typically results in an increase in demand by issuers for financial guaranties since investors generally prefer to purchase higher rated investments during times of economic stress. Generally all financial guarantors have triple-A claims-paying ability ratings, and bonds insured by companies having such ratings are themselves rated triple-A.

    Investor perception of the strength of financial guaranty providers affects demand since investors usually receive a lower interest rate on an insured bond than an uninsured bond. Should a major financial guaranty insurer, or the industry as a whole, have its claims-paying ability rating lowered, or suffer for some other reason a deterioration in investor confidence, demand for financial guaranty insurance may be reduced and possibly eliminated entirely.

    Premium rates are affected by factors such as the primary insurer's appraisal of the insured credit, the spread between the then prevailing general interest rates on insured versus uninsured debt obligations, the level of competition among primary insurers, the amount of municipal debt issuances and the nature and mix of the insured credits.

    In addition, financial guaranty insurance and reinsurance compete with other forms of credit enhancement, such as letters of credit, as well as with the issuer's alternative of foregoing credit enhancement altogether and paying higher interest rates. Moreover, if the interest savings from insurance or other forms of credit enhancement are not greater than the cost of such credit enhancement, the issuer will generally choose to issue unenhanced debt obligations.

    Additionally, the financial guaranty industry has historically been and will continue to be subject to the direct and indirect effects of governmental regulation, including changes in tax laws affecting the municipal and asset-backed debt markets. See "Financial Guaranty Industry Overview -- Financial Guaranty Market." No assurance can be given that future legislative or regulatory changes might not adversely affect the Company's results of operations or the interests of the shareholders of Enhance Financial.

HOLDING COMPANY STRUCTURE

    Enhance Financial conducts substantially all its operations through its subsidiaries, principally the Insurance Subsidiaries. The financial condition and cash flow of Enhance Financial and its attendant ability to pay dividends on the Common Stock is dependant upon the earnings of the Insurance Subsidiaries and the distribution of those earnings to Enhance Financial in the form of dividends. The payment of dividends to Enhance Financial by the Insurance Subsidiaries is subject to restrictions set forth in the New York Insurance Law and the regulations thereunder (the "Insurance Law"). The payment of such dividends may also be subject to other statutory or contractual restrictions, is contingent upon the earnings of the Insurance Subsidiaries, and is subject to various business considerations. As of June 30, 1995, up to $22.0 million was available for the payment of dividends without the prior approval of the insurance regulatory authorities to Enhance Financial by the Insurance
Subsidiaries for the payment of Enhance Financial's operating expenses, principal and interest on its debt obligations, dividends to its shareholders, if any, and the repurchase of Common Stock. See "Price Range of Common Stock and Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Insurance Regulatory Matters -- Restrictions on Dividends by the Insurance Subsidiaries."

SPECIALTY BUSINESSES

    Specialty businesses have constituted, and the Company expects that they will continue to constitute, a significant component of its business. In certain of its specialty businesses, the Company underwrites with the anticipation of higher loss levels than those experienced in connection with its reinsurance of municipal and asset-backed debt obligations due to the nature of the risk assumed or the limited history of the business. The Company believes that the higher premiums it receives for such activities adequately compensate it for the risks involved, since the Company takes into account expected higher loss ratios in determining appropriate premium rates. See "Business -- Loss Experience."

    Premiums in respect of certain of the Company's specialty businesses are earned over a significantly shorter period that those in respect of the Company's monoline reinsurance business. The Company's ability to realize consistent levels of earned premiums in these specialty businesses will therefore depend on its ability to write consistent levels of new insurance. See "Business -- Specialty Businesses."

VOTING CONTROL

    As of September 30, 1995, the two largest shareholders of Enhance Financial, USWFS and Manufacturers Life Insurance Company ("Manufacturers Life"), together owned approximately 46.4% of the Common Stock outstanding. The holders of Common Stock do not have cumulative voting rights with respect to the election of directors, and, accordingly, any shareholder or group of shareholders holding shares representing in excess of 50% of the shares of Common Stock outstanding would by itself have the power to elect the entire board of directors. In addition, a shareholders' agreement among Enhance Financial, USWFS and Manufacturers Life (the "Shareholders' Agreement") requires that each of USWFS and Manufacturers Life votes for the election of two designees of each of USWFS and Manufacturers Life as directors of Enhance Financial. USWFS will continue to vote the shares of Common Stock owned by it unless and until it delivers such shares pursuant to the terms of the DECS or otherwise disposes of such shares. As a result of the Shareholders' Agreement, USWFS and Manufacturers Life may be deemed to constitute a control group of Enhance Financial pursuant to the Exchange Act.

SHARES ELIGIBLE FOR FUTURE SALE

    As of September 30, 1995, the two largest shareholders of Enhance Financial, USWFS and Manufacturers Life, together owned approximately 46.4% of the Common Stock outstanding. U S WEST has the right to cause the delivery of the shares of Common Stock owned by USWFS (representing 31.5% of the outstanding shares) pursuant to the terms of the DECS. The shares of Common Stock owned by USWFS and by Manufacturers Life (representing 14.9% of the outstanding shares) will continue to be tradeable in the open market subject to the volume limitations, manner of sale and notice requirements of Rule 144 under the Securities Act or without such requirements or limitations through the exercise of registration rights available under a registration rights agreement with Enhance Financial. See "Certain Relationships and Related Transactions -- Registration Rights Agreement."

    Sales of substantial amounts of Common Stock in the public or private market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

    It is not possible to predict accurately how or whether any market that develops for the DECS will influence the market for the Common Stock. For example, the price of the Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Common Stock upon the maturity of the DECS, by possible sales of Common Stock by investors who view the DECS as a more attractive means of equity participation in Enhance Financial and by hedging or arbitrage trading activity that may develop involving the DECS and the Common Stock.

                                USE OF PROCEEDS

    All of the shares of Common Stock to which this Prospectus relates may be delivered by U S WEST, at its option, pursuant to the terms of the DECS, which are being offered by U S WEST pursuant to the DECS Prospectus. Enhance Financial will not receive any of the proceeds from the sale of the DECS or delivery thereunder of the shares of Common Stock to which this Prospectus relates.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The following table sets forth the high and low sales prices for the Common Stock for the calendar quarters indicated as reported in the NYSE consolidated transaction system:

                                                                   SALES PRICES
                                                             ------------------------      DIVIDENDS
                                                                HIGH          LOW            PAID
                                                             -----------  -----------  -----------------
1993
-----
  First Quarter............................................  $      247/8 $      171/2     $    0.07
  Second Quarter...........................................         235/8        191/2          0.07
  Third Quarter............................................         231/2        173/4          0.07
  Fourth Quarter...........................................         22           183/4          0.07
1994
-----
  First Quarter............................................  $      197/8 $      181/8     $    0.08
  Second Quarter...........................................         193/8        173/8          0.08
  Third Quarter............................................         205/8        173/4          0.08
  Fourth Quarter...........................................         193/8        151/2          0.08
1995
-----
  First Quarter............................................  $      183/8 $      157/8     $    0.09
  Second Quarter...........................................         195/8        161/4          0.09
  Third Quarter............................................         205/8        18             0.09
  Fourth Quarter (through October 5, 1995).................         203/4        201/4        --

    As of September 30, 1995, there were 135 holders of record of the Common Stock and 17,235,625 shares outstanding.

    Subsequent to the initial public offering of its Common Stock in 1992, Enhance Financial has increased its dividend at the rate of $.04 per share per year, and it paid a dividend in each of the first and second quarters of 1995 of $.09 per share. The amount of dividends payable in the future will be reviewed periodically by the board of directors in light of the Company's earnings, financial condition and capital requirements. It is the policy of the board of directors that the Company retain an adequate portion of its earnings to support the growth of its business. The declaration and payment of dividends are subject to the discretion of the board of directors of Enhance Financial, and there is no requirement or assurance that dividends will be paid.

    Enhance Financial's ability to pay dividends, as well as its operating, debt service and other expenses, is dependent upon the ability of the Insurance Subsidiaries to pay dividends to Enhance Financial and is subject to restrictions contained in agreements relating to Enhance Financial's indebtedness. The Insurance Subsidiaries' ability to pay dividends to Enhance Financial is subject to restrictions contained in the Insurance Law. The Company expects that such restrictions will not affect the ability of the Insurance Subsidiaries to declare and pay dividends sufficient to support the payment of dividends by Enhance Financial consistent with the practice adopted in recent years. As of June 30, 1995, up to $22.0 million was available for the payment of dividends without the prior approval of the insurance regulatory authorities to Enhance Financial by the Insurance Subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Insurance Regulatory Matters -- Restrictions on Dividends by the Insurance Subsidiaries."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1995.

                                                                                                    JUNE 30, 1995
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
Liabilities
  Long-term debt..................................................................................   $     79,800
Shareholders' Equity
  Common Stock -- $.10 par value 30,000,000 shares authorized; 18,285,475 shares issued;
   17,265,600 shares outstanding..................................................................          1,828
  Additional paid-in capital......................................................................        192,591
  Retained earnings...............................................................................        212,664
  Unearned compensation/excess pension liability..................................................           (180)
  Unrealized gains................................................................................          3,886
  Treasury stock..................................................................................        (17,197)
                                                                                                    --------------
    Total shareholders' equity....................................................................        393,592
                                                                                                    --------------
      Total capitalization........................................................................   $    473,392
                                                                                                    --------------
                                                                                                    --------------

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table presents selected historical consolidated financial information derived from the historical consolidated financial statements of the Company as of and for each of the years in the five-year period ended December 31, 1994 and as of and for the six months ended June 30, 1994 and 1995. This information should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The results for interim periods are not necessarily indicative of results that may be expected for the full year.

                                                                                          SIX MONTHS ENDED JUNE
                                               YEAR ENDED DECEMBER 31, (1)                         30,
                                  ------------------------------------------------------  ----------------------
                                    1990       1991       1992       1993        1994      1994 (1)      1995
                                  ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)           (UNAUDITED)
STATEMENT OF INCOME DATA:
Gross premiums written..........  $  38,680  $  57,619  $  63,655  $  89,788  $  85,112   $  47,122   $  37,739
Net premiums written............     37,650     55,274     61,428     86,649     80,685      45,526      36,179
Premiums earned.................     24,758     35,950     45,552     59,629     61,757      28,421      30,160
Net realized gains (losses) on
 sale of investments............        131      6,239      7,936     16,649     (5,829)     (1,004 )      (539 )
Net investment income (2).......     22,176     26,792     29,806     32,214     38,225      18,467      21,165
Total revenues..................     47,359     69,447     84,686    109,693     95,693      46,695      51,538
Income before income taxes......     32,220     40,869     49,449     50,284     32,659      23,542      28,312
Net income......................     25,060     32,436     37,617     37,974     26,565      18,445      21,574
Earnings per share..............       1.60       1.85       2.07       2.09       1.49        1.02        1.24
Dividends per share.............     --         --           0.24       0.28       0.32        0.16        0.18
SELECTED FINANCIAL RATIOS: (3)
Loss ratio......................        9.1%      14.2%      20.4%      37.0%      37.0 %      15.6 %      15.5 %
Expense ratio...................       54.0       64.6       56.5       53.8       55.5        56.2        54.8
Combined ratio..................       63.1       78.8       76.9       90.8       92.5        71.8        70.3

                                                                                                   AS OF JUNE
                                                         AS OF DECEMBER 31, (1)                        30,
                                       ----------------------------------------------------------  -----------
                                          1990        1991        1992        1993        1994        1995
                                       ----------  ----------  ----------  ----------  ----------  -----------
                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)        (UNAUDITED)
BALANCE SHEET DATA:
Investments (4)......................  $  356,170  $  426,280  $  490,777  $  622,303  $  639,888   $ 705,564
Total assets.........................     429,785     501,853     576,246     725,048     749,388     820,019
Deferred premium revenue.............     146,717     166,112     181,988     209,008     227,883     233,935
Total liabilities....................     176,501     213,778     244,101     360,581     389,127     426,427
Total shareholders' equity...........     253,284     288,075     332,145     364,467     360,261     393,592
Book value per share.................       14.46       16.46       18.29       20.14       20.45       22.80
STATUTORY BASIS RESERVES: (5)
Contingency reserves.................  $   30,321  $   43,269  $   58,494  $   79,404  $   98,554   $ 108,444
Policyholders' surplus...............     167,158     200,221     219,624     299,984     287,629     293,937
                                       ----------  ----------  ----------  ----------  ----------  -----------
Qualified statutory capital..........     197,479     243,490     278,118     379,388     386,183     402,381
Unearned premiums....................     167,040     190,724     212,613     242,996     269,832     280,585
Losses and LAE reserves..............       2,944       7,995      14,847       5,835      19,535      19,464
                                       ----------  ----------  ----------  ----------  ----------  -----------
Total policyholders' reserves........  $  367,463  $  442,209  $  505,578  $  628,219  $  675,550   $ 702,430
                                       ----------  ----------  ----------  ----------  ----------  -----------
                                       ----------  ----------  ----------  ----------  ----------  -----------
Leverage ratio (6)...................       139:1       134:1       128:1       108:1       124:1       130:1

--------------------------
(1) Certain of the 1994 and prior years' amounts have been reclassified to conform to the 1995 presentation.

(2)  Excludes capital gains and losses.
(3) The loss ratio is derived by dividing losses and LAE incurred by premiums earned. The expense ratio is derived by dividing underwriting and operating expenses by premiums earned. The combined ratio is the sum of the loss and expense ratios. Such ratios have been calculated using amounts determined in accordance with GAAP.
(4)  Excludes investment in affiliates.
(5) Represents the combined statutory financial position of the Insurance Subsidiaries.
(6) Leverage ratio is net insurance in force divided by qualified statutory capital.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company is principally engaged in the reinsurance of financial guaranties of municipal and asset-backed debt obligations of monoline financial guaranty insurers. Monoline financial guaranty insurers guaranty to the holders of debt obligations, primarily those issued by municipalities, the full and timely payment of principal and interest. In conducting its reinsurance business, the Company assumes a portion of the risk insured, and receives a portion of the premium collected, by the primary insurer. In addition, the Company is engaged in the insurance and reinsurance of various specialty businesses that utilize the Company's expertise in performing sophisticated analyses of complex, credit-based risks. The Company's specialty businesses currently involve the issuance of direct financial guaranties of smaller municipal and multi-family housing-backed debt obligations, trade credit insurance, financial responsibility bonds and excess-SIPC bonds. The Company expects that a significant portion of its growth will come from its expanding specialty businesses.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1995 VERSUS SIX MONTHS ENDED JUNE 30, 1994

    Gross premiums written during the six months ended June 30, 1995 were $37.7 million compared to $47.1 million in the same period in 1994, representing a 19.9% decrease. This decrease was principally attributable to a substantial decline in the municipal reinsurance business reflecting the continuing industry-wide slow down in new-issue municipal bond and refunding volume.

    In the first six months of 1995 new-issue volume of $69.2 billion was recorded, a 25.4% decrease from the same period in 1994. However, the insured portion of such new issues increased to 39% compared to 37% for all of 1994. Total municipal bond refundings in the first six months of 1995 decreased to 17% of new-issue volume from 32% in the first half of 1994, reflecting higher interest rates during the 1995 period which tended to reduce refunding activity to a more normal level.

    Facultative activity contributed $11.6 million in premiums in the first half of 1995 compared to $23.8 million for the same period in 1994.

    The principal amount of debt obligations insured and reinsured by the Company aggregated $5.1 billion for the first half of 1995 compared to $4.4 billion for the same period in 1994. This period-to-period increase was achieved despite an industry-wide decline in new-issue municipal bond and refunding volume and resulted in large part from the continued high levels of premiums derived from the Company's specialty businesses. These businesses accounted for $2.4 billion of the principal insured in the first half of 1995 compared to $1.5 billion in the first half of 1994.

    Net premiums written decreased 20.5% to $36.2 million in the first half of 1995 from $45.5 million in the same period in 1994, consistent with the decrease in gross premiums discussed in the preceding paragraphs. Of the Company's net premiums written in the first half of 1995, 48.3%, 8.2% and 43.5% were derived from the reinsurance of municipal bonds, the reinsurance of asset-backed debt obligations and the Company's specialty businesses, respectively, compared to 63.6%. 7.7% and 28.7% during the same period in 1994.

    Premiums earned grew 6.1% to $30.2 million in the first half of 1995 from $28.4 million during the comparable period in 1994. This increase reflects the growth in earned premiums derived from the Company's specialty businesses which contributed $11.8 million of earned premiums in the first half of 1995, compared to $7.9 million in the comparable 1994 period, as well as the earnings generated from the growing deferred premium revenue balance. Deferred premium revenue was $228 million at the beginning of 1995 compared to $209 million at the beginning of 1994.

    The growth in earned premiums was in part offset by a lower level of refundings in the period which accounted for an estimated $1.6 million of earned premiums in the first half of 1995 versus $5.1 million in the first half of 1994.

    Net investment income increased 14.6% to $21.2 million in the first six months of 1995 from $18.5 million in the first half of 1994. This growth resulted primarily from the Company's ability to invest substantially all of its available cash flow in higher yielding special private placements without lowering the credit quality of the portfolio. The increase further reflects the growth in the Company's investment portfolio during the period. The average yields on the Company's investment portfolio after all associated costs were 6.7% and 5.9% for the first half of 1995 and 1994, respectively. In addition, the Company realized $0.5 million of net capital losses in the first half of 1995 compared with $1.0 million in the 1994 first half.

    Net investment income is presented after deduction of both external investment management fees and internal costs associated with managing the portfolio.

    Incurred losses and LAE were $4.7 million in the first six months of 1995 compared to $4.4 million in the same period in 1994. Of the 1995 amount, $2.8 million derives from the Company's credit reinsurance business, which is written with the expectation of a loss ratio of approximately 40%.

    The Company's operating expense ratio decreased to 54.8% in the first six months of 1995 from 56.2% in the same period in 1994. Policy acquisition costs ("PAC") were $11.1 million and $9.1 million for the first half of 1995 and 1994, respectively, representing 36.8% and 32.2% of premiums earned in those respective periods. The Company effected an internal management reorganization in the first quarter of 1995 to streamline its operations, among other things. This resulted, in part, in revised expense allocations which, in turn, contributed in large part to the increase in PAC.

    Other operating expenses decreased 11.4% to $5.3 million in the first half of 1995 from $6.0 million during the same period in 1994. This decrease resulted primarily from the revised expense allocations noted above, including the allocation of internal investment management expenses to investment income.

    Interest expense totaled $2.7 million in the first six months of 1995 compared to $2.9 million for the same period in 1994. The decrease reflects the impact of a reverse interest-rate swap entered into in January 1995 and subsequently terminated in June 1995 and from which the Company realized a net interest reduction in the period of $0.4 million, including amortization of gain on termination of the swap. This reduction was offset in part by additional interest expense on the increased drawdowns on the Company's line of credit under a bank credit agreement (the "Credit Agreement").

    The Company's effective tax rate for the first six months of 1995 was 23.8% compared to 21.6% for the 1994 comparable period. The 1994 rate reflects the tax benefit derived from higher capital losses.

    During the six months ended June 30, 1995, the Company's net income increased 17.0% to $21.6 million from $18.4 million in the first six months of 1994 reflecting increases in premiums earned and investment income and lower total expenses. During the six months ended June 30, 1995, earnings per share increased 21.1% to $1.24 per share from $1.02 per share for the first half of 1994, while operating earnings per share, which excludes the impact of capital losses, increased 17.5% to $1.24 from $1.06 per share in the first half of 1994. The per-share increases also reflect the lower weighted average shares during the 1995 period resulting from the Company's share repurchase program.

    The  weighted average shares  outstanding during the first  half of 1995 was
17.4 million compared to 18.0 million for the 1994 comparable period. The Company repurchased 362,000 and 471,300 of its shares of Common Stock in the open market in the first six months of 1995 and at various times throughout 1994, respectively.

YEAR ENDED DECEMBER 31, 1994 VERSUS YEAR ENDED DECEMBER 31, 1993

    Gross premiums written in 1994 were $85.1 million compared to $89.8 million in 1993, a 5.2% decrease. This decline primarily reflects the significantly lower municipal debt new-issue volume, a slowdown in refunding activity and lower premium rates on certain high quality assumed reinsurance, all of which was in large part offset by continued growth in premiums derived from the Company's specialty businesses. Facultative activity contributed $34.7 million of monoline reinsurance gross premiums in

1994 compared to $40.1 million in 1993. Additionally, municipal reinsurance premiums written benefited from the grant by Standard & Poor's of a double-A claims-paying ability rating to Asset Guaranty in the latter half of 1993. Municipal reinsurance premiums written by Asset Guaranty were $4.8 million in 1994 compared to $1.5 million in 1993.

    The principal amount of debt obligations insured and reinsured by the Company aggregated $7.1 billion in 1994 compared with $6.7 billion in 1993, a 7% increase. This year-to-year increase was achieved despite an industry-wide slow down in new-issue municipal bond and refunding volume and resulted in large part from the continued high levels of premiums derived from the Company's specialty businesses. These businesses accounted for $26.6 million (31.3%) of gross premiums in 1994 compared to $19.8 million (22.0%) in 1993.

    The volume of municipal bonds issued in 1994, $164.9 billion, represented a decline of 44% from the $292.0 billion in issuances in the prior year. This decline was due to the substantial and rapid increase in interest rates, which caused a reduction in refunding issues such that they represented only 23% of total issuance compared to 51% in 1993. The Company believes that this reduced level of refundings is a more normal and sustainable level. Bonds issued for new money purposes, however, increased to $116.0 billion in 1994 from the 1993 level of $97.0 billion. The insured portion of new issues was 37% in both years.

    Net premiums written decreased 6.9% to $80.7 million in 1994 from $86.6 million in 1993, consistent with the decrease in gross premiums discussed in the preceding paragraphs. Of the Company's net premiums written in 1994, 59%, 11% and 30% were derived from the reinsurance of municipal bonds, the reinsurance of asset-backed debt obligations and the Company's specialty businesses, respectively, compared to 72%, 7% and 21% in 1993.

    Net premiums written from specialty businesses have grown from $8.6 million (16%) in 1991 to $24.6 million (30%) in 1994. The Company expects that these specialty businesses will continue to contribute a significant component of the Company's revenues. In connection with certain of its specialty businesses, the Company underwrites with the anticipation of higher loss levels than those associated with its core municipal and asset-backed reinsurance business. The Company takes these higher loss ratios into account in determining appropriate premium rates.

    Premiums earned grew 3.6% to $61.8 million in 1994 from $59.6 million in 1993. This increase was achieved despite the decrease in premiums written and a lower level of refundings in 1994. The growth reflects the increased contribution to earned premiums derived from the Company's specialty businesses, which contributed $18.9 million (31%) of earned premiums in 1994 compared to $13.1 million (22%) in 1993. This growth in earned premiums was to a large degree offset by the lower level of refundings, which accounted for an estimated $11.7 million of earned premiums in 1994 compared with $14.4 million in 1993. A refunding eliminates the Company's reinsurance exposure to the refunded obligation, and, as a result, the Company recognizes in current earnings the remaining related deferred premium revenue. The growth in premiums earned also reflects the amortization of the growing deferred premium revenue balance, which increased to $228 million at year-end 1994 from $209 million at year-end 1993.

    Net investment income increased 18.7% to $38.2 million in 1994 from $32.2 million for 1993. This growth resulted primarily from the Company's ability to invest substantially all of its available cash flow in higher yielding special private placements without lowering the credit quality of the portfolio. Substantially all of these special assets have received a double-A rating. The increase further reflects the growth in the Company's investment portfolio from $633 million at December 31, 1993 to $655 million at December 31, 1994. The average yields on the Company's investment portfolio increased to 6.2% for 1994 from 5.8% for 1993.

    In addition, the Company realized $5.8 million of net capital losses in 1994 compared with net realized capital gains of $16.6 million in 1993. This year-to-year change reflects the rapid increase in interest rates during 1994.

    Incurred losses and LAE were $22.8 million in 1994 compared to $22.1 million in the same period in 1993. Of these amounts, losses and LAE incurred in connection with the Company's discontinued commercial real estate related portfolio aggregated $9.5 million in 1994 compared to $13.1 million in 1993.

    In 1991 and 1992, the Company established reserves aggregating $9.8 million in connection with three transactions for which the Company was a reinsurer of financial guaranties of securities backed by pools of commercial real estate. In 1993, in connection with the refinancing of these three transactions and with a resulting reduction in exposure, the Company paid losses of approximately $20 million, including the remaining balance of amounts previously reserved, and thereby incurred additional losses and LAE of $12.9 million.

    In 1994, following notification from the primary insurer, the Company increased its case reserves on these refinanced transactions by $7.1 million. In addition, in 1994 the Company established case reserves of $2.4 million on two additional transactions in its commercial real estate portfolio. Of these additions to case reserves, $7.5 million were established by transfer from the Company's non-specific reserve, thereby depleting that reserve. Following re-evaluation of all of its potential exposures, the Company increased its non-specific reserve to $10 million at year end 1994. Net additions to the Company's non-specific reserve in 1994 and 1993 were $3.6 million and $5.6 million, respectively.

    In addition, in 1994 and 1993, the Company incurred losses of $5.7 million and $3.7 million, respectively, in connection with its credit and surety businesses commensurate with the continued growth in premiums written from these specialty businesses.

    The Company believes that the reserves for losses and LAE, including the case and non-specific reserves, are adequate to cover the ultimate net cost of claims. However, the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

    The Company's operating expense ratio was 56.7% in 1994 compared to 54.9% in 1993. PACs, which are those costs which vary with and are directly related to the generation of new and renewal premium, totaled $20.3 million and $19.6 million in 1994 and 1993, respectively, representing 32.8% and 32.9% of premiums earned in those respective periods. Other operating expenses increased to $13.2 million in 1994 from $11.6 million in 1993 due in part to $0.5 million in non-recurring expenses in 1994.

    Interest expense of $5.8 million was recorded in 1994 compared to $5.2 million in 1993. The 1994 expense includes a full year's interest charge on Enhance Financial's $75 million aggregate principal amount of 6.75% Debentures due 2003 (the "6.75% Debentures"), which were issued in March 1993.

    The Company's effective tax rate was 18.6% for 1994 compared to 24.5% in 1993. The 1994 rate reflects the benefit from capital losses incurred in 1994 which may be carried back to recover taxes paid on prior years' capital gains. The 1993 charge includes $0.95 million for the retroactive increase in the deferred tax liability as at December 31, 1992, resulting from an increase in 1993 in the corporate tax rate to 35%.

    Net income for 1994 decreased 30.0% to $26.6 million from $38.0 million in 1993. This decrease primarily reflects the after tax impact of the $22.5 million swing in realized capital gains. Earnings per share declined similarly by 29.0% to $1.49 in 1994 from $2.09 for 1993.

    The weighted average shares outstanding for 1994 was 17.88 million compared to 18.14 million for 1993. The Company continued its share repurchase program in 1994 and repurchased 471,300 of its shares of Common Stock on the open market at various times throughout the year. Through December 31, 1994, the Company repurchased 620,200 shares of Common Stock out of a total number of shares authorized by the board of directors of 1.2 million.

YEAR ENDED DECEMBER 31, 1993 VERSUS YEAR ENDED DECEMBER 31, 1992

    Gross premiums written in 1993 were $89.8 million compared with $63.7 million in 1992, an increase of 41.0%. This growth reflects an increase in facultative writings during the period and the continued strength of the municipal bond market. Facultative activity contributed $39.2 million of monoline reinsurance premiums in 1993 compared to $16.8 million in 1992.

    The principal amount of debt obligations insured and reinsured by the Company aggregated $6.7 billion for 1993 compared with $4.0 billion in 1992, an increase of 64.9%. This increase was primarily attributable to a 75.4% year-to-year increase in par insured derived from the Company's municipal reinsurance business, which benefited from continued increases in the volume of municipal debt obligations issued and insured.

    In 1993, industry new-issue volume of $292.0 billion was recorded, an increase of 24.3% over 1992. The insured portion of such new issues was 37.1% compared with 34.5% in 1992. Total municipal bond refundings in 1993 accounted for almost 65.9% of new-issue volume, up from 52.2% for 1992 reflecting the continued low interest rates during the year.

    The increase in gross premiums was further impacted by the continued growth in the Company's specialty insurance and reinsurance businesses which in 1993 accounted for $19.8 million of gross premiums written compared with $17.1 million in 1992.

    Net premiums written increased 41.0% to $86.6 million in 1993 from $61.4 million in 1992, consistent with the increase in gross premiums discussed in the preceding paragraphs. Of the Company's net premiums written in 1993, 71.7%, 7.1% and 21.2% were derived from the reinsurance of municipal bonds, the reinsurance of asset-backed debt obligations and the Company's specialty businesses, respectively, compared to 60.6%, 13.6% and 25.8% during 1992.

    Premiums earned grew 30.9% to $59.6 million in 1993 from $45.6 million in 1992. This increase is due in large measure to the higher level of refundings, which accounted for an estimated $14.4 million of 1993 earned premiums compared with $8.4 million in 1992, as well as the earnings generated from the amortization of the growing balance of deferred premium revenue.

    Net investment income increased 8.3% to $32.2 million in 1993 from $29.8 million in 1992. During the year, the investment portfolio grew from $499 million to $633 million including the net proceeds of approximately $74 million from Enhance Financial's sale of the 6.75% Debentures in March 1993. The average yields on the Company's investment portfolio were 5.8% and 6.5% for 1993 and 1992, respectively. This decrease in yield reflects the general market decline in interest rates and the Company's strategy of seeking maximum total rate of return from its investment portfolio. The portfolio is managed externally by professional advisors whose performance is measured against established indexes; yield from interest income, as well as realized and unrealized gains, are the key components of such performance. In 1993, the total rate of return of the portfolio on this basis was 10.9%.

    In addition, the Company generated $16.6 million of realized capital gains in 1993 compared with $7.9 million in 1992. The high levels of realized gains reflects the effect of lower interest rates, which served to increase the realized gains on sales of investments in both years.

    Incurred losses and LAE were $22.1 million in 1993 compared to $9.3 million in 1992. The 1993 amount includes a $12.9 million charge in connection with the refinancing of three transactions for which the Company was a reinsurer of financial guaranties of securities backed by pools of commercial real estate. In connection with the refinancings, the Company paid losses of approximately $20 million, including amounts previously reserved, and the Company's exposure was reduced correspondingly. The increase in paid losses over reserves already established for these transactions resulted primarily from decreases in projected operating cash flows from, and sales prices of, certain of the underlying properties based on updated appraisals. In addition, certain recoveries under guaranties provided in connection with the original reinsured transaction were determined by the primary insurer to have been overvalued. At December 31, 1993, the Company's total principal outstanding with respect to the three refinanced reinsured transactions was $63.5 million. Additionally, the 1993 incurred losses include net additions of approximately $4 million to the non-specific reserve, bringing the reserve at year-end 1993 to approximately $5 million.

    Of the Company's total insured principal of $21.9 billion at December 31, 1993, $16.2 billion, $4.2 billion and $1.5 billion represented exposure with respect to reinsurance of municipal debt obligations, the reinsurance of asset-backed obligations and the Company's specialty businesses, respectively.
Of the $4.2 billion related to asset-backed obligations, 60.3% related to consumer receivables, 19.5% related to investor-owned utilities and 7.4% related to commercial real estate exposure (representing 1.4% of total principal outstanding).

    The Company's operating expense ratio declined to 54.9% in 1993 from 57.6% in 1992, reflecting increased economies of scale. Although operating expenses increased, the expense ratio declined principally as a result of the increase in earned premiums generated from refundings. PACs were $19.6 million and $14.5 million for 1993 and 1992, respectively, representing 32.9% and 31.9% of premiums earned in those respective periods. This year-to-year increase reflects, in part, the increase in premiums earned, as well as a revision in the amounts of certain internal costs being deferred. Other operating expenses increased 5.9% to $11.6 million in 1993 from $10.9 million in 1992. This increase is due in part to growth in the Company's operations, as well as increased occupancy and overhead costs following the Company's relocation in June 1992 and offset in part by the deferral of additional internal costs.

    Interest expense totaled $5.2 million in 1993 compared to $0.8 million in 1992, reflecting the sale by Enhance Financial of the 6.75% Debentures issued in March 1993.

    The Company's effective tax rate for 1993 was 24.5% compared to 23.9% for 1992 reflecting the increase in the corporate tax rate in 1993 to 35%. Additionally, the 1993 tax charge includes $0.95 million for the retroactive increase in the deferred tax liability as at December 31, 1992 resulting from the increase in the corporate tax rate.

    The Company's 1993 net income increased 1.0% to $38.0 million from $37.6 million in 1992. Earnings per share for 1993 grew 1.0% to $2.09 per share from $2.07 per share in 1992. These increases were due to the continued growth of premiums earned and investment income and offset by the significant increase in incurred losses in 1993 discussed above as well as the change in the Federal income tax rate.

    The weighted average shares outstanding for the year 1993 was 18.14 million compared to 18.13 million for 1992. This increase reflects the impact of Enhance Financial's initial public offering in February 1992, in which 750,000 shares of Common Stock were sold, and offset in part by the repurchase of 64,200 and 84,700 shares on the open market in 1993 and 1992, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    As a holding company, Enhance Financial finances the payment of its operating expenses, principal and interest on its debt obligations, dividends to its shareholders, if any, and the repurchase of Common Stock from dividends and other payments from its subsidiaries, principally the Insurance Subsidiaries, and draws on the line of credit provided under the Credit Agreement. As of June 30, 1995, up to $22.0 million was available for the payment of dividends without prior approval of the insurance regulating authorities from the Insurance Subsidiaries for the aforesaid purposes. See "Insurance Regulatory Matters -- Restrictions on Dividends by the Insurance Subsidiaries."

    The Company maintains the Credit Agreement with two major commercial banks providing for borrowings of up to $30 million to be used for general corporate purposes, the availability of which is subject to the satisfaction by the Company of certain tests. As of June 30, 1995, the outstanding balance was $12.0 million and an additional $8.0 million was available under the Credit Agreement. Of the $12.0 million outstanding, $9.0 million was borrowed during the first quarter of 1995; to finance Enhance Financial's stock repurchase program and to contribute $3 million to Asset Guaranty. Under the terms of the Credit Agreement, no additional amounts may be borrowed after November 9, 1995. The Company and its lead bank are currently negotiating with respect to an amendment to the Credit Agreement, which would provide the Company with additional borrowing availability (up to the existing $30 million limit). There can be no assurance that the Company will be able to enter into such an amended Credit Agreement, although the Company does not believe that the failure to enter into an amendment to the Credit Agreement will have a material adverse effect on the Company's results of operations.

    Payments of dividends by Enhance Financial to its shareholders are further restricted by the terms of agreements relating to its indebtedness. As of June 30, 1995, the maximum amount of dividends which may be paid by Enhance Financial to its shareholders in compliance with the terms of such indebtedness was $23.1 million.

    The Company's cash flow from operations for the first six months of 1995 was $32.9 million compared to $31.2 million for the same period in 1994. The Company's investment portfolio, excluding investments in affiliates, grew to $706 million at June 30, 1995 from $640 million at December 31, 1994, including adjustments due to market value. The Company believes that the operating liquidity needs of the Insurance Subsidiaries can be funded exclusively from their respective operating cash flows. The Company's cash flow from operations consists principally of insurance and reinsurance premiums collected and income earned on invested assets, which in turn is applied to the payment of claims, operating expenses and income taxes. Liquidity is also provided by the Company's sales of its available-for-sale portfolio investments prior to maturity and payments of principal on investments at maturity. Sales of investments prior to maturity occur periodically, at the discretion of the Company's investment managers, typically to realign portions of the investment portfolio in accordance with the Company's objectives relating to average maturity and quality and to achieve the optimal mix of taxable and tax-exempt securities. In 1994 and for the first six months of 1995, the Company's non-operating cash outflows were invested almost exclusively in high quality, fixed-maturity, private placement securities.

    Based on the historical cash flow of the Company, the Company's current financial results and the Company's expectation as to the level of the Company's net premiums written during the next 12 months, the Company believes that cash flow provided by operating activities of the Insurance Subsidiaries over the next year will provide sufficient liquidity for the operations of the Company, as well as funds to Enhance Financial so that Enhance Financial will be able to meet its debt service and other obligations. The ability of Enhance Financial to meet its debt service and other obligations beyond the next 12 months will depend upon the cash flow generated by the operating activities of the Insurance Subsidiaries and the availability to Enhance Financial of sufficient amounts of funds from the Insurance Subsidiaries in the form of dividends or other payments. Beyond the next 12 months, the Company's cash flow available to Enhance Financial may be influenced by a variety of factors, including market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although the Company presently anticipates that it will be able to meet all debt service and other obligations over the long term, no assurance can be given as to whether the available net cash provided by the Company's operating activities will provide sufficient liquidity for Enhance Financial to meet all its long-term liquidity needs.

    At December 31, 1992, 1993 and 1994, the carrying value of the Company's investments was $491 million, $622 million, and $640 million, respectively, on which was earned $30.3 million, $32.8 million and $38.2 million in 1992, 1993 and 1994, respectively, excluding $7.9 million, $16.6 million and $(5.8) million of net realized gains (losses) in 1992, 1993 and 1994, respectively. The increase in investments resulted principally from cash flow from operations generated during the period. As of June 30, 1995, the Company held approximately $70.4 million and $18.5 million in short term investments and cash and cash equivalents, respectively, to meet liquidity needs.

    Enhance Financial issued $9 million principal amount of notes in December 1991, of which $1.4 million principal amount was redeemed in the fourth quarter of each of 1994, 1993 and 1992. Debt service on such notes, including interest and repayment of principal, totaled $1.9 million in 1994 and will approximate $1.8 million in 1995. In March 1993, Enhance Financial completed a public offering of the

6.75% Debentures. Annual debt service on the 6.75% Debentures is approximately $5.1 million, which became payable in semi-annual installments beginning September 1993. All of the net proceeds of the 6.75% Debenture offering, approximately $74 million, were contributed to Enhance Re.

    In 1994, Enhance Financial continued its stock repurchase program and purchased 471,300 shares of Common Stock for a total consideration of $8.6 million. Enhance Financial purchased an additional 362,000 shares for a total consideration of $5.9 million during the six months ended June 30, 1995, bringing the total number of shares purchased to that date to 982,200 out of the total number of shares authorized by the board of directors of 1.2 million.

    Effective January 19, 1995, the Company entered into a reverse interest-rate swap transaction with a triple A-rated counterparty based on a notional amount of $50 million over a term equal to the remaining term of the 6.75% Debentures. Pursuant to the terms of the swap, the Company incurred an obligation to pay interest semi-annually at a variable LIBOR-based interest rate and in exchange will receive interest at a fixed rate of 8.00%. The variable rate is set quarterly in advance until the September 1, 1995 reset date and thereafter semi-annually in advance. The variable rate for the initial period to the first reset date was 6.1875%. Effective June 1, 1995, the Company terminated the swap and realized a gain on termination in the amount of $4.6 million. The gain has been deferred and will be amortized over the original term of the swap.

    The Company has no other material commitments for capital or other expenditures within the next 12 months or thereafter.

                      FINANCIAL GUARANTY INDUSTRY OVERVIEW

GENERAL

    Financial guaranty insurance provides an unconditional and irrevocable guaranty to the holder of a debt obligation of full and timely payment of principal and interest. Financial guaranty insurance is primarily offered on municipal and asset-backed debt obligations. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is a more common component in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. Payments under the insurance policy may not be accelerated by the holder of the debt obligation. Absent payment in full at the option of the insurer, in the event of a default under an insured obligation the holder continues to receive payments of principal and interest on schedule, as if no default had occurred. Each subsequent purchaser of the obligation generally receives the benefit of such guaranty.

    Financial guaranty insurance benefits both issuers and investors. The principal economic value of financial guaranty insurance to an issuer of an obligation is the savings in interest costs resulting from the difference between the interest rates on an insured obligation and the interest rate on the same obligation on an uninsured basis. Investors benefit from the greater marketability of the insured obligation and a reduction in the risk of loss associated with an issuer's default, as well as greater retention of value of their investment should the issuer experience adversity. See "Risk Factors -- Market and Other Factors" for a discussion of factors affecting the demand for and supply of financial guaranty insurance.

    The premium for financial guaranty insurance is paid by the issuer of the obligation either in full at the inception of the policy or, less commonly, in installments on an annual basis. Premium rates are typically calculated as a percentage of either the principal amount of the debt or total exposure (principal and interest). Rate setting reflects such factors as the credit strength of the issuer, type of issue, sources of income, collateral pledged, restrictive covenants, maturity, prevailing market spreads between insured and uninsured obligations and competition from other insurers, other providers of credit enhancement and alternatives to credit enhancement.

    Premiums are generally non-refundable and are recognized as income over the life of the insured obligation. This long and relatively predictable earnings pattern is characteristic of the financial guaranty insurance industry and provides a relatively stable source of future revenues and claims-paying ability to financial guaranty insurers and reinsurers.

    In addition to Asset Guaranty, there are currently seven active primary U.S. financial guaranty insurers: Municipal Bond Investors Assurance Corporation ("MBIA"), AMBAC Indemnity Corporation ("AMBAC"), Financial Guaranty Insurance Company ("FGIC"), Financial Security Assurance Inc. ("FSA"), Capital Market Assurance Corporation ("CapMAC"), Connie Lee Insurance Company ("Connie Lee") and Capital Guaranty Insurance Company ("CGIC"). FSA and CGIC have entered into a merger agreement relating to the acquisition of CGIC by FSA.

FINANCIAL GUARANTY MARKET

    The primary financial guaranty insurance market consists of two main sectors: municipal bond insurance and insurance on asset-backed debt.

    MUNICIPAL BOND MARKET. Municipal bond insurance provides credit enhancement of bonds, notes and other evidences of indebtedness issued by states and their political subdivisions (for example, counties, cities, or towns), utility districts, public universities and hospitals, public housing and transportation authorities, and other public and quasi-public entities. Municipal bonds are supported by the issuer's taxing power in the case of general obligation or special tax-supported bonds, or by its ability to impose and collect fees and charges for public services or specific projects in the case of most revenue bonds. Insurance provided to the municipal bond market has been and continues to be the major source of revenue for the financial guaranty insurance industry.

    The volume of municipal bonds issued in 1994, $164.9 billion, represented a substantial decline from the $292.0 billion issued in the prior year. This decline was due to the substantial and rapid increase in interest rates, which caused a reduction in refunding issues to the point where they represented only 23% of total issuance compared to 51% in 1993. Bonds issued for new money purposes, however, increased to $116.0 billion in 1994 from the 1993 level of $97.0 billion. The insured volume of municipal bonds in 1994 declined to $61.2 billion from the 1993 level of $107.9 billion, representing 37% of total municipal bonds issued in both years.

    In the first six month of 1995, $69.2 billion of municipal bonds were issued, of which $54.6 billion was for new money purposes. The insured portion of such new issues amounted to 39% in the six-month period.

    The following table sets forth certain information regarding new-issue long term (over one year) municipal bonds and new-issue insured long term municipal bonds, in each case issued during the years indicated:

                                                                          NEW INSURED MUNICIPAL
                                           NEW TOTAL      NEW INSURED     VOLUME AS PERCENT OF
                                           MUNICIPAL       MUNICIPAL       NEW TOTAL MUNICIPAL
YEAR                                        VOLUME          VOLUME               VOLUME
---------------------------------------  -------------  ---------------  -----------------------
                                                 (IN BILLIONS)
1986...................................    $   151.3       $    24.8                16.4%
1987...................................        105.4            21.6                20.5
1988...................................        117.8            30.5                25.9
1989...................................        125.0            30.6                24.5
1990...................................        128.1            33.5                26.2
1991...................................        174.2            51.9                29.8
1992...................................        235.0            81.0                34.5
1993...................................        292.0           107.9                37.0
1994...................................        164.9            61.2                37.1

------------------------
Figures are based upon estimated data provided by The Bond Buyer, September 7, 1995.

    In addition to insurance of new issues, financial guaranty insurers have provided insurance to certain investment vehicles, usually unit investment trusts or mutual funds, which invest in outstanding issues of municipal bonds. Although the insurer in such circumstances typically does not have the authority to restructure the documents of an outstanding issue to conform to its preferred format, it generally does apply stricter underwriting criteria in determining which issuers qualify for insurance. Issues with no reserve funds or other factors usually deemed important in assessing risk of non-payment will be insured only if the underlying creditworthiness of the issuer is stronger than usual.

    ASSET-BACKED DEBT MARKET. Asset-backed transactions or securitizations constitute a form of structured financing distinguishable from unsecured debt issues by being secured by a specific pool of assets having an ascertainable cash flow or market value that is held by the issuing entity, rather than relying on the general unsecured creditworthiness of the issuer of the obligation. While most asset-backed debt obligations represent interests in pools of assets, such as residential and commercial mortgages and credit card and auto loan receivables, monoline financial guarantors have also insured asset-backed debt obligations secured by one or a few assets, such as utility mortgage bonds and multi-family housing bonds.

    The asset-backed securities market experienced very substantial growth in this decade, with new issuances increasing from approximately $25 billion in 1989 to approximately $75 billion in 1994 and approximately $45 billion in the six months ended June 30, 1995. Securities backed by credit card receivables were the fastest growing segment of the market in 1993 and 1994 and constituted the largest single component of the market in 1994. The principal amount of asset-backed debt obligations insured by monoline financial guarantors grew from $6.7 billion in 1989 to an estimated $27.4 billion in 1994.

REINSURANCE

    Reinsurance is the commitment by one insurance company, the "reinsurer," to reimburse another insurance company, the "ceding company," for a specified portion of the insurance risks underwritten by the ceding company. Because the insured party contracts for coverage solely with the ceding company, the failure of the reinsurer to perform does not relieve the ceding company of its obligation to the insured party under the terms of the insurance contract.

    Reinsurance provides various benefits to the ceding company. It reduces net liability on individual risks, thereby enabling the ceding company to underwrite larger policies than its own resources would otherwise support; it reduces excessive exposure in a geographical area or to a particular type of risk and affords catastrophe protection from large and/or multiple losses; it stabilizes the ceding company's results of operations by leveling fluctuations in its loss ratio; and, by reducing its exposure, it helps the ceding company maintain an acceptable ratio of exposure to policyholders' surplus.

    Perhaps most importantly for financial guaranty insurers, reinsurance enables a primary insurer to write single risks and greater aggregate risks without contravening the capital requirements of applicable state insurance laws and rating agency guidelines. State insurance regulators allow primary insurers to reduce the liabilities appearing on their balance sheets to the extent of reinsurance coverage obtained from licensed reinsurers or from unlicensed reinsurers meeting certain solvency and other financial criteria. Similarly, the rating agencies permit such a reduction for reinsurance in an amount which depends on the strength of the reinsurer. See "Business -- Rating Agencies" and "Insurance Regulatory Matters."

    The principal forms of reinsurance are treaty and facultative. Under a treaty arrangement, the ceding company is obligated to cede, and the reinsurer is correspondingly obligated to assume, a specified portion of a specified type of risk or risks insured by the ceding company during the term of the treaty (although the reinsurance risk thereafter extends for the life of the respective underlying obligations). Under a facultative agreement, the ceding company from time to time during the term of the agreement offers a portion of specific risks to the reinsurer, usually in connection with particular debt obligations. A facultative arrangement differs from a treaty in that the reinsurer performs its own underwriting credit analysis to determine whether to accept a particular risk. Treaty and facultative agreements are typically entered into for an indefinite term, subject to a right of termination under certain circumstances.

    Treaty and facultative reinsurance is typically written on either a proportional or non-proportional basis. Proportional relationships are those in which the ceding company and the reinsurer share the premiums, as well as the losses and expenses, of a single risk or group of risks in an agreed percentage. In addition, the reinsurer generally pays the ceding company a ceding commission, which is normally related to the ceding company's cost of obtaining the business being reinsured. Non-proportional reinsurance relationships are typically on an excess-of-loss basis. An excess-of-loss relationship provides coverage to a ceding company to the extent that losses exceed a certain amount, in an amount up to a certain dollar limit. Excess-of-loss coverage can relate to a complete line of business or to a specific transaction. These relationships provide the ceding company with earnings protection and, where the coverage is on a transaction-by-transaction basis, additional single-risk capacity.

    Reinsurers may also, in turn, purchase reinsurance under what are called "retrocessional agreements" to cover all or a portion of their own exposure and otherwise for reasons similar to those that cause primary insurers to purchase reinsurance. See "Business -- Retrocession."

                                    BUSINESS

GENERAL

    The Company is principally engaged in the reinsurance of financial guaranties of municipal and asset-backed debt obligations of monoline financial guaranty insurers. In addition, the Company is engaged in the insurance and reinsurance of various specialty lines of business that utilize the Company's expertise in performing sophisticated analyses of complex, credit-based risks. The Company expects that a significant portion of its growth will come from its expanding specialty businesses.

    Monoline financial guaranty insurers guaranty to the holders of debt obligations, primarily those issued by municipalities, the full and timely payment of principal and interest. In conducting its reinsurance business, the Company assumes a portion of the risk insured, and receives a portion of the premium collected, by the primary insurer. Reinsurance of financial guaranties issued by monoline financial guaranty insurers represented 68.7% and 55.8% of the Company's gross premiums written for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. During the year ended December 31, 1994, the Company received 35.5% of the total reinsurance premiums ceded by all monoline financial guaranty insurers.

    The Company's specialty businesses currently involve the issuance of direct financial guaranties of smaller municipal and multi-family housing-backed debt obligations, trade credit insurance, financial responsibility bonds and excess-SIPC bonds. This area of the Company's business, measured by gross premiums written, has grown from its inception in 1991 to represent over 44% of the Company's gross premiums written for the six months ended June 30, 1995. The Company is continuing to expand these businesses and is diversifying its products and services into other areas that the Company believes have strong growth potential and in which the Company's strength in credit analysis can provide a competitive advantage.

    The Company's business strategy is to concentrate its efforts on the maintenance and growth of its financial guaranty business, both primary and reinsurance, while maintaining its commitment to intensive and prudent credit underwriting and conservative investment policies; to utilize its expertise in underwriting credit risks to expand and develop its specialty businesses; and to accelerate its diversification effort into other areas that the Company believes have strong profit and growth potential.

    The Company's aggregate insurance in force as of June 30, 1995 was $52.3 billion, of which $37.2 billion, or 71.1%, was attributable to reinsurance of municipal bond obligations; $9.6 billion, or 18.4%, was attributable to reinsurance of asset-backed debt obligations; and $5.5 billion, or 10.5%, was attributable to specialty businesses.

    The following table is a summary of the Company's net premiums written for the periods indicated.

                                                                                           SIX MONTHS ENDED JUNE
                                                          YEAR ENDED DECEMBER 31,                   30,
                                                   --------------------------------------  ----------------------
                                                      1992        1993                        1994        1995
                                                   ----------  ----------       1994       ----------  ----------
                                                                           --------------
                                                                           (IN THOUSANDS)
NET PREMIUMS WRITTEN:
  Monoline municipal reinsurance.................  $   37,205  $   62,134    $   47,235    $   28,957  $   17,487
  Monoline non-municipal reinsurance.............       8,350       6,169         8,844         3,500       2,946
  Specialty business.............................      15,873      18,346        24,606        13,069      15,746
                                                   ----------  ----------  --------------  ----------  ----------
    Total........................................  $   61,428  $   86,649    $   80,685    $   45,526  $   36,179
                                                   ----------  ----------  --------------  ----------  ----------
                                                   ----------  ----------  --------------  ----------  ----------

REINSURANCE OF MONOLINE FINANCIAL GUARANTY INSURERS

    The Company's principal business is the reinsurance of financial guaranty insurance written by the seven monoline financial guaranty insurers. The Company provides reinsurance on both a treaty and facultative basis for all the monoline primary insurers except CGIC, which it reinsures only on a facultative basis. See "-- Sources of Premiums" in this section. As of June 30, 1995, approximately 56% of the insurance in force attributable to monoline financial guaranty insurers represented business underwritten on a treaty basis, with the balance being facultative. The reinsurance written by the Company is subject to a detailed underwriting review. See "-- Underwriting Staffing, Policies and Procedures" below. Most of the Company's reinsurance activity is written on a proportional reinsurance basis.

    The Company believes that the reinsurance of municipal bond guaranties, which the Company expects will grow in response to the anticipated long term growth in the municipal bond market, provides a relatively stable source of premium income for the Company.

    Except for its reinsurance of a small amount of multi-family housing-backed business written by one primary insurer, the Company has since 1992 ceased reinsuring real estate-backed business, and it does not expect to resume reinsuring such business in the foreseeable future. Accordingly, its portfolio of such business, totaling $227 million principal amount outstanding as of June 30, 1995 (a decrease from $342 million at year end 1992), is in run-off.

    PREMIUMS CEDED BY INDIVIDUAL PRIMARY INSURERS. The following tables set forth certain information regarding premiums ceded to the Company by the monoline financial guaranty insurers in 1992, 1993 and 1994 indicating the Company's position in the industry during those years:

                                                                                                                  YEAR ENDED
                                                                                                                 DECEMBER 31,
                     YEAR ENDED DECEMBER 31, 1992                       YEAR ENDED DECEMBER 31, 1993                 1994
           -------------------------------------------------  -------------------------------------------------  -------------
                           PREMIUMS CEDED    PREMIUMS CEDED                   PREMIUMS CEDED    PREMIUMS CEDED
               GROSS       AS % OF TOTAL     AS % OF TOTAL        GROSS       AS % OF TOTAL     AS % OF TOTAL        GROSS
             PREMIUMS       CEDED TO THE     PREMIUMS CEDED     PREMIUMS       CEDED TO THE     PREMIUMS CEDED     PREMIUMS
PRIMARY    CEDED TO THE    COMPANY BY ALL      BY PRIMARY     CEDED TO THE    COMPANY BY ALL      BY PRIMARY     CEDED TO THE
INSURER       COMPANY     PRIMARY INSURERS      INSURER          COMPANY     PRIMARY INSURERS      INSURER          COMPANY
---------  -------------  ----------------  ----------------  -------------  ----------------  ----------------  -------------
                                                         (DOLLARS IN THOUSANDS)
AMBAC....    $  10,248            22.0%             19.8%       $  14,417            20.6%             40.3%       $   5,631
CapMAC...        1,229             2.7              28.9              574             0.8              16.0            3,618
CGIC.....          715             1.5              65.9            7,198            10.3             100.0              464
Connie
 Lee.....          998             2.2              35.8            1,838             2.6              48.2            1,272
FGIC.....        7,599            16.3              19.6           13,690            19.6              27.4           19,608
FSA......       13,480            29.0              25.6            9,987            14.3              16.1            7,674
MBIA.....       12,247            26.3              38.8           22,320            31.8              46.4           20,195
           -------------      ------                          -------------      ------                          -------------
  Total..    $  46,516           100.0%             25.4%       $  70,024           100.0%             33.3%       $  58,462
           -------------      ------                          -------------      ------                          -------------
           -------------      ------                          -------------      ------                          -------------


            PREMIUMS CEDED    PREMIUMS CEDED
            AS % OF TOTAL     AS % OF TOTAL
             CEDED TO THE     PREMIUMS CEDED
PRIMARY     COMPANY BY ALL      BY PRIMARY
INSURER    PRIMARY INSURERS      INSURER
---------  ----------------  ----------------

AMBAC....           9.6%             23.6%
CapMAC...           6.2              27.8
CGIC.....           0.8              70.1
Connie
 Lee.....           2.2              99.0
FGIC.....          33.5              42.4
FSA......          13.1              26.8
MBIA.....          34.6              39.7
               ------

  Total..         100.0%             35.5%
               ------
               ------

     EXPOSURE ATTRIBUTABLE TO INDIVIDUAL PRIMARY INSURERS. The following table sets forth the Company's insurance in force attributable to the reinsurance of financial guaranties issued by monoline primary insurers as of the dates indicated:

                                                                       AS OF DECEMBER 31,        AS OF JUNE 30,
                                                                     ----------------------  ----------------------
                                                                              1994                    1995
                                                                     ----------------------  ----------------------
                                                                      INSURANCE     % OF      INSURANCE     % OF
PRIMARY INSURER                                                       IN FORCE      TOTAL     IN FORCE      TOTAL
-------------------------------------------------------------------  -----------  ---------  -----------  ---------
                                                                                 (DOLLARS IN MILLIONS)
AMBAC..............................................................   $   8,725        19.6%  $   9,529        20.4%
CapMAC.............................................................         637         1.4       1,026         2.2
CGIC...............................................................         981         2.2       1,083         2.3
Connie Lee.........................................................         407         0.9         433         0.9
FGIC...............................................................      11,396        25.6      11,970        25.5
FSA................................................................       5,191        11.7       5,470        11.7
MBIA...............................................................      17,148        38.6      17,314        37.0
                                                                     -----------  ---------  -----------  ---------
    Total..........................................................   $  44,485       100.0%  $  46,825       100.0%
                                                                     -----------  ---------  -----------  ---------
                                                                     -----------  ---------  -----------  ---------

    PORTFOLIO DATA. The Company seeks to maintain a diversified insurance portfolio designed to spread its risk based on issuer, type of debt obligation insured and geographic concentration. The following table sets forth the distribution of the Company's reinsured monoline-guarantied obligations by bond type as of December 31, 1994 and June 30, 1995. As the following table indicates, municipal bond reinsurance accounted for 81.1% and 79.5% of the Company's insurance in force ceded by the monoline financial guaranty insurers at these respective dates.

                                                              AS OF DECEMBER 31, 1994        AS OF JUNE 30, 1995
                                                            ---------------------------  ---------------------------
                                                            INSURANCE IN   % OF GRAND    INSURANCE IN   % OF GRAND
TYPE OF OBLIGATION                                             FORCE          TOTAL         FORCE          TOTAL
----------------------------------------------------------  ------------  -------------  ------------  -------------
                                                                                 (IN MILLIONS)
Municipal:
General obligation/tax supported..........................   $   13,888         31.2%     $   14,162         30.3%
Water/sewer/electric/gas..................................        9,023         20.3           8,643         18.5
Health care...............................................        5,330         12.0           6,076         13.0
Airports/transportation...................................        4,406          9.9           4,789         10.2
Housing revenue...........................................        1,303          2.9           1,175          2.5
Other (1).................................................        2,137          4.8           2,343          5.0
                                                            ------------     -----       ------------     -----
    Total.................................................       36,087         81.1          37,188         79.5
                                                            ------------     -----       ------------     -----
Asset-backed:
Consumer obligations......................................        3,656          8.2           4,886         10.4
Investor-owned utilities..................................        3,177          7.1           3,087          6.6
Commercial mortgage.......................................          353          0.8             321          0.7
Other (2).................................................        1,212          2.8           1,343          2.8
                                                            ------------     -----       ------------     -----
    Total.................................................        8,398         18.9           9,637         20.5
                                                            ------------     -----       ------------     -----
    Grand total...........................................   $   44,485        100.0%     $   46,825        100.0%
                                                            ------------     -----       ------------     -----
                                                            ------------     -----       ------------     -----

------------------------

(1) Represents other types of municipal obligations, none of which individually constitutes a material amount or percentage of the Company's insurance in force.

(2) Includes $585 million and $638 million at December 31, 1994 and June 30, 1995, respectively, collateralized by corporate debt obligations; the balance represents other types of assets which collateralize obligations reinsured by the Company, none of which individually constitutes a material amount or percentage of the Company's insurance in force.

    The following table identifies by issuer the Company's 10 largest single-risk principal amounts outstanding as of June 30, 1995 and the credit rating assigned by Standard & Poor's as of that date (in the absence of financial guaranty insurance) to each such issuer:

CREDIT                                              CREDIT RATING       OBLIGATION TYPE
--------------------------------------------------  -------------  -------------------------  AS OF JUNE 30, 1995
                                                                                              --------------------
                                                                                                PRINCIPAL AMOUNT
                                                                                                  OUTSTANDING
                                                                                              --------------------
                                                                                                 (IN MILLIONS)
Mid-State Trust IV(1).............................      (BBB)            Consumer Obligation       $    397.7
New York City, NY.................................     (BBB+)             General Obligation            294.7
State of California...............................       (A)              General Obligation            289.6
Commonwealth of Massachusetts.....................      (A+)              General Obligation            287.5
Commonwealth of Puerto Rico.......................       (A)              General Obligation            287.4
Dade County, Florida Water & Sewer System.........       (A)                   Water & Sewer            254.6
New York City Municipal Water Finance Authority...      (A-)                   Water & Sewer            248.2
District of Columbia..............................       (B)              General Obligation            233.3
Metropolitan Washington Airport Authority.........      (AA-)                       Airports            230.2
Nassau County, NY.................................      (A-)              General Obligation            229.2

------------------------

(1) Mid-State Trust IV is an asset-backed security obligation backed by residential mortgages.

    The following table sets forth the distribution by state of the Company's insurance in force in connection with its reinsurance of monoline-guarantied obligations as of June 30, 1995:

                                                                          AS OF JUNE 30, 1995
                                                                       -------------------------
STATE                                                                                % OF TOTAL
---------------------------------------------------------------------  INSURANCE IN  -----------
                                                                          FORCE
                                                                       ------------
                                                                           (IN
                                                                        MILLIONS)
California...........................................................   $    6,234        13.3%
New York.............................................................        4,998        10.7
Florida..............................................................        3,991         8.5
Pennsylvania.........................................................        2,825         6.0
Texas................................................................        2,710         5.8
Illinois.............................................................        2,255         4.8
Massachusetts........................................................        1,497         3.2
New Jersey...........................................................        1,429         3.1
Ohio.................................................................        1,403         3.0
Michigan.............................................................          962         2.1
Other (1)............................................................       18,521        39.5
                                                                       ------------    -----
    Total............................................................   $   46,825       100.0%
                                                                       ------------    -----
                                                                       ------------    -----

------------------------

(1) Includes $6.1 billion related to pooled or foreign credits for which specific allocation by state is not available; the balance represents other states and jurisdictions in which obligations insured and reinsured by the Company arise, none of which individually constitutes a material portion of the Company's insurance in force.

    UNDERWRITING STAFFING, POLICIES AND PROCEDURES. The Company believes that its underwriting discipline has been critical to its profitable growth. The Company has a structured underwriting process to determine the characteristics and creditworthiness of risks that it reinsures, which process supplements the underwriting procedures of the primary insurers. Rather than relying entirely upon the underwriting performed by the primary insurers, both the Company and the rating agencies conduct extensive reviews of the primary insurers.

    The Company conducts periodic detailed reviews of each monoline primary carrier with which it does treaty business. That review entails an examination of the primary insurer's operating, underwriting and surveillance procedures; personnel; organization and existing book of business; as well as the primary insurer's underwriting of a sample of business assumed under the treaty. Any underwriting issues are discussed internally by the Company's credit committee and with the primary insurer's personnel.

    The Company responds to and usually approves, on a same-day-basis and with a minimum of credit analysis and no prior review by its full credit committee, certain high-quality primary facultative submissions falling within certain aggregate exposure limits. In responding to facultative submissions not meeting the foregoing criteria, one of the Company's credit analysts, together with the primary insurer's analyst, reviews the transaction and may also be involved in the early stages of structuring the financing. The Company's analyst prepares a formal transaction and credit review, utilizing a standardized report format, including a recommendation, and presents the review to the Company's credit committee for approval.

    The Company relies on ongoing oversight by its credit committee to avoid undue exposure concentration in any given type of obligation or geographic area. Moreover, the ceding insurer is typically required to retain at least 25% of the exposure on any single risk assumed.

    Limitations on the Company's single-risk exposure derive from state insurance regulation, rating agency guidelines and internally established criteria. The primary factor in determining single-risk capacity is the class or sector of business being underwritten. For municipal credits, the Company has self-imposed single-risk guidelines which range widely, depending upon the perceived risk of default of the municipal obligation reinsured. On individual underwritings, the Company's credit committee may limit the allocation of capacity to an amount below that allowed by the single-risk guidelines noted above. For asset-backed transactions, the Company's single-risk guidelines generally follow state insurance regulation limitations.

    The Company's surveillance procedures include reviews of all risks insured as a primary insurer and those exposures assumed as a reinsurer as to which it may have concerns. The Company also maintains regular communication with the surveillance departments of the ceding primary insurers.

SPECIALTY BUSINESSES

    The Company services certain specialty markets not served by the monoline financial guaranty industry. In certain of these new business areas, the Company operates as a primary insurer in areas or for transactions where the monoline financial guaranty primaries decline to provide coverage; others involve the Company serving as a reinsurer for certain specialty primary insurers in which the Company has significant equity interests or is otherwise a participant.

    In writing these specialty lines of business, the Company utilizes its expertise in evaluating complex credit-based risks. In terms of gross premiums written, the specialty businesses have increased significantly since their inception in 1991 to the point where they represented over 44% of the Company's gross premiums written for the six months ended June 30, 1995, compared to 29% for the six months ended June 30, 1994. The Company's business strategy includes its objective to expand and develop further these specialty lines. To that end, the Company is devoting its data, technology and expertise as part of an accelerated program to seek out and identify significant diversification opportunities that the Company believes have strong profit and growth potential and where the Company's expertise can be utilized.

    The following tables set forth certain information concerning the Company's specialty businesses as of the dates and for the periods indicated:

                                                                                               INSURANCE IN FORCE
                                                                                  --------------------------------------------
                                                                                        AS OF DECEMBER 31,
                                                                                  -------------------------------  AS OF JUNE
CATEGORY OF SPECIALTY BUSINESS                                                      1992       1993       1994      30, 1995
--------------------------------------------------------------------------------  ---------  ---------  ---------  -----------
                                                                                                 (IN BILLIONS)
Municipal bonds-direct..........................................................  $     0.6  $     1.0  $     1.5   $     1.7
Multi-family housing-backed financings-direct...................................        0.3        0.4        0.4         0.4
Credit reinsurance..............................................................        0.2        0.4        1.7         3.0
Financial responsibility bonds..................................................        0.1        0.1        0.2         0.3
Other...........................................................................        0.1        0.1        0.1         0.1
                                                                                      ---        ---        ---         ---
    Total(1)....................................................................  $     1.3  $     2.0  $     3.9   $     5.5
                                                                                      ---        ---        ---         ---
                                                                                      ---        ---        ---         ---

------------------------

(1) Does not include insurance in force pursuant to the excess-SIPC program, described below.

                                                                YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------
                                            1992                          1993                          1994
                                ----------------------------  ----------------------------  ----------------------------
                                NET PREMIUMS     PREMIUMS     NET PREMIUMS     PREMIUMS     NET PREMIUMS     PREMIUMS
CATEGORY OF SPECIALTY BUSINESS     WRITTEN        EARNED         WRITTEN        EARNED         WRITTEN        EARNED
------------------------------  -------------  -------------  -------------  -------------  -------------  -------------
                                                                     (IN MILLIONS)
Municipal bonds -- direct.....    $     6.2      $     0.6      $     4.6      $     1.5      $     7.2      $     1.9
Multi-family housing-backed
 financings-direct............          3.0            0.8            2.8            1.2            1.3            1.4
Credit reinsurance............          4.7            4.8            6.7            6.5           10.9           10.4
Financial responsibility
 bonds........................          1.9            1.5            2.5            2.0            2.8            2.6
Excess-SIPC...................       --             --                2.0            1.5            2.2            2.0
Other.........................          0.1            0.9           (0.3)           0.4            0.2            0.6
                                      -----            ---          -----          -----          -----          -----
    Total.....................    $    15.9      $     8.6      $    18.3      $    13.1      $    24.6      $    18.9
                                      -----            ---          -----          -----          -----          -----
                                      -----            ---          -----          -----          -----          -----


                                 SIX MONTHS ENDED JUNE 30,
                                ----------------------------

                                            1995
                                ----------------------------
                                NET PREMIUMS     PREMIUMS
CATEGORY OF SPECIALTY BUSINESS     WRITTEN        EARNED
------------------------------  -------------  -------------

Municipal bonds -- direct.....    $     4.0      $     1.2
Multi-family housing-backed
 financings-direct............       --                0.6
Credit reinsurance............          8.0            6.9
Financial responsibility
 bonds........................          2.2            1.7
Excess-SIPC...................          1.2            1.2
Other.........................          0.3            0.2
                                      -----          -----
    Total.....................    $    15.7      $    11.8
                                      -----          -----
                                      -----          -----

     MUNICIPAL BONDS. The Company writes municipal bond insurance as a primary insurer in certain transactions where the monoline financial guaranty primary insurers have not elected to participate. This writing is focused on various market sectors including tax-backed obligations, infrastructure revenue bonds, health care bonds, higher education bonds and municipal lease obligations. Each such issue, subsequent to its being insured, must be reviewed by Standard & Poor's and Duff & Phelps, which determine whether the issue is of investment grade quality and, after their review, report their findings to the Company.

    MULTI-FAMILY HOUSING-BACKED FINANCINGS. Multi-family housing-backed financings consist principally of refinancings of tax-exempt bonds originally issued by an industrial development authority or housing finance authority for the development of multi-family housing. By focusing on refinancings, the Company is able to avoid the construction and "lease-up" risks which often characterize initial real estate-backed financings. In addition to the Company's underwriting procedures, each such financing is reviewed by Standard & Poor's and Duff & Phelps soon after the transaction is insured by the Company.

    CREDIT REINSURANCE. Credit reinsurance protects sellers of goods against non-payment of the receivables they hold from buyers of those goods, under certain circumstances. Some companies cover receivables only where the buyer and seller are in the same country, while other insurers cover cross-border receivables. In the latter instance, the insurer may cover certain political risks (foreign currency controls, expropriation, etc.) which interfere with the payment from the buyer. The Company's credit reinsurance book of business includes domestic and cross-border business, and some treaties include political risks.

    The Company is a member-reinsurer, together with Great American Insurance Company, of the Foreign Credit Insurance Association ("FCIA"), which guaranties export financing for transactions between exporters and foreign purchasers.

    In addition, the Company participates in proportional and non-proportional reinsurance treaties with several credit insurers, primarily in Europe. The largest relationships in terms of premium are with the NCM Group (domiciled in the Netherlands) and Trade Indemnity PLC (domiciled in the United Kingdom).

    As of June 30, 1995, Enhance Financial owned approximately a 37% equity interest (representing 55% of the voting interest) in EIC Corporation Ltd., which, in turn, owns all the outstanding capital stock of Exporters Insurance Company Ltd. ("Exporters"), an insurer of domestic and foreign trade receivables for export companies. The Company provides significant reinsurance capacity to this joint venture on a proportional quota share and facultative non-proportional excess-of-loss basis.

    FINANCIAL RESPONSIBILITY BONDS. The Company owns an indirect controlling equity interest in Van-American Insurance Company ("Van-Am"), which writes reclamation bonds for the coal mining industry, generally in strip mining ventures, and surety bonds covering the closure and post-closure obligations of landfill operators. The Company also provides proportional quota-share and facultative proportional surplus share reinsurance to Van-Am.

    EXCESS-SIPC. The Company writes surety bonds for the protection of customers of large securities brokers against the loss of securities in their brokerage accounts in the event of the broker's insolvency and liquidation. Bonds issued under this program provide coverage for loss per account in excess of the $500,000 of loss covered by the government-established Securities Investor Protection Corporation ("SIPC") up to a maximum of $100 million of loss. The coverage is offered only to members of the brokerage community that meet specific financial, legal and operating criteria established by the Company.

    Although the dollar value of customer assets protected by the Company's excess-SIPC policies totals in the billions, the Company's actual exposure is considerably lower. Losses in a brokerage account occur only to the extent, if any, a covered broker-dealer becomes insolvent and securities are missing and the individual customer losses, which are prorated among all the customers of that broker-dealer, exceed the applicable deductible amount, which ranges from $500,000 to $25 million per customer on the excess-SIPC policies issued by the Company. As part of its underwriting process, the Company reviews the operations and exposure amounts of each broker-dealer applying for coverage and calculates a maximum loss based on the normal day-to-day operational exposures of that broker-dealer. The Company estimates that its maximum total losses, net of reinsurance, in the unlikely circumstance that all covered broker-dealers were liquidated would not exceed $5 million.

    The Company also engages in a limited amount of other types of insurance business including surety and residual value insurance.

    UNDERWRITING PROCESS AND SURVEILLANCE. The underwriting criteria applied in evaluating a given issue and the internal procedures (for example, credit committee review) for approval of the issue are substantially the same as for the underwriting of reinsurance. The principal differences in the process stem from the fact that the entire underwriting responsibility rests with the Company as the primary insurer. As a result, the Company participates more actively in the structuring of the transaction. The Company conducts, at least annually, in-depth surveillance of issues insured as a primary.

SOURCES OF PREMIUMS

    The following table sets forth certain information regarding insurance business assumed and written by the Company.

                                                             YEAR ENDED DECEMBER 31, 1994
                              ------------------------------------------------------------------------------------------
                                                                     GROSS PREMIUMS
                                                                       WRITTEN AS
                                                                       PERCENT OF     PREMIUMS EARNED
                                 GROSS         NET                     TOTAL GROSS     AS PERCENT OF    PREMIUMS EARNED
                               PREMIUMS     PREMIUMS     PREMIUMS       PREMIUMS      TOTAL PREMIUMS     AS PERCENT OF
SOURCES OF PREMIUMS             WRITTEN      WRITTEN      EARNED         WRITTEN          EARNED        TOTAL REVENUES
----------------------------  -----------  -----------  -----------  ---------------  ---------------  -----------------
                                                                (DOLLARS IN THOUSANDS)
Financial guaranty
 reinsurance
  AMBAC.....................   $   5,631    $   5,572    $   6,488           6.6%            10.5%              6.7%
  CapMAC....................       3,618        3,618          889           4.3              1.4               0.9
  CGIC......................         464          464          575           0.6              0.9               0.6
  Connie Lee................       1,272        1,272          269           1.5              0.4               0.3
  FGIC......................      19,608       19,608       13,164          23.0             21.3              13.6
  FSA.......................       7,674        7,323        8,392           9.0             13.6               8.7
  MBIA......................      20,195       19,725       13,383          23.7             21.7              13.9
Specialty businesses (1)....      26,650       26,650       20,646          31.3             33.5              21.4
Retrocessions...............      --           (3,547)      (2,049)        --                (3.3)             (2.1)
                              -----------  -----------  -----------        -----            -----               ---
                               $  85,112    $  80,685    $  61,757         100.0%           100.0%             64.0%
                              -----------  -----------  -----------        -----            -----               ---
                              -----------  -----------  -----------        -----            -----               ---

                                                            SIX MONTHS ENDED JUNE 30, 1995
                              ------------------------------------------------------------------------------------------
                                                                     GROSS PREMIUMS
                                                                       WRITTEN AS
                                                                       PERCENT OF     PREMIUMS EARNED
                                 GROSS         NET                     TOTAL GROSS     AS PERCENT OF    PREMIUMS EARNED
                               PREMIUMS     PREMIUMS     PREMIUMS       PREMIUMS      TOTAL PREMIUMS     AS PERCENT OF
SOURCES OF PREMIUMS             WRITTEN      WRITTEN      EARNED         WRITTEN          EARNED        TOTAL REVENUES
----------------------------  -----------  -----------  -----------  ---------------  ---------------  -----------------
                                                                (DOLLARS IN THOUSANDS)
Financial guaranty
 reinsurance
  AMBAC.....................   $   7,548    $   7,548    $   3,332          20.0%            11.1%              6.5%
  CapMAC....................         738          738          737           2.0              2.4               1.4
  CGIC......................         732          732          281           1.9              0.9               0.5
  Connie Lee................          52           52           91           0.1              0.3               0.2
  FGIC......................       2,005        2,005        3,845           5.3             12.7               7.5
  FSA.......................       3,225        3,225        3,692           8.5             12.2               7.2
  MBIA......................       6,761        6,736        6,480          17.9             21.6              12.6
Specialty businesses (1)....      16,678       16,678       12,896          44.3             42.8              25.0
Retrocessions...............      --           (1,535)      (1,194)        --                (4.0)             (2.3)
                              -----------  -----------  -----------        -----            -----               ---
                               $  37,739    $  36,179    $  30,160         100.0%           100.0%             58.6%
                              -----------  -----------  -----------        -----            -----               ---
                              -----------  -----------  -----------        -----            -----               ---

------------------------

(1) Includes business written by the Company as a primary insurer. For all periods presented, no single primary insurer included in "Specialty businesses" provided greater than 6.3%, 6.6% and 6.0% of gross premiums written, net premiums written and premiums earned, respectively.

    The Company has maintained close and long-standing relationships with its monoline financial guaranty insurer clients, dating essentially from either the Company's or the given primary insurer's inception. In the Company's opinion, these relationships provide the Company with a comprehensive understanding of its clients' procedures and reinsurance requirements and allow the clients to utilize the Company's underwriting expertise effectively, thus improving the service they receive.

    The Company is a party to treaty agreements with all the monoline primary insurers except CGIC and with FCIA, NCM Group, Trade Indemnity PLC, Van-Am and Exporters and to facultative agreements with all the monoline primary insurers. The Company's treaty and facultative agreements usually are entered into for an indefinite term, subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal or (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with the Insurance Law and, in the case of the agreements with the primary monoline insurers, to maintain specified rating agencies' claims-paying ability ratings for the particular Insurance Subsidiary. Upon termination under the conditions set forth in (ii) above, the Company may be required to return to the primary insurer all unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement.

    Of the Company's aggregate monoline reinsurance exposure of $46.8 billion as of June 30, 1995, $26.3 billion, or 56%, was derived through its treaty relationships with the primary insurers.

LOSS EXPERIENCE

    The Company establishes a provision for losses and LAE when reported by primary insurers or when, in the Company's opinion, an insured risk is in default or a default is probable and the amount of the loss is reasonably estimable. Provisions for losses and LAE are established based on the estimated loss, including expenses associated with settlement of the loss, through the full term of the insured obligation. In the case of obligations with fixed periodic payments, the provision for losses and LAE represents the present value of the Company's ultimate expected losses, adjusted for estimated recoveries under salvage or subrogation rights. The estimates for losses and LAE are periodically evaluated by the Company, and changes in estimates are reflected in income currently. The Company believes that the reserves are adequate to cover the ultimate net cost of all claims. However, the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates. The estimation of reserves for losses and LAE includes a non-specific loss reserve.

    On any given municipal and asset-backed reinsurance transaction, the Company and its primary insurer clients underwrite based on a zero-loss underwriting objective.

    As the Company anticipated when it entered into the specialty business area, it has experienced relatively higher loss levels in certain of these businesses than it experienced in connection with its monoline reinsurance business. The Company considers these higher loss levels when it establishes premium rates for its specialty businesses.

    The following table sets forth certain information regarding the Company's loss experience for the periods indicated:

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
LOSS EXPERIENCE                                                 1992       1993       1994       1994       1995
------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
Net reserve for losses and LAE at beginning of period.......  $   7,231  $  13,812  $   8,753  $   8,753  $  26,717
Net provision for losses and LAE
  Occurring in current period...............................      9,705      2,772      9,921      3,144        534
  Occurring in prior periods................................       (410)    19,315     12,921      1,299      4,136
                                                              ---------  ---------  ---------  ---------  ---------
    Total...................................................      9,295     22,087     22,842      4,443      4,670
                                                              ---------  ---------  ---------  ---------  ---------
Net payments for losses and LAE
  Occurring in current period...............................      1,709        616      3,216        850        205
  Occurring in prior periods................................      1,005     26,530      1,662        261      2,987
                                                              ---------  ---------  ---------  ---------  ---------
    Total...................................................      2,714     27,146      4,878      1,111      3,192
                                                              ---------  ---------  ---------  ---------  ---------
Net reserve for losses and LAE at end of period.............  $  13,812  $   8,753  $  26,717  $  12,085  $  28,195
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    In 1991 and 1992, the Company established reserves aggregating $9.8 million in connection with three transactions for which the Company was a reinsurer of financial guaranties of securities backed by pools of commercial real estate. In 1993, in connection with the refinancing of these three transactions and with a resulting reduction in exposure, the Company paid losses of approximately $20 million, including the remaining balance of amounts previously reserved, and thereby incurred additional losses and LAE of $12.9 million. In 1994, following notification from the primary insurer, the Company increased its case reserves on these refinanced transactions by $7.1 million. In 1994, the Company also established case reserves of $2.4 million on two additional transactions in its discontinued commercial real estate portfolio. Of these additions to case reserves, $7.5 million were established by transfer from the Company's non-specific reserve, thereby depleting that reserve. Following re-evaluation of all its potential exposures, the Company increased its non-specific reserve to $10 million at year-end 1994.

    In addition, in 1993 and 1994, the Company incurred losses of $3.5 million and $5.7 million, respectively, in connection with its credit and surety businesses, commensurate with the continued growth in premiums written from these specialty businesses. In the six months ended June 30, 1995, the Company incurred losses of $2.8 million in connection with its credit and surety business.

    Net additions to the Company's non-specific reserve in 1993, 1994 and for the six months ended June 30, 1995 were $3.6 million, $5.5 and $0.3 million, respectively.

    The Company believes that the reserves for losses and LAE, including the case and non-specific reserves, are adequate to cover the ultimate net cost of claims. However, the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

INVESTMENTS AND INVESTMENT POLICY

    The Company's investment portfolio is managed by five professional independent investment managers, each of which manages a segment of the portfolio. See "Certain Relationships and Related Transactions -- Advisory Services." All investments are guided by the Company's general investment objectives and policies, including guidelines relating to average maturities and quality, which are periodically reviewed and revised as appropriate. The investment policies are designed to achieve diversification of the portfolio and generally to preclude investments in obligations insured by the Company. Investments comprise almost entirely fixed income securities, with a mix of taxable and tax-exempt investments which maximize the net income of the Company. Moreover, the Company's investment policy does not permit investment in any debt obligation which is below investment grade, and the Company does not have any investments of this type.

    Effective January 1, 1994 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the Company classifies all securities at the time of purchase as "held to maturity" or "available for sale." Securities held to maturity are those securities which the Company intends and has the ability to hold until maturity and are carried at amortized cost. All other fixed maturity securities are classified as available for sale, are carried at market value and may be sold in response to changes in interest rates, prepayment risk, payment of losses and other factors. Unrealized gains and losses, net of taxes, on the available-for-sale portfolio are charged or credited to shareholders' equity.

    Effective January 15, 1994, the Company assumed internal management and control of invested assets representing approximately 17% of the book value of the investment portfolio at December 31, 1993. The Company intends to hold these assets to maturity, and, accordingly, in accordance with SFAS No. 115, they will continue to be accounted for on an amortized cost basis.

    The following tables set forth certain information concerning the types of investments and maturities composing the investment portfolio of the Company.

                                                                            AS OF
                                                                      DECEMBER 31, 1994         AS OF JUNE 30, 1995
                                                                  -------------------------  -------------------------
                                                                                 WEIGHTED                   WEIGHTED
                                                                   CARRYING      AVERAGE      CARRYING      AVERAGE
INVESTMENT CATEGORY (1)                                            VALUE (2)    YIELD (3)     VALUE (2)    YIELD (3)
----------------------------------------------------------------  -----------  ------------  -----------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Fixed Maturities -- held to maturity
  Municipal Obligations -- Tax Exempt...........................  $    96,868        6.69%   $   101,206        6.58%
  Corporate Securities..........................................        9,718        8.27          9,737        8.10
  US Government Obligations.....................................        3,108        6.60          3,587        6.47
  Private Placements............................................       54,586       10.41         86,868       10.32
                                                                  -----------       -----    -----------       -----
    Total.......................................................      164,280        8.02        201,398        8.27
                                                                  -----------       -----    -----------       -----
Fixed Maturities -- available for sale
  Municipal Obligations -- Tax Exempt...........................      252,653        5.58        233,337        5.55
  Corporate Securities..........................................       46,456        7.44         47,782        7.26
  US Government Obligations.....................................       31,771        7.26         28,899        7.04
  Mortgage-backed securities....................................       87,390        8.18         82,249        7.91
  Foreign securities............................................       22,374        8.23         29,479        7.76
                                                                  -----------       -----    -----------       -----
    Total.......................................................      440,644        6.54        421,746        6.46
                                                                  -----------       -----    -----------       -----
Short term investments (4)......................................       34,235        5.57         81,691        5.37
Common stocks...................................................          729        8.57            729        8.57
                                                                  -----------       -----    -----------       -----
    Total Investments...........................................  $   639,888        6.86%   $   705,564        6.85%
                                                                  -----------       -----    -----------       -----
                                                                  -----------       -----    -----------       -----

------------------------------
(1)  Excludes investments in affiliates.

(2) Investments in fixed maturities held to maturity are carried at amortized cost. Investments in fixed maturities available for sale are carried at market value. Short-term investments are carried at cost, which approximates their market values. Common stocks are carried at market value. Unrealized gains and losses on fixed maturities available for sale and common stocks are reflected in shareholder's equity.

(3) Represents yield to maturity on fixed maturities and current yield on common stocks and certain short-term investments. All amounts are stated on a pre-tax basis.

(4) Includes $5.8 million and $18.5 million of cash and cash equivalents as of December 31, 1994 and as of June 30, 1995, respectively.

                                   CARRYING VALUE
                     ------------------------------------------
                               AS OF DECEMBER 31, 1994
                               ----------------------
                                                                                                    AS
                                                                                                                               OF
                                                                                                    JUNE
                                                                                                    30,
                                                                                                    1995
                                                                                                    --
MATURITY OF FIXED MATURITIES
Held to Maturity (1)
  Due in one year or less....................................................      $    11,885       $     25,983
  Due after one year through five years......................................           55,275             56,688
  Due after five years through ten years.....................................           75,532             87,818
  Due after ten years........................................................           21,588             30,909
                                                                                    ----------      --------------
    Total (2)................................................................      $   164,280       $    201,398
                                                                                    ----------      --------------
                                                                                    ----------      --------------
Available for Sale (3)
  Due in one year or less....................................................      $     2,133       $      5,210
  Due after one year through five years......................................           66,871             32,624
  Due after five years through ten years.....................................          168,922            142,655
  Due after ten years........................................................          202,718            241,257
                                                                                    ----------      --------------
    Total (4)................................................................      $   440,644       $    421,746
                                                                                    ----------      --------------
                                                                                    ----------      --------------

------------------------
(1) The weighted average maturity of the portfolio is estimated to be 6.9 years and 5.8 years for December 31, 1994 and June 30, 1995, respectively.

(2) Investments in fixed maturities in the held-to-maturity portfolio are carried at amortized cost. Total market value as of December 31, 1994 and June 30, 1995 was $167.3 million and $210.5 million, respectively.

(3) While a significant portion of total fixed maturities are due after 10 years, the weighted average maturity of the portfolio is estimated to be
    10.7 years and 11.2 years for December 31, 1994 and June 30, 1995, respectively. This is due to the nature of mortgage-backed securities and pre-funded municipal bonds, the expected maturities of which are significantly shorter than their stated maturities.

(4) Investments in fixed maturities in the available for sale portfolio are carried at market value. Total amortized cost as of December 31, 1994 and June 30, 1995 was $481.3 million and $414.6 million, respectively.

    The Company has an investment policy of maintaining an investment portfolio having a weighted average credit rating of not lower than AA and of holding substantially only those debt securities having a credit rating not lower than A-. The Company's adherence to these policies is reflected in the following table setting forth certain information concerning the rating by Standard & Poor's of the Company's investments. The Company's investment strategy also entails the investment of the maximum available cash in higher yielding, private placement assets. These assets are fixed-maturity obligations whose quality ratings do not alter the otherwise weighted average credit rating of the Company's investment portfolio.

                                                                             PERCENT OF INVESTMENT PORTFOLIO
                                                                             -------------------------------
                                                                              AS OF DECEMBER    AS OF JUNE
                                                                                     31,              30,
RATING                                                                             1994            1995
---------------------------------------------------------------------------  ----------------  -------------
AAA (1)....................................................................         40.9%            42.7%
AA.........................................................................         48.3             40.0
A..........................................................................         10.7             12.5
Other......................................................................          0.1(2)           4.8(3)

------------------------
(1) Includes US Treasury and agency obligations, which constituted approximately 21.0% and 14.6% of the total portfolio as of December 31, 1994 and June 30, 1995, respectively.

(2) Consists of common stock.

(3) Consists of common stock and securities not yet rated.

RETROCESSION

    The Company is a party to certain facultative retrocession agreements, pursuant to which it cedes to certain retrocessionnaires a portion of its reinsurance exposure. Retrocessions do not discharge the Company from liability to the primary insurer. That is, the Company is required to pay the full amount of its obligations to the primary insurer regardless of whether it is entitled to receive payments from its retrocessionnaire. The Company therefore believes that in most cases it is vital that retrocessions be made only to very creditworthy retrocessionnaires. The Company also cedes to reinsurers a portion of its direct insurance exposure, and the foregoing also describes in general the relationship between the Company and its reinsurers.

    The Company has historically retroceded relatively little of its financial guaranty reinsurance exposure mainly because the economic gain was not deemed sufficient to offset both the costs of developing a program and the additional risks the Company would assume. These risks include that of the solvency of the retrocessionnaire and possible additional risk if the retrocession is effected on a non-proportional basis. In 1994, in order to provide needed single-risk capacity to its primary insurers while staying within regulatory limitations, the Company retroceded financial guaranty business to two companies highly rated by Standard & Poor's and expects to retrocede additional amounts in the future, but on a limited basis.

    In its specialty businesses, the Company in recent years has increased the amount of direct exposure which it reinsures out, particularly that incurred in its excess-SIPC program, principally in order to comply with applicable regulatory single-risk limitations. Most of the reinsurance capacity for its excess-SIPC program is provided by certain of the primary financial guaranty insurers, for which the Company serves as reinsurer in their municipal bond and asset-backed transactions. In addition, the Company retrocedes a portion of its credit reinsurance business from FCIA to several international reinsurance companies.

    In addition to its proportional retrocession agreements described above, Enhance Re is party to an excess-of-loss reinsurance agreement with Hannover Ruckversicherungs AG ("Hannover Re") under which it will be entitled, subject to certain conditions, to draw from Hannover Re up to $25 million to the extent, if any, it incurs losses in a single calendar year (a) in excess of the greater of
(i) $100 million or

(ii) 325% of net earned premiums for that year or (b) which reduce its statutory capital to an amount below $75 million. The agreement has a term of one year and is cancelable annually at the option of either party, except that the Company has the option to force a seven-year run-off period. Hannover Re is a German reinsurance company which has a claims-paying ability rating from Standard & Poor's of AA+.

    Gross written premiums of $3.5 million were ceded or retroceded by the Insurance Subsidiaries to unaffiliated companies in 1994, of which amount 55% was paid to insurance companies having triple-A claims-paying ability ratings from Standard & Poor's. Gross written premiums of $1.5 million were ceded or retroceded by the Insurance Subsidiaries to unaffiliated companies in the six months ended June 30, 1995, of which 41% was paid to insurers having triple-A claims-paying ability ratings from Standard & Poor's.

MARKETING

    Most of the Company's business derives from relationships it has established and maintains with primary insurance companies. These relationships provide business for the Company in the following major areas: (1) reinsurance for municipal bonds and asset-backed securities (in which area the Company currently has either quota share or facultative agreements with all the monoline primary companies); (2) credit reinsurance (in which the Company collected premiums from 28 credit insurers through June 30, 1995, primarily domiciled in Europe); and
(3) affiliated-company reinsurance (which includes Van-Am, Exporters and FCIA).

    The Company markets directly to the monoline insurers writing credit enhancement business and has direct relationships with its affiliated primary insurers. Specialist reinsurance intermediaries, most of whom are located in London, usually present to the Company reinsurance opportunities in the credit insurance sector. These brokers work with the Company's marketing personnel in introducing the Company to the primary credit insurance markets and in structuring reinsurance to meet the needs of the primary insurers. Intermediaries are typically compensated by the reinsurer based on a percentage of premium assumed, which varies from transaction to transaction.

COMPETITION

    REINSURANCE OF MONOLINE FINANCIAL GUARANTIES. The Company is subject to direct competition from the only other U.S. company specializing in the reinsurance of financial guaranty insurance, Capital Reinsurance Company ("Capital Re"), which, together with the Company, provide most of the reinsurance available for the monoline financial guaranty primary insurers particularly with respect to facultative reinsurance. The Company believes that it and Capital Re generally participate in roughly equal percentages in treaties with primary insurers. Almost all U.S. multiline insurers have declined to participate in the reinsurance market, which the Company ascribes primarily to their lack of the special expertise and underwriting skills necessary for this line of reinsurance. However, several foreign insurers and reinsurers do compete with the Company on both treaty and facultative bases in the provision of reinsurance for municipal and asset-backed transactions. Certain of these are companies with which some of the U.S. primary financial guaranty insurers have formed strategic alliances. In light of the relatively few primary insurers and dedicated reinsurers in the financial guaranty insurance industry and the relatively narrow insurance industry segment in which these companies operate, and assuming there is no extraordinary increase in the amount of financial instruments requiring guaranties, increased competition, either in terms of price or in terms of new entrants into the financial guaranty market, would likely have an adverse effect on the Company's prospects.

    Competition in the financial guaranty reinsurance business is based upon many factors, including overall financial strength, pricing, service and evaluation by the rating agencies of claims-paying ability. The agencies allow credit to a ceding primary insurer's capital requirements and single-risk limits for reinsurance ceded in an amount which is a function of the strength of the reinsurer. The Company believes that competition from multiline reinsurers and new monoline financial guaranty insurers will be limited due to (a) the declining number of multiline insurers with the requisite financial strength and
(b) the barriers to entry for new reinsurers posed by state insurance law and rating agency criteria governing minimum capitalization.

    Financial guaranty insurance, including municipal bond insurance, also competes with other forms of credit enhancement, including letters of credit and guaranties provided primarily by foreign banks and other financial institutions, some of which are governmental agencies or have been assigned the highest credit ratings awarded by one or more of the major rating agencies. However, these credit enhancements serve to provide primary insurers with increased insurance capacity only for rating agency purposes. They do not qualify as capital for state regulatory purposes, nor do they constitute credit against specific liabilities which would allow the primary insurer greater single-risk capacity.

    SPECIALTY BUSINESSES. The Company believes that there are a number of direct competitors of the Company in these specialty businesses, some of which have greater financial and other resources than the Company. The Company has limited its activities in specialty market areas to those activities which are not served by the Company's financial guaranty monoline primary insurer clients. As a primary insurer, the Company writes insurance on those multi-family housing-backed financings which are too small for the Company's financial guaranty monoline primary insurer clients and those municipal bonds with respect to which such primary insurers have declined to participate because of the size or complexity of such bond issuances relative to the return. The Company also serves as a reinsurer for certain specialty primary insurers which are not monoline financial guaranty insurers, in which the Company has significant equity interests or is otherwise a participant. Such reinsurance accounted for 7.3% of the Company's gross premiums written in 1994. These specialty primary insurers are themselves subject to competition from other primary insurers, many of which have greater financial and other resources.

RATING AGENCIES

    The rating agencies allow credit to a ceding primary insurer's capital requirements and single-risk limits for reinsurance ceded in an amount depending on the strength of the reinsurer. Standard & Poor's allows 100% credit for AAA-rated reinsurers, 70% credit for AA-rated reinsurers, 30% credit for A-rated reinsurers and no credit for lower rated reinsurers. Moody's considers reinsurers' financial strength, but has not published specific guidelines. Duff & Phelps allows primary insurers 100% credit for reinsurance rated A or better, but in applying its financial modeling tests, the credit for reinsurance rated AA or A is thereafter reduced annually in small increments pursuant to a preset formula. Standard & Poor's, Moody's and Duff & Phelps periodically review the business and financial condition of the Company. Moody's reviews reinsurers and reinsurance programs on a case-by-case basis and gives credit in accordance with an undisclosed formula.

    The claims-paying ability ratings assigned by the rating agencies to a reinsurance or insurance company are based upon factors relevant to policyholders and are not directed toward the protection of the reinsurer's or insurer's securityholders. Such a rating is neither a rating of securities nor a recommendation to buy, hold or sell any security. Claims-paying ability ratings assigned to the Insurance Subsidiaries should not be viewed as indicative of or relevant to any ratings which may be assigned to the Company's outstanding debt securities by any rating agency and should not be considered an evaluation of the likelihood of the timely payment of principal or interest under such securities.

    The claims-paying ability rating criteria used by the rating agencies focus on the following factors: capital resources, financial strength and resources; demonstrated management expertise in financial guaranty and traditional reinsurance, credit analysis, systems development, marketing, capital markets and investment operations; and a minimum policyholders' surplus comparable to primary company requirements, with initial capital sufficient to meet projected growth as well as access to such additional capital as may be necessary to continue to meet standards for capital adequacy. As part of their rating process, Standard & Poor's, Moody's and Duff & Phelps test the capital adequacy of the Insurance Subsidiaries they rate by subjecting them to a "worst-case depression scenario." Expected losses over a depression period are established by applying capital charges to the existing and projected insurance portfolio.

    The Company's ability to compete with other triple-A rated financial guaranty reinsurers, and consequently its results of operations, would be materially adversely affected by any downgrade in Enhance Re's or Asset Guaranty's ratings. Moreover, in addition to the loss of new business that would result from any such downgrade, several treaties to which either Insurance Subsidiary is a party grant the respective primary insurers the right to recapture business previously ceded to such Insurance Subsidiary should it suffer a downgrade of a specified magnitude in its claims-paying ability rating. This could result in a material adverse affect on the Company's deferred premium revenue and its recognition of future income therefrom.

    The Company's ability to continue engaging in certain specialty businesses, principally municipal bonds, would be adversely affected by a downgrade in Asset Guaranty's rating by Standard & Poor's or Duff & Phelps.

DATA PROCESSING

    The Company believes that its data processing system is adequate to support its current needs and has the capacity to support a greater volume of reinsurance business. Since it commenced operations, the Company has used minicomputer systems, currently consisting of a configuration composed of two Digital Equipment processors, which provide computing services even if only one processor is available. The Company's data center provides computing services on a continuous basis 24 hours a day, seven days a week. System applications files and data bases are backed up to tape on a daily basis, and image back-ups to tape of all disks are performed quarterly. Back-up tapes are shipped to an off-site storage facility weekly. Prior to shipment, these tapes are stored outside the data center in a fireproof safe.

EMPLOYEES

    As of September 30, 1995, the Company had 88 employees. None of the employees is covered by collective bargaining agreements. The Company considers its employee relations to be good.

PROPERTIES

    The Company other than Van-Am occupies 40,550 square feet of office space comprising its executive offices at 335 Madison Avenue, New York, New York 10017 pursuant to a sublease expiring August 2000. Van-Am occupies 6,300 square feet of office space at 167 East Main Street, Lexington, Kentucky, pursuant to a lease expiring December 1999.

LEGAL PROCEEDINGS

    The Company is not a party, nor is any of its property subject, to any material legal proceedings.

                                   ACCOUNTING

GENERAL

    The consolidated financial statements of the Company are prepared in accordance with GAAP. For reporting to certain state regulatory authorities and the National Association of Insurance Commissioners, financial statements of the Insurance Subsidiaries are prepared in accordance with statutory accounting practices ("SAP"), which generally reflect the financial position of the reporting entity on a more conservative basis than GAAP.

PREMIUM REVENUE RECOGNITION

    The Company's revenue consists primarily of (a) premiums earned over the life of obligations insured or reinsured and (b) investment income. Premiums for the Company's financial guaranty insurance and reinsurance contracts are in most cases payable in full at the outset of the terms of noncancellable policies. In such cases, the premium charged is usually a percentage of the principal outstanding and interest to be paid over the remaining life of the underlying debt obligations. Under GAAP, the net premiums written are credited to the Company's deferred premium revenue and are earned in proportion to the level amortization of insured principal over the term of each insured debt obligation. Because of the long maturities of most municipal and asset-backed obligations insured or reinsured by the Company, the portion of premium earned on a policy in any year represents a relatively small percentage of the total net premium written at the commencement of the policy. Premiums not earned in the first year of the policy remain in deferred premium revenue until earned in subsequent years over the life of the debt obligation.

    When an insured issue has been refunded, the remaining deferred premium revenue on the refunded issue in excess of any deferred premium credited to the refunding issue (the "new issue") is recognized at that time, since the risk to the Company on the refunded issue is considered to have been eliminated. Typically, the Company participates in the reinsurance of the new issue. If the new issue is not insured or is not reinsured by the Company, the entire remaining deferred premium revenue on the refunded issue is recognized as revenue when the Company receives proper notification and documentation that the refunding has occurred.

DEFERRED POLICY ACQUISITION COSTS

    In accordance with GAAP, in order to match expenses with revenues, the Company defers certain policy acquisition costs and amortizes them over the period in which the related premiums are earned. Deferred policy acquisition costs comprise those expenses, generally incurred at the commencement of the term of the insurance and reinsurance contract, that vary with and are primarily related to the production of new or renewal business, including: commissions paid on reinsurance assumed, salaries and related costs of underwriting and marketing personnel, rating agency fees, premium taxes and certain other underwriting expenses, offset by ceding commission income on premiums ceded to reinsurers, or retrocessionaires. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts.

                          INSURANCE REGULATORY MATTERS

NEW YORK FINANCIAL GUARANTY INSURANCE STATUTE

    The Insurance Subsidiaries are domiciled and licensed in the State of New York as financial guaranty insurers under that portion of the Insurance Law constituting the financial guaranty insurance statute. They are also subject to the provisions of the Insurance Law and related rules and regulations governing property-casualty insurers to the extent such provisions are not inconsistent with the financial guaranty insurance statute. Both Insurance Subsidiaries are also licensed under the Insurance Law to write surety insurance, credit insurance and residual value insurance, which are the only other types of insurance that a financial guaranty insurer licensed under the Insurance Law may be authorized to write.

    The Insurance Subsidiaries are required by New York and each other jurisdiction in which they are licensed to make various filings, including quarterly and annual financial statements prepared in accordance with SAP, with those jurisdictions and with the National Association of Insurance Commissioners (the "NAIC").

    The Insurance Law requires that financial guaranty insurers and reinsurers maintain both a reserve for known incurred losses (similar to the reserve described in "Business -- Loss Experience") and a special "contingency reserve" to protect policyholders against the impact of excessive losses occurring during adverse economic cycles. Statutory contingency reserves with respect to obligations reinsured by Enhance Re and Asset Guaranty have been in existence since each such company's inception and have not been reduced. As of June 30, 1995 the statutory contingency reserves of the Insurance Subsidiaries aggregated $108.4 million. The size of the contingency reserve is a function of the premiums written and the principal guaranteed. Moreover, the reserve must be maintained for a specified period, although it may be drawn on under specified circumstances if certain conditions are satisfied.

    The Insurance Law establishes single-risk limits applicable to all obligations issued by a single entity and backed by a single revenue source and aggregate risk limits on the basis of aggregate net liability and policyholders' surplus requirements. The Insurance Law also regulates the types of securities in which the Insurance Subsidiaries may invest their minimum policyholders' surplus.

    In connection with a recent examination of filings of Asset Guaranty by the New York Insurance Department (the "Department"), the Company has become aware that Asset Guaranty is not in compliance with the provision of the Insurance Law that regulates the types of securities in which insurance companies may invest their minimum policyholders' surplus. The Company intends to restructure Asset

Guaranty's portfolio as soon as practicable in order to comply with the Insurance Law. The Company does not believe that such non-compliance or such restructuring of Asset Guaranty's portfolio will have a material adverse effect on the Company's results of operations.

FINANCIAL GUARANTY INSURANCE REGULATION IN OTHER STATES

    The Insurance Subsidiaries are subject to the insurance laws in each jurisdiction in which they are licensed to transact insurance.

    Reinsurance activities are generally not directly regulated by state law, which typically excludes the transaction of reinsurance from the activities that constitute the transaction of insurance and that therefore require licensure. Reinsurance activities are, however, generally subject to limited indirect regulation in most states through the regulation of ceding primary insurers domiciled in those states.

INSURANCE HOLDING COMPANY LAWS

    Enhance Financial, as the parent, and the Insurance Subsidiaries, as controlled insurers, are subject to regulation under the insurance holding company laws of New York, which requires the Insurance Subsidiaries to register with the Department and to file with it certain reports including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

    State holding company laws also require prior notice or regulatory approval of direct or indirect changes in control of an insurer or its holding company and of certain material intercorporate transfers of assets within the holding company structure.

    Under the Insurance Law, any person holding or acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to be holding or acquiring "control" of such company and its subsidiaries, unless the Department determines upon application that such acquiror would not control such company. As a beneficial owner of more than 10% of the voting shares of Enhance Financial, each of USWFS and Manufacturers Life is presumed under the Insurance Law indirectly to control the Insurance Subsidiaries. See "Security Ownership of Certain Beneficial Owners and
Management." Pursuant to applications made under Section 1501(c) of the Insurance Law, the Department has determined, subject to certain conditions, that neither of such shareholders is considered the ultimate controlling person of either Insurance Subsidiary.

RESTRICTIONS ON DIVIDENDS BY THE INSURANCE SUBSIDIARIES

    The principal source of cash for the payment by Enhance Financial of dividends and the principal and interest on its debt is the receipt of dividends from the Insurance Subsidiaries. Under the Insurance Law, the Insurance Subsidiaries may declare or distribute dividends only out of their earned surplus (defined to exclude unrealized appreciation) and so long as any such dividend payment does not reduce their respective statutory capital below $68.4 million, the minimum statutory capital required under the Insurance Law. The maximum amount of dividends that either Insurance Subsidiary may declare or distribute in any 12-month period is, in general, the lesser of (a) adjusted net investment income (defined to include net investment income for the 12 months preceding the declaration or distribution of the current dividend increased by the excess, if any, of net investment income over dividends declared or distributed during the period commencing 36 months prior to the current dividend and ending 12 months prior thereto) or (b) 10% of policyholders' surplus as of the end of the most recently reported quarter. As of June 30, 1995, based on the most recently filed statutory financial statements of the Insurance Subsidiaries, the amounts (determined on a SAP basis) for Enhance Re represented by (a) and (b) above were $44.2 million and $21.6 million, respectively, and the amounts for Asset Guaranty represented by (a) and (b) above were $23.3 million and $7.8 million, respectively. Accordingly, after giving effect to the dividend restrictions in the Insurance Law and the requirement that each such company maintain minimum statutory capital of $68.4 million as of June 30, 1995, the maximum amounts which may be distributed by Enhance Re and Asset Guaranty, based on such statutory financial statements, were $14.2 million and $7.8 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NAIC/IRIS RATIOS

    The Insurance Regulatory Information System of the NAIC was developed primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. The system identifies eleven industry ratios and specifies "usual values" for each ratio.

    For 1994, Asset Guaranty's change in writings was +84%, which fell outside the usual value for change in writings of -33% to +33%. Departure from the usual value may result in inquiries from the state insurance regulators. The unusual increase was due to significant increases in all major business lines and in particular its municipal reinsurance business, which increased over 300%, year-to-year, exclusive of business assumed from Enhance Re, following receipt of its AA rating from Standard & Poor's. Direct municipal and specialty businesses increased 58% and 47%, respectively, for the same period.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information concerning directors and executive officers of Enhance Financial. Each director holds office (subject to Enhance Financial's by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The information concerning the directors has been furnished by them to Enhance Financial.

           NAME              AGE (1)                    POSITION WITH ENHANCE FINANCIAL
--------------------------  ---------  -----------------------------------------------------------------
Allan R. Tessler               59      Chairman of the Board
Wallace O. Sellers             65      Vice Chairman of the Board
Daniel Gross                   52      President, Chief Executive Officer and Director
Samuel Bergman                 47      Executive Vice President, General Counsel and Secretary
Ronald M. Davidow              45      Executive Vice President
Tony M. Ettinger               38      Executive Vice President
Robert M. Rosenberg            50      Executive Vice President and Chief Financial Officer
Bernard L. Smith, Jr.          53      Executive Vice President
James T. Anderson              56      Director
Arthur Dubroff                 45      Director
Brenton W. Harries             67      Director
David R. Markin                64      Director
Christopher J. Marsico         34      Director
Bruce D. Monus                 40      Director
Richard J. Shima               56      Director
Zane Stait-Gardner             51      Director
Spencer R. Stuart              73      Director
Frieda K. Wallison             52      Director

------------------------
(1) As of September 30, 1995

    MR. TESSLER has held the position with Enhance Financial set forth above since its inception. He has also been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., a merchant banking concern, since 1987 and Allis-Chalmers Corporation, a manufacturer of miscellaneous fabricated textile products, since November 1993. He also served as Chairman of the Board and Chief Executive Officer of Ameriscribe Corporation, a provider of reprographic and related facilities management services, from 1988 to 1993. Mr. Tessler is also Chairman of the Board of Great Dane Holdings Inc. ("Great Dane") and Jackpot Enterprises Inc. ("Jackpot") and a director of The Limited, Inc. Beginning in 1990, Mr. Tessler was retained by Infotechnology, Inc. and Financial News Network Inc. ("FNN") as a member of a two-person restructuring team and to serve as a Co-Chief Executive Officer during the restructuring of these companies. As part of the plan implemented by the restructuring team, these companies were placed in bankruptcy. FNN emerged from bankruptcy in 1992 as Data Broadcasting Corporation ("DBC"), a provider of market data services to the investment community. Mr. Tessler continues to serve as Co-Chairman of the Board and Co-Chief Executive Officer of DBC.

    MR. SELLERS has held the position with Enhance Financial set forth above since January 1995. Prior thereto, he served as President, Chief Executive Officer and a director of Enhance Financial and Chairman of the Board and Chief Executive Officer of the Insurance Subsidiaries from their inception. He is a director of Danielson Holding Company, Inc.

    MR. GROSS has held the position with Enhance Financial set forth above and has served as Chief Executive Officer of the Insurance Subsidiaries since January 1995. Prior thereto he held senior executive positions with Enhance Financial and Enhance Re from their inception and was among the founders of the Company in 1986. Previously, he was President of Daniel J. Gross & Associates and was a co-founder and Chairman of F.G. Holding Company. Mr. Gross also was President of Kramer Capital Consultants and worked for Colonial Penn Group as President of Colonial Penn Insurance Company and Vice President of Marketing for Colonial Penn Group, and Vice President and Actuary of Colonial Penn Life.

    MR. BERGMAN has been Executive Vice President and General Counsel of the Company since 1991. He has been Secretary of Enhance Financial since 1991 and Secretary of each of the Insurance Subsidiaries since their inception. He was a member of the law firm of Shea & Gould from 1980 to 1991.

    MESSRS. DAVIDOW AND ROSENBERG have each served as senior executive officers of the Insurance Subsidiaries since such companies' inception; and as officers of Enhance Financial since September 1990.

    MR. ETTINGER has held the position with Enhance Financial set forth above since January 1995. From 1993 to 1995 he rendered consulting and strategic planning services to life insurance companies, and previously thereto from 1989 he served as general partner of Hannibal Associates, L.P., an investment partnership.

    MR. SMITH has held the position with Enhance Financial set forth above and has served as a senior executive officer of each of the Insurance Subsidiaries since 1991. He previously served from 1990 to 1991 as a consultant to the Commonwealth Technology Foundation, the venture capital division of the endowment fund of Boston University, and from 1984 to 1990 served as Executive Vice President of Bond Investors Guaranty, a financial guaranty insurer, which was acquired by MBIA.

    MR. ANDERSON has served as a director of Enhance Financial since January 1994, having also served as a director of Asset Guaranty from 1993 until September 1995. He has since 1976 served in various senior management capacities with U S WEST and its subsidiaries, currently as acting Executive Vice President and Chief Financial Officer of U S WEST. Mr. Anderson serves as a director of Community First Bank, Fargo, North Dakota.

    MR. DUBROFF has served as a director of Enhance Financial since 1992 having previously served as a director of Enhance Financial from 1986 through 1991 and of Enhance Re from 1986 through 1992. Mr. Dubroff has since November 1993 served in various senior management capacities, currently as Executive Vice President, Chief Financial Officer and Chief Quality Officer, of The Shareholder Services Group, a subsidiary of First Data Corporation, a provider of high-volume information processing and related services. Previously thereto from 1992, he served as Chief Financial Officer of Securities Processing Group, a division of Shearson Lehman Brothers, Inc. ("Shearson"), and also as Executive Vice President of Shearson. Previously thereto from 1991, Mr. Dubroff served as a financial officer of American Express Information Services Corporation. Previously thereto from 1985, Mr. Dubroff served in various senior management capacities with various subsidiaries of Merrill Lynch & Co., Inc.

    MR. HARRIES has served as a director of Enhance Financial since 1991, having also served as a director of the Insurance Subsidiaries from 1986 until September 1995. He has been retired since 1986, having previously served from 1985 as President of Global Electronic Markets Company, a joint venture of McGraw-Hill and Citicorp dealing in electronic trading of commodities. Mr. Harries also serves as a trustee of the Equitable Funds, Inc. and the Hudson River Trust.

    MR. MARKIN has served as a director of Enhance Financial since 1986. He has since 1989 served as President of International Controls Corp. and its successor corporation, Great Dane. Mr. Markin serves as a director of Jackpot and DBC.

    MR. MARSICO has served as director of Enhance Financial since April 1995. He has served in various management capacities with U S WEST and its subsidiaries since 1988, currently as Vice President-Finance of U S WEST Financial Services, Inc. and U S WEST Real Estate, Inc.

    MR. MONUS has served as a director of Enhance Financial since March 1995. He has since 1988 served in various management capacities with Manufacturers Life and its subsidiaries, currently principally as Investment Vice President, U.S. Bonds, Investment Operations, of Manulife Financial.

    MR. SHIMA has served as a director of Enhance Financial since 1993. He has been an independent consultant since 1993, having previously thereto from 1992 served as Managing Director of Russell Miller, Inc., an investment banking concern specializing in the insurance industry. He previously served from 1963 as an officer of The Travelers Corporation, most recently, from 1985 to 1991, as Vice Chairman and Chief Investment Officer. Mr. Shima serves as a director of Connecticut Natural Gas Corporation and the Keystone Mutual Funds.

    MS. STAIT-GARDNER has served as a director of Enhance Financial since March 1995. She has since 1973 served in various management capacities with Manufacturers Life and its subsidiaries, currently principally as Senior Vice President and General Manager, Reinsurance Operations, of Manulife Financial

    MR. STUART has served as a director of Enhance Financial and Enhance Re since 1992, having also served as a director of Asset Guaranty since its inception until September 1995. He has for the last ten years served as an independent consultant regarding organizational and personnel matters. He served from 1990 to 1992 as Chairman of the Council of Management Advisors of Dean Witter Reynolds Inc. He is the founder and honorary chairman of Spencer Stuart Executive Recruiting Consultants and serves as a director of UST Inc.

    MS. WALLISON has served as a director of Enhance Financial since 1992, having also served as a director of each of the Insurance Subsidiaries since its inception until September 1995. She has since 1983 been a member of the law firm of Jones, Day, Reavis & Pogue, resident in its Washington, D.C. office.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of September 30, 1995 by (a) each shareholder known to Enhance Financial to be the beneficial owner, within the meaning of Section 13(d) of the Exchange Act, of more than 5% of the outstanding shares of Common Stock; (b) each director of Enhance Financial; (c) each of the five most highly compensated executive officers of Enhance Financial; and (d) all executive officers and directors of Enhance Financial as a group. Unless otherwise indicated, the address of each such person is c/o Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017.

                                                                                          NUMBER OF         PERCENT
NAME AND ADDRESS                                                                          SHARES (1)       OF CLASS
------------------------------------------------------------------------------------  ------------------  -----------
U S WEST, Inc. .....................................................................     5,430,800(2)           31.5
  7800 East Orchard Road
  Suite 200
  Englewood, Colorado 80111
Manufacturers Life Insurance Company ...............................................     2,561,745(2)           14.9
  200 Bloor Street, East
  Toronto, Ontario
  Canada M4W 1E5
The Capital Group Companies, Inc. ..................................................     1,013,000(3)            5.9
  333 South Hope Street
  Los Angeles, California 90071
Heine Securities Corporation .......................................................       977,700               5.7
  51 J.F.K. Parkway
  Short Hills, NJ 07078
Allan R. Tessler....................................................................       265,500(4)(5)         1.5
Daniel Gross........................................................................       341,800(4)            2.0
Wallace O. Sellers..................................................................       327,875(4)(6)         1.9
Robert M. Rosenberg.................................................................       102,850(4)          *
Samuel Bergman......................................................................        33,970(4)          *
Bernard L. Smith, Jr................................................................          29,375    (4)     *
James T. Anderson...................................................................           1,000    (7)     *
Arthur Dubroff......................................................................           6,000    (5)     *
Brenton W. Harries..................................................................           6,000    (5)     *
David R. Markin.....................................................................         113,000    (5)     *
Christopher J. Marsico..............................................................        --                *
Bruce D. Monus......................................................................        --                *
Richard J. Shima....................................................................           2,000    (8)     *
Zane Stait-Gardner..................................................................        --                *
Spencer R. Stuart...................................................................           6,000    (5)     *
Frieda K. Wallison..................................................................           9,400    (5)     *
All executive officers and directors as a group.....................................       1,352,425    (9)        7.8

------------------------
*   Less than 1%

(1) The table in this section is based upon information supplied by directors, officers and principal shareholders and Schedules 13D and 13G, if any, filed with the Commission. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2) The shares are owned directly by USWFS, an indirect wholly-owned subsidiary of U S WEST. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for information regarding a voting agreement to which all or a portion of such shares are subject and "-- Special Charter Provision" for information regarding special powers of U S WEST under Enhance Financial's certificate of incorporation. Assuming U S WEST delivers all of the shares of Common Stock to which this Prospectus relates, U S WEST will thereafter not own any shares of Common Stock. See "Plan of Distribution."

(3) Represents shares owned by various institutional investors as to which two wholly owned operating subsidiaries of the named shareholder exercise investment discretion. Such subsidiaries hold voting power with respect to 673,000 of such shares.

(4) Includes the shares set forth in: (a) Column A below issued to the named officer under the Company's Long-Term Incentive Plan for Key Employees (the "Incentive Plan") which have not vested, (b) Column B below issuable to the named officer upon the exercise of presently exercisable options granted under the Incentive Plan and (c) Column C below owned by such officer's wife and children or in trusts of which the named officer is a trustee.

NAME                                                    A          B          C
--------------------------------------------------  ---------  ---------  ---------
Allan R. Tessler..................................          0     13,500      2,000
Daniel Gross......................................     22,150    110,000     93,500
Wallace O. Sellers................................     31,250    147,375    145,250
Robert M. Rosenberg...............................      8,225     46,250        200
Samuel Bergman....................................          0     30,125        600
Bernard L. Smith, Jr..............................          0     29,375          0

(5) Includes 5,000 shares issuable upon the exercise of the presently exercisable portion of options granted to such director under the Company's Non-Employee-Director Stock Option Plan (the "Director Option Plan").

(6) Does not include 135,000 shares held in trust for the benefit of Mr. Sellers's children.

(7) Represents shares issuable upon the exercise of the presently exercisable portion of options granted to such director under the Director Option Plan.

(8) Includes 1,000 shares issuable upon the exercise of the presently exercisable portion of options granted to such director under the Director Option Plan.

(9) Includes 32,000 shares issuable to the directors who are not employees of the Company upon the exercise of the presently exercisable portion of options granted to them under the Director Option Plan; 424,875 shares issuable to the executive officers and one former executive officer upon the exercise of presently exercisable options granted to them under the Incentive Plan; 241,550 shares owned by spouses of four executive officers and one former executive officer, in trusts of which officers are trustees, or by executive officers or their spouses as custodians for their children; and 70,850 shares issued under the Incentive Plan which have not vested. Does not include 135,000 shares held for the benefit of the children of one former executive officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SPECIAL CHARTER PROVISION

    The certificate of incorporation of Enhance Financial grants to U S WEST the right to preclude the Company from entering into certain activities or owning an equity interest in any entity that engages in any such activity unless they are determined by U S WEST's legal counsel not to be prohibited to U S WEST and its subsidiaries under the Modification of Final Judgment (the "Judgment") entered in 1984 in connection with the settlement of the legal action entitled UNITED STATES V. WESTERN ELECTRIC COMPANY, INC. These activities consist of providing information services or long distance telephone service or manufacturing telecommunications equipment. Pursuant to the Judgment, American Telephone and Telegraph Company divested itself of, among other assets, its interest in what thereafter became the seven regional operating companies, of which U S WEST is one. Stock certificates issued by Enhance Financial since the date of adoption of the amendment to Enhance Financial's charter referred to above bear a legend generally describing the restrictions referred to in the first sentence of the preceding paragraph.

    The Company has not entered, and does not intend to enter, into any of the specified activities, and, accordingly, the aforesaid provision has not had any material effect on the business of the Company. At such time as USWFS ceases to own shares of Common Stock, Enhance Financial intends to propose at the next following meeting of shareholders the elimination of the aforesaid provision from the certificate of incorporation, which will require the vote of the holders of a majority of shares of Common Stock outstanding.

SHAREHOLDERS' AGREEMENT

    Enhance Financial and two of its shareholders, USWFS and Manufacturers Life (the "Shareholder Parties"), are parties to the Shareholders' Agreement, which requires each Shareholder Party to vote those shares of Common Stock owned by it which are subject to the Shareholders' Agreement at all elections of directors of Enhance Financial through 1998 in favor of two directors named by the other (with adjustments in such number if the size of the board is increased above 15 members). An aggregate of 6,992,545 shares of Common Stock are subject to the Shareholders' Agreement, of which 5,430,800 are owned by USWFS and 1,561,745 are owned by Manufacturers Life. USWFS will continue to vote the shares of Common Stock owned by it unless and until it delivers such shares pursuant to the terms of the DECS or otherwise disposes of such shares.

    Under the agreement if at any time through the year 2010 U S WEST is determined by the U.S. Department of Justice or a court of competent jurisdiction to be in violation of the Judgment by virtue of the activities of the Company, the Company will be obligated either to (a) curtail such activities or (b) locate a third party to repurchase the shares of Common Stock owned by USWFS or repurchase such shares at a price equal to the fair market value thereof as determined by an accounting firm reasonably acceptable to USWFS. See "Special Charter Provision" above in this section.

    The Shareholders' Agreement will terminate at such time as either of the Shareholder Parties sells or otherwise disposes of all of its shares of Common Stock subject to the Shareholders' Agreement or, if such shares are not so sold or otherwise disposed of, in 2010 or at such earlier time, if any, that either of the Shareholder Parties owns more than 50% of the outstanding Common Stock. As a result of the Shareholders' Agreement, the Shareholder Parties may be deemed to constitute a control group of Enhance Financial pursuant to the Exchange Act.

REGISTRATION RIGHTS AGREEMENT

    The shares of Common Stock offered hereby are being registered pursuant to a registration rights agreement, dated October 31, 1986, as amended, among Manufacturers Life, USWFS and certain other of Enhance Financial's shareholders. Following the offering of the Common Stock hereby, Manufacturers Life will have one demand registration right and Manufacturers Life and U S WEST will have unlimited piggyback registration rights, subject to certain limitations. Substantially all of the expenses of the offering made hereby and any future demand or piggyback registration are to be borne by Enhance Financial. The registration rights agreement contains cross-indemnification covenants by Enhance Financial on the one hand and the shareholder parties thereto on the other for damages sustained and expenses incurred resulting from material misstatements or omissions in connection with any such offering.

ADVISORY SERVICES

    An affiliate of Manufacturers Life performs investment advisory services in the ordinary course of its business for the Company. Such services are performed pursuant to a written advisory agreement the terms and provisions of which are no less favorable to the Company than those currently in effect in agreements for comparable services between the Company and unaffiliated entities. For its services, such shareholder's affiliate, Manufacturers Advisory Corp., received fees aggregating approximately $358,000 in fiscal year 1994.

REINSURANCE OF FSA BUSINESS

    FSA, a financial guaranty insurer and 62%-owned indirect subsidiary of U S WEST, reinsures a portion of its business with the Company, all on terms and provisions equivalent to those in comparable transactions currently in effect with unaffiliated entities. FSA accounted for 9.0% and 8.5% of the Company's total gross premiums written in the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. The Company believes that it and FSA conduct their business with each other on an arm's-length basis and with terms no more favorable to the other than would be the case absent the aforesaid relationship. However, no assurance can be given that conflicts of interest may not develop in the future or that the business conducted with FSA may not diminish in future periods regardless of whether payment of the DECS is made in the form of shares of Common Stock. See "Business -- Reinsurance of Monoline Financial Guaranty Insurers" and "Security Ownership of Certain Beneficial Owners and Management."

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among Enhance Financial, U S WEST and Salomon Brothers Inc, U S WEST has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the number of DECS set forth below:

                                                                                               NUMBER OF
                                        UNDERWRITER                                              DECS
--------------------------------------------------------------------------------------------  -----------
Salomon Brothers Inc........................................................................
                                                                                                4,900,000
                                                                                              -----------
                                                                                              -----------

    In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the DECS offered pursuant to the DECS Prospectus if any of the DECS are purchased.

    U S WEST has been advised by the Underwriter that it proposes to offer the DECS directly to the public initially at the public offering price set forth on the cover of the DECS Prospectus and to certain dealers at such price less a concession not in excess of $ per DECS. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $ per DECS to other dealers. After the initial public offering, such public offering price and such concession and reallowance may be changed.

    U S WEST and Enhance Financial have agreed not to offer for sale, sell or contract to sell, or otherwise dispose of, or announce the offering of, without the prior written consent of the Underwriter, any shares of Common Stock or any securities convertible into or exchangeable for, or warrants to acquire, Common Stock for a period of days after the date of this Prospectus; provided, however, that such restriction shall not affect the ability of (i) U S WEST, Enhance Financial or their respective subsidiaries to take any such actions in connection with the offering of the DECS made pursuant to the DECS Prospectus or any exchange at maturity pursuant to the terms of the DECS or (ii) Enhance Financial to take any such actions in connection with any employee stock option plan, stock ownership plan or dividend reinvestment plan of Enhance Financial in effect at the date of this Prospectus.

    U S WEST has granted to the Underwriter an option, exercisable for the 30-day period after the date of the DECS Prospectus, to purchase up to an additional 530,800 DECS from U S WEST, at the same price per DECS as the initial DECS to be purchased by the Underwriter. The Underwriter may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered pursuant to the DECS Prospectus.

    The DECS will be a new issue of securities with no established trading market. The Underwriter intends to make a market in the DECS, subject to applicable laws and regulations. However, the

Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given as to the liquidity of such market.

    For a description of the terms on which the DECS will be exchanged at maturity for shares of Common Stock (or the cash equivalent) see a description of the DECS in the DECS Prospectus.

    The Underwriting Agreement provides that U S WEST and Enhance Financial will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof.

    The Underwriter has from time to time performed various investment banking and financial advisory services for U S WEST, Enhance Financial and their respective affiliates, for which customary compensation has been received.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for Enhance Financial by Samuel Bergman, Esq., Executive Vice President and General Counsel of the Company. Mr. Bergman, together with members of his immediate family, owns an aggregate of 3,850 shares of Common Stock and holds options to purchase an additional 77,000 shares of Common Stock.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports relating thereto, and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                          GLOSSARY OF INSURANCE TERMS

Acquisition costs............  All expenses incurred by an insurance or reinsurance company that vary with and are primarily related to the production of business.
Asset-backed debt obligation
 or asset-backed debt
 security....................  A debt instrument that is supported by a pool of assets, such as automobile loans or single-family mortgage loans.
                               The payments on the assets produce the revenue stream that services the interest and principal on the asset-backed debt obligation.
Capacity.....................  The measure of an insurer's financial strength to issue contracts of insurance, usually determined by the largest
                               amount acceptable on a given risk or, in certain other
                               situations, by the maximum volume of business it is prepared to accept.
Cede.........................  To pass on to a reinsurer all or part of the insurance written by an insurer (the ceding insurer) with the object of reducing the possible liability of the latter. "Cessions"
                               is the noun equivalent of the verb "cede."
Ceded premiums...............  Premiums transferred under reinsurance policies in connection with the transfer by an insurance company of a
                               portion of its insured risk to another insurer (the
                               reinsurer).
Ceding commission............  The consideration paid by an assuming company to a ceding company to cover acquisition costs related to business
                               assumed under a reinsurance or retrocession contract.
Ceding company...............  A reinsured, synonymous with cedent.
Combined ratio...............  The sum of the loss ratio and the expense ratio on either a
                               SAP or a GAAP basis, as the case may be.
Contingency reserve..........  A reserve used in SAP accounting designed to protect policyholders against the effect of excessive losses
                               occurring during adverse economic cycles.
Credit enhancement...........  A form of financial guaranty whereby the quality of a security is upgraded through the use of an insurance policy or letter of credit.
Credit rating................  An alphabetic system used by major rating agencies to categorize the creditworthiness of an issuer of a specific obligation. A credit rating of BBB or Baa or better is
                               considered an investment grade rating, meaning the
                               securities have been analyzed and are regarded as having
                               adequate capacity to provide timely payment of debt service.
                               A credit rating below BBB or Baa is considered a speculative grade rating, meaning there is a greater vulnerability to
                               default.
Earned premium...............  The portion of net premiums that is recognized as income during a given period. The amount of earned premium in a
                               given period is determined differently under SAP and under
                               GAAP.

Excess of loss reinsurance
 (also known as "non-
 proportional
 reinsurance")...............  A generic term describing reinsurance which, subject to a specified limit, indemnifies the ceding company against all or a portion of the amount in excess of a specified
                               retention. The term includes various types of reinsurance, such as catastrophe reinsurance, per risk reinsurance, per occurrence reinsurance, and aggregate excess of loss
                               reinsurance and should not be confused with "surplus share,"
                               which always refers to a pro rata form of reinsurance.
Export financing.............  Transactions that finance the export of goods. The guarantor typically guaranties the payment obligation of the importer or buyer of certain specified goods, which obligation can
                               extend for up to several years.
Facultative reinsurance......  Involves individual risks offered to the reinsurer which the latter is under no obligation to accept.
Financial guaranty...........  The promise to make payments to the holders of a debt, loan or other similar financial instrument in the event the
                               borrower or underlying obligor fails to do so.
GAAP.........................  Generally accepted accounting principles as defined by the
                               American Institute of Certified Public Accountants, the
                               Financial Accounting Standards Board and other recognized
                               accounting literature. See "SAP."
GAAP expense ratio...........  The quotient derived by dividing underwriting and operating expenses by net premiums earned.
Gross premiums written.......  All premiums arising from policies issued and from reinsurance business assumed.
Guarantor....................  The entity, such as an insurance company, that promises to pay on an obligation in the event the obligor fails to do
                               so.
Incurred losses..............  Losses which have already occurred and which have or will result in a claim under the terms of an insurance policy or a reinsurance agreement.
Insurance in force or
 exposure....................  Principal outstanding and interest to be paid over the remaining life of a given obligation in respect of
                               obligations insured and reinsured by the Company, net of
                               refunded debt obligations, retrocessions, redemptions and
                               repayments.
Issuer.......................  A municipality or corporation or other entity that is the obligor on a debt issuance to the capital markets.
Leverage ratio...............  The ratio of insurance in force to qualified statutory capital.
Loss adjustment expenses or
 LAE.........................  The estimated expenses of settling claims, including legal and other fees and general expenses.
Loss ratio...................  The quotient derived by dividing losses and loss adjustment expenses incurred by net premiums earned on either a SAP or a GAAP basis, as the case may be.

Loss reserve.................  For an individual loss, an estimate of the amount the insurer expects to pay for the reported claim. For total
                               losses, estimates of expected payments for reported and
                               unreported claims. May include amounts for loss adjustment expenses. See "Incurred losses."
Monoline financial guaranty
 insurer.....................  A property/casualty insurer which operates in areas of bond insurance and closely related lines, and which has no
                               exposure resulting from other general property/casualty
                               lines of business. Monoline financial guaranty insurer
                               traditionally referred to a writer of municipal bond
                               insurance, but currently includes, as well, insurers of
                               asset-backed debt obligations.
Net premiums written.........  Total premiums for insurance written and reinsurance assumed during a given period less total premiums for insurance and reinsurance ceded to others during such period.
Obligor......................  The entity required to make payments under a debt, loan or other similar financial instrument.
Policyholders' or statutory
 surplus.....................  The excess of total assets over total liabilities, determined in accordance with SAP.
Premiums earned..............  The portion of net premiums written during or prior to a given period which was actually earned during such period.
Proportional reinsurance.....  A generic term describing all forms of reinsurance in which the reinsurer shares an agreed percentage of original
                               premiums and losses (usually from first dollar of loss) of the ceding company. Proportional reinsurance is usually in the form of quota share reinsurance but may also be in the form of surplus share.
Qualified statutory
 capital.....................  The sum of policyholders' or statutory surplus and contingency reserves.
Quota share..................  A form of proportional reinsurance in which the reinsurer assumes an agreed percentage of each risk being insured and shares all premiums and losses accordingly with the
                               reinsured.
Reclamation bond.............  With respect to strip coal mines, an obligation to pay for the restoration of the mine site in accordance with
                               applicable state and federal regulations should the insured
                               (the miner) fail to do so. The financial obligation is up
                               to, but does not exceed the stated amount of the reclamation bond.
Reinsurance..................  The practice whereby one party, called the reinsurer or assuming company, in consideration of a premium paid to such party, agrees to indemnify another party, called the ceding company, for part or all of the liability of the ceding
                               company under a policy or policies of insurance which it has issued.
Residual value insurance.....  Insurance that guaranties a minimum value for an asset or pool of assets at a particular point in time, such as at the expiration date of a lease with respect to such asset or
                               assets.
Retrocession.................  The transaction whereby a reinsurer cedes to another reinsurer (the retrocessionaire) all or part of the
                               reinsurance the ceding insurer has previously assumed.

SAP..........................  Statutory Accounting Practices required by state law which must be followed by insurance companies in submitting their financial statements to state insurance departments. These differ from GAAP in some important respects.
Surety.......................  A line of insurance in which the obligor promises to perform the obligations of a third party under a contractual
                               agreement should the third party fail to do so. A surety is similar in form to a financial guaranty, the essential
                               difference being that financial guaranties apply to
                               third-party obligations which are of a financial nature.
Surplus share................  A form of proportional reinsurance indemnifying the ceding company against loss for the surplus liability ceded.
Treaty reinsurance...........  A form of reinsurance which is effected through a single contract for a period of time, usually one year, under which the reinsurer agrees, in advance, to accept an agreed
                               portion, on either a pro-rata or excess basis, of an
                               enumerated type of risk insured by the reinsured during the period.
Underwriting.................  The insurer's or reinsurer's process of reviewing submissions for insurance coverage, deciding whether to
                               accept all or part of the coverage requested and determining the applicable premiums; also refers to the acceptance of
                               such coverage.
Underwriting expense.........  The aggregate of the portion of administrative, general, and other expenses attributable to insurance underwriting
                               operations.
Unearned premiums............  A  reserve  account  that contains  the  portion  of premium attributable to the  unexpired period of  policies that  has been collected by an insurer but has not yet been recognized as earned premiums and accounted for as revenues.

    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  ------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          2
Prospectus Summary.............................          4
Risk Factors...................................          7
Use of Proceeds................................         10
Price Range of Common Stock and Dividends......         11
Capitalization.................................         12
Selected Historical Consolidated Financial
 Information...................................         13
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         14
Financial Guaranty Industry Overview...........         21
Business.......................................         25
Accounting.....................................         40
Insurance Regulatory Matters...................         41
Directors and Executive Officers...............         44
Security Ownership of Certain Beneficial Owners
 and Management................................         47
Certain Relationships and Related
 Transactions..................................         48
Plan of Distribution...........................         50
Legal Matters..................................         51
Experts........................................         51
Glossary of Insurance Terms....................         52

4,900,000 SHARES

ENHANCE FINANCIAL SERVICES
GROUP INC.

COMMON STOCK
($.10 PAR VALUE)

              [LOGO]

PROSPECTUS
DATED            , 1995

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U S WEST OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U S WEST SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Risk Factors Relating to DECS.................        S-3
U S WEST, Inc.................................        S-5
Enhance Financial Services Group Inc..........        S-6
Relationship Between U S WEST and Enhance.....        S-7
Capitalization................................        S-8
Summary Financial Data........................        S-9
Price Range and Dividend History of Enhance
  Common Stock................................       S-10
Use of Proceeds...............................       S-10
Description of the DECS.......................       S-11
Certain United States Federal Income Tax
  Considerations..............................       S-17
Plan of Distribution..........................       S-20
Legal Opinions................................       S-21

                       PROSPECTUS
Available Information.........................          2
Incorporation of Certain Documents by
  Reference...................................          3
U S WEST, Inc.................................          4
Ratio of Earnings to Fixed Charges............          5
Use of Proceeds...............................          5
Description of Debt Securities................          5
Plan of Distribution..........................         10
Legal Opinions................................         11
Experts.......................................         11
Appendix A

4,900,000 DECS-SM-
(DEBT EXCHANGEABLE FOR
COMMON STOCK-SM-)

U S WEST, INC.

   % EXCHANGEABLE NOTES
DUE              , 1998

[LOGO]

PROSPECTUS SUPPLEMENT

DATED             , 1995

------------------------------------------

SALOMON BROTHERS INC
------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Filing Fee....................  $ 172,415
Rating Agency Fees...............................................    100,000
Blue Sky Fees and Expenses.......................................     20,000
Trustee's Expenses...............................................     30,000
Printing and Engraving Fees......................................    100,000
Accounting Fees and Expenses.....................................     25,000
Legal Fees and Expenses..........................................    100,000
Miscellaneous....................................................      2,585
                                                                   ---------
    Total........................................................  $ 550,000
                                                                   ---------
                                                                   ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The By-laws of U S WEST provide for the indemnification of directors and officers to the extent permissible under applicable law. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act (the "CBCA") specify the circumstances under which a corporation may indemnify its directors, officers, employees, fiduciaries or agents. For acts done in a person's "official capacity," the CBCA generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation's best interests. In criminal actions or proceedings, the CBCA imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification can be made, except that in a proceeding by or in the right of the corporation, indemnification for reasonable expenses incurred in connection with such proceeding is permitted. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding.

    The directors and officers of U S WEST are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by U S WEST.

    Any agents, dealers or underwriters who execute an underwriting or other distribution agreement in connection with an offering of Debt Securities will agree to indemnify U S WEST's directors and their officers who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to U S WEST by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

    Exhibits identified in parentheses below are on file with the Securities and Exchange Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.


 *4-A         --      Form of Indenture between U S WEST, Inc. and The First National Bank of
                      Chicago, as Trustee
**4-B         --      Form of Supplemental Indenture between U S WEST, Inc. and The First
                      National Bank of Chicago, as Trustee, for an offering of Debt Exchangeable for Common Stock
 *5           --      Opinion of Stephen E. Brilz

 (12)         --      Computation of Ratio of Earnings to Fixed Charges of U S WEST, Inc.
                      (Exhibit 12 to Form 10-K for the year ending December 31, 1994 and Exhibit
                      12 to Form 10-Q for the quarter ending June 30, 1995, File No. 1-8611)
 *23-A        --      Consent of Coopers & Lybrand L.L.P.
 *23-B        --      Consent of Ernst & Young LLP
 *23-C        --      Consent of Arthur Andersen LLP
 *23-D        --      Consent of KPMG Peat Marwick LLP
 *23-E        --      Consent of Stephen E. Brilz is contained in the opinion of counsel filed as Exhibit 5
 *24          --      Powers of Attorney
 *25          --      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee under the
                      Indenture


------------------------

 * Filed previously.



** To be filed by amendment.


ITEM 17.  UNDERTAKINGS.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of U S WEST's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided,  however, that  the undertakings set  forth in  paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by U S WEST, Inc. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U S WEST, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 6TH DAY OF OCTOBER, 1995.


                                          U S WEST, Inc.

                                          By         /s/ STEPHEN E. BRILZ

                                            ------------------------------------
                                                      Stephen E. Brilz
                                                    Assistant Secretary

    PURSUANT  TO  THE  REQUIREMENTS  OF   THE  SECURITIES  ACT  OF  1933,   THIS
REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING DIRECTORS AND OFFICERS OF U S WEST, INC. IN THE CAPACITIES AND ON THE DATE INDICATED.


PRINCIPAL EXECUTIVE OFFICER:

    RICHARD D. MCCORMICK*            Chairman of the Board,
                                      President and Chief
                                      Executive Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

    JAMES T. ANDERSON*               Acting Executive Vice
                                      President and Chief
                                      Financial Officer

DIRECTORS:

    RICHARD B. CHENEY*
    REMEDIOS DIAZ-OLIVER*
    GRANT A. DOVE*
    ALLAN D. GILMOUR*
    PIERSON M. GRIEVE*
    SHIRLEY M. HUFSTEDLER*
    ALLEN F. JACOBSON*
    RICHARD D. MCCORMICK*
    MARILYN CARLSON NELSON*
    FRANK POPOFF*
    JERRY O. WILLIAMS*

*By        /s/ STEPHEN E.
    BRILZ
 ----------------------------------
         Stephen E. Brilz
         Attorney-in-Fact

Dated: October 6, 1995